   As filed with the Securities and Exchange Commission on April 14, 1995

                                          REGISTRATION NO. 33-________

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                          ________________________

                                  FORM S-4

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                          ________________________
                            CITY HOLDING COMPANY
           (Exact name of registrant as specified in its charter)
                          ________________________

      WEST VIRGINIA                                6711                         55-0619957
  (State or other jurisdiction          (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)        Classification Code Number)       Identification No.)


                        3601 MACCORKLE AVENUE, S.E.
                      CHARLESTON, WEST VIRGINIA 25304
                             (304) 925-6611
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ________________________
                               STEVEN J. DAY
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CITY HOLDING COMPANY
                         3601 MACCORKLE AVENUE, S.E.
                      CHARLESTON, WEST VIRGINIA 25304
                             (304) 925-6611
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ________________________
                                  Copy to:
     LATHAN M. EWERS, JR.                DEBORAH A. SINK
     HUNTON & WILLIAMS                   BOWLES, RICE, MCDAVID, GRAFF & LOVE
     951 EAST BYRD STREET                16TH FLOOR COMMERCE SQUARE
                                         RICHMOND, VIRGINIA  23219-4074
                                         P.O. BOX 1386
                                         CHARLESTON, WEST VIRGINIA 25325-1386
                          ________________________

      Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]
                         _________________________
                      CALCULATION OF REGISTRATION FEE

  Title of Each Class                          Proposed Maximum      Proposed Maximum      Amount of
     of Securities           Maximum Amount       Offering Price           Aggregate        Registration
   To Be Registered         To Be Registered         Per Unit           Offering Price          Fee
    Common Stock            950,000 shares(1)       $ 17.33(2)            $16,463,500(2)       $5,678
  ($2.50 par value)

Rights to Purchase Junior    950,000 rights            N/A                     N/A               N/A
 Participating Cumulative
Preferred Stock, Series A
  ($25.00 Par Value)(3)

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the transactions described herein.
(2) Estimated in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee, using the per share book value of First Merchants Bancorp, Inc. common stock at March 31, 1995, and assuming no cash will be paid by City Holding Company in the exchange.
(3)  The Rights will be attached to and trade with the Common Stock.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            CITY HOLDING COMPANY

                           CROSS-REFERENCE SHEET

                                    Caption(s) or Location in Joint Proxy
     Item of Form S-4               Statement/Prospectus
1.   Forepart of Registration       Facing Page; Cross Reference
     Statement and Outside Front    Sheet; Outside Front Cover
     Cover Page of Joint Proxy      Page
     Statement/Prospectus

2.   Inside Front and Outside       Inside Front Cover Page; Table
     Back Cover Pages of Joint      of Contents; Available
     Proxy Statement/Prospectus     Information; Incorporation of
                                    Certain Information by
                                    Reference

3.   Risk Factors, Ratio of         Summary; Selected Financial
     Earnings to  Fixed Charges     Data
     and Other Information

4.   Terms of the Transaction       Summary; The Merger; City
                                    Holding Capital Stock;
                                    Comparative Rights of
                                    Shareholders; Incorporation of
                                    Certain Information by
                                    Reference; Annex I; Annex II

5.   Pro Forma Financial            Pro Forma Condensed
     Information                    Consolidated Financial
                                    Statements (Unaudited)

6.   Material Contacts with the     Not Applicable
     Company Being Acquired

7.   Additional Information         Not Applicable
     Required for Reoffering by
     Persons and Parties Deemed
     to be Underwriters

8.   Interests of Named Experts     The Merger; Legal Opinions
     and Counsel

9.   Disclosure of Commission       Not Applicable
     Position on Indemnification
     for Securities Act
     Liabilities

10.  Information with Respect       Not Applicable
     to S-3 Registrants

11.  Incorporation of Certain       Not Applicable
     Information by Reference

12.  Information with Respect       Business of City Holding;
     to S-2 or S-3                  Supervision and Regulation;
     Registrants                    Selected Financial Data; City
                                    Holding Capital Stock; City
                                    Holding Management's
                                    Discussion and Analysis of
                                    Financial Condition and
                                    Results of Operation; City
                                    Holding Market Price and
                                    Dividend Information; City
                                    Holding Audited Consolidated
                                    Financial Statements

13.  Incorporation of Certain       Incorporation of Certain
     Information by Reference       Information by Reference

14.  Information with Respect       Not Applicable
     to Registrants Other
     than S-3 or S-2
     Registrants

15.  Information with Respect       Not Applicable
     to S-3 Companies

16.  Information with Respect       Not Applicable
     to S-2 or S-3 Companies

                                    Caption(s) or Location in Joint Proxy
     Item of Form S-4               Statement/Prospectus
17.  Information with Respect       Business of FMB; Properties of
     to Companies other than        FMB; FMB Management's
     S-2 or S-3 Companies           Discussion and Analysis of
                                    Financial Condition and
                                    Results of Operation; FMB
                                    Audited Financial Statements;
                                    Legal Proceedings Concerning
                                    FMB; Market for FMB Common
                                    Stock and Related Stockholder
                                    Matters

18.  Information if Proxies,        Summary; The Shareholder
     Consents or                    Meetings; Dissenters' Rights;
     Authorizations are to be       Annex IV; The Merger; City
     Solicited                      Holding Ownership of Equity
                                    Securities; FMB Ownership of
                                    Equity Securities; Election of
                                    City Holding Directors;
                                    Executive Officers of City
                                    Holding; City Holding
                                    Executive Compensation; City
                                    Holding Performance Graph;
                                    City Holding Employment
                                    Agreements; City Holding
                                    Certain Relationships and
                                    Related Transactions; FMB
                                    Certain Relationships and
                                    Related Transactions

19.  Information if Proxies,        Not Applicable
     Consents or
     Authorizations are not
     to be Solicited, or in
     an Exchange Offer

                 [FIRST MERCHANTS BANCORP, INC. LETTERHEAD]
                    Fourth Avenue and Washington Street
                      Montgomery, West Virginia  25136

                                                               June 1, 1995


Dear Shareholders:

          We cordially invite you to attend a special meeting of shareholders of First Merchants Bancorp, Inc. ("FMB") to be held at FMB's corporate headquarters at Fourth Avenue and Washington Street, Montgomery, West Virginia, on June 29, 1995, at 4:30 p.m. for the purpose of considering the proposal by which FMB will merge with and into City Holding Company, a bank holding company headquartered in Charleston, West Virginia ("City Holding"), and the shareholders of FMB will become shareholders of City Holding.

          Upon consummation of the proposed merger, each FMB shareholder will be entitled to receive for each share of FMB Common Stock, 1.60 shares of City Holding Common Stock. The terms of the proposed merger are explained in detail in the accompanying Joint Proxy Statement/Prospectus that we urge you to read carefully.

          Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. In the event you execute a proxy and subsequently find you can attend the meeting, you may revoke your proxy and vote at the meeting if you wish. Only shareholders of record as of May 15, 1995, are entitled to notice of and to vote on matters to be transacted at the annual meeting.

          Your Board of Directors is unanimously of the opinion that City Holding Common Stock, which will be more widely traded than FMB Common Stock following the proposed merger, is a desirable security for our shareholders. Further, we believe that the depth of services and support that the combination of FMB and City Holding can bring to our market area exceed those which FMB alone can offer to its customers. CONSEQUENTLY, THE BOARD URGES YOU TO VOTE FOR THE MERGER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                          Sincerely,


                                          George F. Davis
                                          Chief Executive Officer
                                          First Merchants Bancorp, Inc.

                       FIRST MERCHANTS BANCORP, INC.
                    Fourth Avenue and Washington Street
                      Montgomery, West Virginia  25136

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held June 29, 1995

TO THE SHAREHOLDERS OF FIRST MERCHANTS BANCORP, INC.:

          Notice is hereby given that, pursuant to call of its Board of Directors, a special meeting of shareholders of First Merchants Bancorp, Inc. ("FMB") will be held at FMB's corporate headquarters at Fourth Avenue and Washington Street on June 29, 1995, at 4:30 p.m. for the following purposes:

          1. Proposed Merger. To consider and vote upon the Agreement and Plan of Reorganization, dated as of March 14, 1995, and the Plan of Merger attached thereto (the "Agreement") providing for the merger of FMB with City Holding Company, a West Virginia corporation. The Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

          2. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

          Only those FMB shareholders of record at the close of business on May 15, 1995, shall be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

          THE BOARD OF DIRECTORS OF FMB UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FMB COMMON STOCK VOTE TO APPROVE THE ABOVE PROPOSAL.

                                          By Order of the Board of
                                              Directors,


                                          _______________________
                                          Secretary
June 1, 1995
Montgomery, West Virginia

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

                     [CITY HOLDING COMPANY LETTERHEAD]
                        3601 MacCorkle Avenue, S.E.
                      Charleston, West Virginia  25304

                                                               June 1, 1995

Dear Shareholders:

          We cordially invite you to attend the annual meeting of shareholders of City Holding Company ("City Holding") to be held at City Holding's corporate headquarters located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, on June 29, 1995, at 4:00 p.m. for the purpose of considering the approval of an Agreement and Plan of Reorganization that provides for the merger of First Merchants Bancorp, Inc., a West Virginia corporation headquartered in Montgomery, West Virginia, into City Holding, thereby allowing City Holding to acquire FMB's subsidiary, Merchants National Bank, a national banking association. The approximately 950,000 additional shares to be issued in the merger represent approximately 24% of the City Holding Common Stock outstanding on December 31, 1994, and shareholder approval of the merger is a condition to consummation of the acquisition.

          Shareholders also will be asked to elect four Class III Directors to the Board of Directors to serve three year terms, to ratify the Board of Directors' appointment of Ernst & Young LLP as auditors for City Holding for 1995, and to transact such other business as may properly come before the meeting or any adjournment thereof.

          If you cannot attend the meeting in person, please complete the enclosed proxy and return it in the accompanying postage-paid envelope so that your shares will be represented at the meeting. Only holders of City Holding Common Stock of record at the close of business on May 15, 1995 are entitled to notice of and to vote on matters to be transacted at the Annual Meeting.

          Your Board of Directors is unanimously of the opinion that the proposed transaction with FMB would be beneficial to City Holding's shareholders. CONSEQUENTLY, THE BOARD URGES YOU TO VOTE FOR THE MERGER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                          Sincerely,


                          Steven J. Day
                          President and Chief Executive Officer,
                          City Holding Company

                            CITY HOLDING COMPANY
                        3601 MacCorkle Avenue, S.E.
                      Charleston, West Virginia  25304

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 29, 1995

TO THE SHAREHOLDERS OF CITY HOLDING COMPANY:

          Notice is hereby given that, pursuant to call of its Board of Directors, the annual meeting of shareholders of City Holding Company ("City Holding") will be held at City Holding's corporate headquarters located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, on June 29, 1995, at 4:00 p.m. for the following purposes:

          1. Proposed Merger. To consider and vote upon the Agreement and Plan of Reorganization, dated as of March 14, 1995, and the Plan of Merger attached thereto (the "Agreement") providing for the merger of First Merchants Bancorp, Inc. into City Holding. The Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

          2. Election of Directors. To elect four Class III Directors to the Board of Directors to serve three-year terms.

          3. Ratification of Auditors. To ratify the Board of Directors' appointment of Ernst & Young LLP as auditors for City Holding for 1995; and

          4. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

          Only holders of City Holding Common Stock of record at the close of business on May 15, 1995 are entitled to notice of and to vote on matters to be transacted at the Annual Meeting of any postponement or adjournment thereof. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with instructions, if any. In the absence of instructions, the proxies will be voted FOR Items One through Three as described in the accompanying Joint Proxy Statement/Prospectus.

                                          By Order of the Board of
                                             Directors,


                                          Otis L. O'Connor
                                          Secretary
June 1, 1995
Charleston, West Virginia

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.







                           JOINT PROXY STATEMENT

          CITY HOLDING COMPANY              FIRST MERCHANTS BANCORP, INC.
          ANNUAL MEETING                    SPECIAL MEETING
          TO BE HELD ON                     TO BE HELD ON
          JUNE 29, 1995                     JUNE 29, 1995
                           ______________________

                                 PROSPECTUS
                                     OF
                            CITY HOLDING COMPANY

                                COMMON STOCK
                           _____________________


     This Joint Proxy Statement/Prospectus is being furnished to the holders of common stock, $2.00 par value (the "FMB Common Stock"), of First Merchants Bancorp, Inc. a West Virginia corporation ("FMB"), in connection with the solicitation of proxies by the Board of Directors of FMB for use at a special meeting of FMB shareholders to be held at 4:30 p.m., on June 29, 1995, at FMB's corporate headquarters at Fourth Avenue and Washington Street, Montgomery, West Virginia (the "FMB Special Meeting").

     This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock, par value $2.50 per share (the "City Holding Common Stock"), of City Holding Company, a West Virginia corporation ("City Holding"), in connection with the solicitation of proxies by the Board of Directors of City Holding for use at the annual meeting of City Holding's shareholders to be held at City Holding's corporate headquarters located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304 on June 29, 1995, at 4:00 p.m. (the "City Holding Annual Meeting" and, together with the FMB Special Meeting, the "Shareholder Meetings").

     At the Shareholder Meetings, the shareholders of record of City Holding Common Stock as of the close of business on May 15, 1995, and the shareholders of record of FMB Common Stock as of the close of business on May 15, 1995, will consider and vote upon, among other things, a proposal to approve the Agreement and Plan of Reorganization (the "Agreement") dated as of March 14, 1995, by and among City Holding, FMB and Merchants National Bank ("Merchants"), a national banking association wholly-owned by FMB pursuant to which FMB will merge into City Holding and the holders of shares of FMB Common Stock will receive City Holding Common Stock in exchange therefor. Upon consummation of the Merger, which is expected to occur on June 30, 1995, each outstanding share of FMB Common Stock (other than shares held by City Holding or in FMB's treasury and other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with West Virginia law ("Dissenting Shares")) shall be converted into 1.60 shares of City Holding Common Stock. For a description of the Agreement, which is included herein in its entirety as Annex I to this Joint Proxy Statement/Prospectus, see "THE MERGER."


                                    -i-







     This Joint Proxy Statement/Prospectus also constitutes a prospectus of City Holding with respect to the shares of City Holding Common Stock to be issued to shareholders of FMB in connection with the Merger. The outstanding shares of City Holding Common Stock are, and the shares offered hereby will be, traded on The Nasdaq National Market.

     All information contained in this Joint Proxy Statement/Prospectus relating to City Holding and its subsidiaries has been supplied by City Holding, and all information relating to FMB and Merchants has been supplied by FMB and Merchants. This Joint Proxy Statement/Prospectus and the accompanying proxy appointment cards are first being mailed to shareholders of City Holding and FMB on or about June 1, 1995.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF CITY HOLDING COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

   The date of this Joint Proxy Statement/Prospectus is __________, 1995.


                                    -ii-







     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Prospectus, and if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                             TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . .   1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . .  11

THE SHAREHOLDER MEETINGS  . . . . . . . . . . . . . . . . . . . . . . .  14
     FMB Special Meeting  . . . . . . . . . . . . . . . . . . . . . . .  14
     City Holding Annual Meeting  . . . . . . . . . . . . . . . . . . .  15
     Votes Required . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . .  17

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Background and Reasons for the Merger  . . . . . . . . . . . . . .  19
     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . .  20
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Exchange Ratio and Conversion of Shares  . . . . . . . . . . . . .  23
     Business of FMB and Merchants Pending the Merger . . . . . . . . .  24
     Conditions to Consummation of the Merger . . . . . . . . . . . . .  25
     Stock Option Agreements  . . . . . . . . . . . . . . . . . . . . .  27
     Waiver and Amendment; Termination  . . . . . . . . . . . . . . . .  28
     Management and Operations after the Merger . . . . . . . . . . . .  29
     Interests of Certain Persons in the Merger . . . . . . . . . . . .  29
     Certain Federal Income Tax Consequences  . . . . . . . . . . . . .  30

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) . . .  31

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  36

CITY HOLDING CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . .  38
     Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  39
     Preferred Stock Purchase Rights Plan; Change of Control  . . . . .  39
     Reports to Shareholders  . . . . . . . . . . . . . . . . . . . . .  40
     Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . .  40
COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . .  40
     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     Directors and Classes of Directors . . . . . . . . . . . . . . . .  41
     Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . .  41
     Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . .  42
     Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     Conversion; Redemption; Sinking Fund . . . . . . . . . . . . . . .  42
     Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . .  42
     Dividends and Other Distributions  . . . . . . . . . . . . . . . .  43
     Shareholder Meetings . . . . . . . . . . . . . . . . . . . . . . .  43
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Director Exculpation . . . . . . . . . . . . . . . . . . . . . . .  44

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . .  44
     Limits on Dividends and Other Payments . . . . . . . . . . . . . .  45
     Capital Requirements . . . . . . . . . . . . . . . . . . . . . . .  46
     FIRREA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     Bank Holding Companies . . . . . . . . . . . . . . . . . . . . . .  48
     Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . .  49
     Governmental Policies  . . . . . . . . . . . . . . . . . . . . . .  49

BUSINESS OF CITY HOLDING  . . . . . . . . . . . . . . . . . . . . . . .  50

CITY HOLDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATION . . . . . . . . . . . . . . . .  53
     Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     Interest-Earning Assets and Interest-Bearing Liabilities . . . . .  54
     Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . .  55
     Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Loan Loss Analysis . . . . . . . . . . . . . . . . . . . . . . . .  59
     Liquidity and Interest Rate Sensitivity  . . . . . . . . . . . . .  61
     Other Income and Expenses  . . . . . . . . . . . . . . . . . . . .  64
     Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . .  65
     Inflation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

CITY HOLDING MARKET PRICE AND DIVIDEND INFORMATION  . . . . . . . . . .  67

CITY HOLDING OWNERSHIP OF EQUITY SECURITIES . . . . . . . . . . . . . .  69

BUSINESS OF FMB . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

PROPERTIES OF FMB . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

FMB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATION . . . . . . . . . . . . . . . . . . . . . . .  71
     Summary of Changes in Financial Position . . . . . . . . . . . . .  71
     Summary of Results of Operations . . . . . . . . . . . . . . . . .  72
     Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . .  72
     Provision for Loan Losses  . . . . . . . . . . . . . . . . . . . .  74
     Noninterest Income and Expenses  . . . . . . . . . . . . . . . . .  74
     Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
     Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . .  76
     Liquidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

LEGAL PROCEEDINGS CONCERNING FMB  . . . . . . . . . . . . . . . . . . .  76

MARKET FOR FMB COMMON STOCK AND RELATED STOCKHOLDER MATTERS . . . . . .  77

DIRECTORS AND EXECUTIVE OFFICERS OF FMB . . . . . . . . . . . . . . . .  78

FMB EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . .  81

FMB CHANGE OF CONTROL AGREEMENTS  . . . . . . . . . . . . . . . . . . .  81

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FMB  . . . . .  82

FMB CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . . .  84

RESALE OF CITY HOLDING COMMON STOCK . . . . . . . . . . . . . . . . . .  84

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

ELECTION OF CITY HOLDING DIRECTORS  . . . . . . . . . . . . . . . . . .  85
     Committees of the Board of Directors . . . . . . . . . . . . . . .  88
     Attendance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
     Compensation of Directors  . . . . . . . . . . . . . . . . . . . .  88

EXECUTIVE OFFICERS OF CITY HOLDING  . . . . . . . . . . . . . . . . . .  89

CITY HOLDING EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . .  89
     City Holding Compensation Committee Report on Executive
          Compensation  . . . . . . . . . . . . . . . . . . . . . . . .  90
     City Holding Company Stock Incentive Plan  . . . . . . . . . . . .  91
     City Holding Company Profit Sharing and 401(k) Plan  . . . . . . .  92

CITY HOLDING PERFORMANCE GRAPH  . . . . . . . . . . . . . . . . . . . .  94

CITY HOLDING EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . . . . . .  95

CITY HOLDING CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . .  95

CITY HOLDING COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT  . . . .  95

RATIFICATION OF APPOINTMENT OF CITY HOLDING'S AUDITORS  . . . . . . . .  96

CITY HOLDING SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . . . . . .  96

CITY HOLDING AUDITED CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . F-1

FMB AUDITED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . .  F-21

AGREEMENT AND PLAN OF REORGANIZATION. . . . . . . . . . . . . . . . Annex I

FMB STOCK OPTION AGREEMENT. . . . . . . . . . . . . . . . . . . .  Annex II

FMB DIRECTORS' STOCK OPTION AGREEMENT . . . . . . . . . . . . . . Annex III

SECTIONS 31-1-122 AND 31-1-123 OF THE WEST VIRGINIA
     CORPORATION ACT RELATING TO DISSENTERS' RIGHTS . . . . . . .  Annex IV

FAIRNESS OPINION OF BAXTER FENTRISS AND COMPANY.  . . . . . . . . . Annex V



                                    -vi-



                           AVAILABLE INFORMATION

     CITY HOLDING. City Holding is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. As permitted by the Rules and Regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by City Holding with the Commission under the Securities Act of 1933 (the "1933 Act") with respect to the City Holding Common Stock and to which reference is hereby made for further information.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CITY HOLDING THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM ROBERT A. HENSON, CHIEF FINANCIAL OFFICER, CITY HOLDING COMPANY, 3601 MACCORKLE AVENUE, S.E., CHARLESTON, WEST VIRGINIA 25304. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY _________ __, 1995.

     FMB. FMB is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Incorporated by reference herein are (i) City Holding's Annual Report on Form 10-K, for the year ended December 31, 1994, as filed with the Commission, (ii) all other documents filed by City Holding pursuant to Sections 13(a) and 15(d) of the Exchange Act since December 31, 1994, (iii) FMB's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Commission, and (iv) all other documentation filed by FMB pursuant to Sections 13(a) and 15(d) of the Exchange Act since December 31, 1994.

                                  SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus.

PARTIES TO THE MERGER

     FMB. FMB is a one bank holding company which was incorporated in the State of West Virginia on June 26, 1986. FMB commenced operations on March 5, 1987, acquiring Merchants in Montgomery, West Virginia and The Gauley National Bank ("Gauley") in Gauley Bridge, West Virginia. FMB operated as a multi-bank holding company from March 5, 1987 to March 1, 1990, at which time it merged Gauley into Merchants. FMB expanded into Charleston, West Virginia on September 17, 1993 when Merchants successfully bid for certain assets and assumed the insured deposits and certain other liabilities of Evergreen Federal Savings and Loan Association ("Evergreen"), a failed thrift institution. Merchants' primary regulator is the Office of the Comptroller of the Currency (the "OCC"); however, Merchants is also regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Federal Deposit Insurance Corporation (the "FDIC"). FMB is regulated by the Federal Reserve Board and the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board"). At December 31, 1994, FMB had total assets of $115.3 million, total deposits of $95.5 million and total shareholders' equity of $9.5 million. See "BUSINESS OF FMB."

     The principal executive office of FMB is located at Fourth Avenue and Washington Street, Montgomery, West Virginia 25136 and its phone number is
(304) 442-2475.

     CITY HOLDING. City Holding is a multi-bank holding company with its principal office in Charleston, West Virginia. City Holding's eight affiliate banks (the "Banking Subsidiaries"), The City National Bank of Charleston, The Peoples Bank of Point Pleasant, First State Bank & Trust, Bank of Ripley, The Home National Bank of Sutton, Blue Ridge Bank, Peoples State Bank and the First National Bank of Hinton, operate 29 banking offices in West Virginia, including six in the Charleston and Kanawha County area, the state's capital and economic and financial center. City National, which was formed in 1957, is City Holding's principal subsidiary bank. City Holding acquired Point Pleasant in 1987, First State Bank & Trust and Bank of Ripley in 1988, Home National and Peoples's State in 1992 and First National Bank of Hinton in 1994. In 1992, City Holding opened Blue Ridge Bank, a new bank in Martinsburg, West Virginia. In early 1995, City Holding renamed Buffalo Bank of Eleanor to Peoples State Bank in anticipation of moving its headquarters to Clarksburg, West Virginia and the transfer of its Putnam County operations to City National Bank. City Holding's Banking Subsidiaries operate as separately-incorporated banks with their own historical names and boards of directors. City Holding operates three non-banking subsidiaries, City Mortgage Corporation, a mortgage company with one office in Carnegie, Pennsylvania, City Financial

Corporation, a broker-dealer located in Charleston, West Virginia and Hinton Financial Corporation, a bank holding company headquartered in Hinton, West Virginia that owns all of the outstanding capital stock of the First National Bank of Hinton. At December 31, 1994, City Holding had total assets of $781 million, total deposits of $651 million and total shareholders' equity of $57 million. City Holding is regulated by the Federal Reserve Board and the West Virginia Board. See "BUSINESS OF CITY HOLDING."

     The principal executive office of City Holding is located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304, and its phone number is (304) 925-6611.

SHAREHOLDER MEETINGS

     FMB. The FMB Special Meeting will be held on June 29, 1995, at 4:30 p.m., at FMB's corporate headquarters located at Fourth and Washington Streets, Montgomery, West Virginia 25136. The purpose of the FMB Special Meeting is to consider and vote upon a proposal to approve the Agreement.

     CITY HOLDING. The City Holding Annual Meeting will be held on June 29, 1995, at 4:00 p.m., at City Holding's corporate headquarters located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25304. The purpose of the City Holding Annual Meeting is (i) to consider and vote upon a proposal to approve the Agreement, (ii) to elect four Class III directors and (iii) to ratify the Board of Directors' appointment of Ernst & Young LLP as auditors for City Holding for 1995.

     See "THE SHAREHOLDER MEETINGS."

VOTES REQUIRED; RECORD DATES

     FMB. Only FMB shareholders of record at the close of business on May 15, 1995 (the "FMB Record Date"), will be entitled to vote at the FMB Special Meeting. The affirmative vote of the holders of a majority of the shares of FMB Common Stock outstanding on such date is required to approve
the Agreement.  See "THE SHAREHOLDER MEETINGS   Votes Required   FMB".

     As of the FMB Record Date, there were 576,000 shares of FMB Common Stock entitled to be voted. Consequently, 288,001 shares of FMB Common Stock must vote for the approval of the Agreement for it to be adopted.
The directors and executive officers of FMB and their affiliates owned, as of the FMB Record Date, 124,302 shares or approximately 21.58% of the outstanding shares of FMB Common Stock. City Holding and the directors and executive officers of City Holding and their affiliates beneficially owned, as of the FMB Record Date, 2,000 of the outstanding shares of FMB Common Stock. Directors of FMB have either agreed to vote in favor of the Agreement or have given City Holding an option to purchase 87,438 shares or approximately 15.2% of the outstanding shares of FMB Common Stock. See
"THE MERGER   Stock Option Agreements".

     CITY HOLDING. Only City Holding shareholders of record at the close of business on May 15, 1995 (the "City Holding Record Date") will be entitled to vote at the City Holding Annual Meeting. The affirmative vote of the holders of a majority of the shares voting is required to approve the Agreement, and the affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to ratify the Board of Directors' appointment of auditors. Directors are elected by a plurality of votes cast. Shareholders may cumulate their votes in the election of directors. See "THE SHAREHOLDER MEETINGS -- Votes Required -- City Holding."

     As of the City Holding Record Date, there were 3,777,933 shares of City Holding Common Stock entitled to be voted. The directors and executive officers of City Holding and their affiliates owned, as of the City Holding Record Date, 355,770 shares or approximately 9.42% of the outstanding shares of City Holding Common Stock. FMB and the directors and executive officers of FMB and their affiliates beneficially owned, as of the City Holding Record Date, none of the outstanding shares of City Holding Common Stock.

     See "THE SHAREHOLDER MEETINGS."

THE MERGER

     Pursuant to the Agreement, FMB will merge with and into City Holding, with City Holding as the surviving corporation. As a result of the Merger, Merchants will be wholly-owned by City Holding. Upon consummation of the Merger, each outstanding share of FMB Common Stock will be exchangeable for
1.60 shares of City Holding Common Stock (the "Exchange Ratio"). Up to 918,400 shares of City Holding Common Stock will be issued in the Merger, which will constitute approximately 19.6% of the outstanding City Holding Common Stock following the Merger, based upon shares outstanding on March 31, 1995.

     In arm's length negotiations, FMB and City Holding valued FMB Common Stock for purposes of exchange for City Holding Common Stock at $45.60 per share. This value was determined based upon an evaluation of FMB's historical deposit, assets and earnings growth and potential growth as well as the book value and current sales prices for FMB Common Stock. The $45.60 per share valuation represents a multiple of 2.78 times the book value of the FMB Common Stock on December 31, 1994. To obtain the ratio at which FMB Common Stock would be exchanged for City Holding Common Stock, such value was divided by a valuation of City Holding Common Stock at $28.50 per share, which was the average of the bid and asking prices of City Holding Common Stock at the close of business on March 2, 1995, as reported in The Nasdaq National Market.

THE EXCHANGE RATIO

     City Holding and FMB have agreed to a fixed exchange ratio of 1.60-to-one, which means that if the value of City Holding Common Stock or FMB Common Stock should change prior to the Effective Date, FMB shareholders could receive City Holding Common Stock worth more or less than $45.60 per share of FMB Common Stock. For example, if the value of City Holding Common Stock should be less than $25.00 per share on the date the Merger is consummated, the value of shares of City Holding Common Stock received by FMB shareholders in the Merger will be less than $40.00. The Agreement may be terminated (i) by FMB if the average of the closing sales price of City Holding Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the 20 trading days following the later of (a) the receipt of the Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the Merger, is less than $22.80 per share and (ii) by City Holding if the average of the closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the Merger, is greater than $34.20 per share, provided, however, that a further condition to either parties' termination of the Agreement for such changes in the price of City Holding Common Stock is that City Holding and FMB must be unable to agree on an amendment to the Exchange Ratio. On April 12, 1995, the last reported sale price of City Holding Common Stock was $27.25. Based on this price and the Exchange Ratio, FMB shareholders would receive City Holding Common Stock worth $43.60 for each share of FMB Common Stock. See "THE MERGER -- Exchange Ratio and Conversion of Shares, -- Waiver and Amendment; Termination."

EFFECTIVE DATE

     Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to become effective on June 30, 1995. FMB and City Holding each has the right, acting unilaterally, to terminate the Agreement should the Merger not be consummated by December 31, 1995. See "THE MERGER --
  Conditions to Consummation of the Merger,   -- Waiver and Amendment;
Termination."

DISSENTERS' RIGHTS

     Pursuant to the West Virginia Corporation Act, as amended (the "West Virginia Act"), City Holding and FMB shareholders will have dissenters' rights if the Merger is consummated. If any holder of City Holding or FMB Common Stock does not fully and precisely satisfy the statutory requirements for dissenting shareholders, such holder's right to have the fair value of such holder's shares judicially determined and paid in cash will be lost. See "THE SHAREHOLDER MEETINGS," "DISSENTERS' RIGHTS" and Annex IV.

OPINION OF FINANCIAL ADVISOR

     FMB. FMB has received the opinion of Baxter Fentriss and Company ("Baxter Fentriss"), dated March 14, 1995, that the Exchange Ratio results in consideration that is fair, from a financial point of view, to the holders of FMB Common Stock. The full text of Baxter Fentriss' opinion, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion, is set forth in Annex V to this Joint Proxy Statement/Prospectus and should be read in its entirety by FMB shareholders. For additional information regarding the opinion of Baxter Fentriss and a discussion of the qualifications of Baxter Fentriss, the method of their selection and certain relationships between Baxter Fentriss and FMB, see "THE MERGER -- Opinion of Financial Advisor."

     Baxter Fentriss, as part of its investment banking business, regularly is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is an advisor to firms in the financial services industry on mergers and acquisitions.

CONDUCT OF BUSINESS PENDING THE MERGER

     FMB has agreed in the Agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of City Holding, except as otherwise permitted by the Agreement. See "THE MERGER -- Business of FMB and Merchants Pending the Merger."

CONDITIONS TO CONSUMMATION; TERMINATION

     Consummation of the Merger is contingent on, among other things, the receipt of approvals from the Federal Reserve Board, and the West Virginia Board. All applications required for approval of the Federal Reserve Board, and the West Virginia Board have been made and such approvals are expected to be received.

     The Agreement may be terminated prior to the Effective Date, either before or after approval by FMB and City Holding shareholders, under the circumstances specified therein, including (i) by mutual consent of City Holding and FMB, as expressed by their respective boards of directors;
(ii) by either City Holding or FMB, as expressed by their respective boards of directors, after December 31, 1995; (iii) by City Holding in writing authorized by its Board of Directors if FMB or Merchants has, or by FMB in writing authorized by its Board of Directors if City Holding has, in any material respect, breached (A) any covenant or agreement contained in the Agreement, or (B) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;
provided that it is understood and agreed that either party may terminate the Agreement on the basis of any such material breach of any representation or warranty contained in the Agreement notwithstanding any qualification therein relating to the knowledge of the other party;
(iv) either City Holding or FMB, as expressed by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate the Agreement pursuant to this subparagraph
(iv) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed; (v) City Holding or FMB, if the Board of Directors of either corporation shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by the Agreement or to obtain other relief in connection with the Agreement; (vi) City Holding or FMB, if any of the Federal Reserve Board or the West Virginia Board deny approval of the Merger and the time period for all appeals or requests for reconsideration has run; (vii) City Holding, if holders of more than 10% of the outstanding shares of FMB Common Stock exercise their rights to an appraisal of their shares pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Act in connection with the Merger; (viii) FMB, if (A) the average closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (1) the receipt of Federal Reserve Board approval of the Merger and (2) the date on which the shareholders of FMB approve the Merger, is less than $22.80 per share, and (B) City Holding and FMB cannot agree on an amendment to the Exchange Ratio; and (ix) City Holding, if (A) the average closing sales price of City Holding Common
Stock as reported by NASDAQ for the 20 trading days following the later of
(1) the receipt of Federal Reserve Board approval of the Merger and (2) the date on which the shareholders of FMB approve the Merger, is greater than $34.20 per share, and (B) City Holding and FMB cannot agree on an amendment to the Exchange Ratio. See "THE MERGER -- Conditions to Consummation of the Merger, -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of FMB's management and Board of Directors have interests in the Merger in addition to their interests as shareholders of FMB generally. These include, among other things, provisions in the Agreement relating to eligibility for certain employee benefits and provisions in other agreements between FMB and certain of FMB's directors, officers or employees relating to employment terms and change-in-control payments. See "THE MERGER -- Interests Of Certain Persons In The Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so FMB shareholders will not recognize gain or loss on the exchange of FMB Common Stock for City Holding Common Stock, except with respect to the receipt of cash in lieu of fractional shares. A condition to consummation of the Merger is the receipt of an opinion of Hunton & Williams, counsel to City Holding, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger,
- -- Certain Federal Income Tax Consequences."

STOCK OPTION AGREEMENTS

     Pursuant to a Stock Option Agreement, dated as of March 14, 1995 (the "FMB Stock Option Agreement"), FMB has granted City Holding an option to purchase up to 114,600 shares of FMB Common Stock at $45.60 per share exercisable upon the occurrence of a Purchase Event (as hereinafter defined). The FMB Stock Option Agreement terminates in accordance with its terms on the date on which occurs the earliest of: (i) the Effective Date;
(ii) a termination of the Agreement in accordance with its terms (other than by City Holding under certain circumstances) prior to the occurrence of a Purchase Event or a Preliminary FMB Purchase Event (as hereinafter defined); (iii) 12 months following a termination of the Agreement by City Holding under certain circumstances; (iv) 12 months after the termination of the Agreement in accordance with its terms following the occurrence of a Purchase Event or a Preliminary Purchase Event; (v) receipt of any order or notice of the Federal Reserve Board, or the West Virginia Board denying approval of the Merger; or (vi) June 30, 1996. The Stock Option Agreement is attached hereto as Annex II. See also "THE MERGER -- Stock Option Agreements."

     City Holding has also entered into Stock Option Agreements, dated as of March 14, 1995 (the "FMB Director Stock Option Agreements") with three directors of FMB pursuant to which such directors have granted City Holding options to purchase, in the aggregate, up to 65,437 shares of FMB stock on or before the earlier of (i) the date City Holding receives the approval of the Merger from the Federal Reserve Board and the West Virginia Board,
(ii) December 31, 1995, if only if, FMB receives an acquisition offer from a third party and its board of directors determines in good faith that such offer is materially better than that of City Holding. The FMB Director Stock Option Agreement terminates in accordance with its terms upon the Effective Date or the termination of the Agreement. A form of FMB Directors Stock Option Agreement is attached hereto as Annex III.
See also "THE MERGER -- Stock Option Agreements."

MARKET PRICES PRIOR TO ANNOUNCEMENT OF THE MERGER

     The following is certain information regarding the price per share of City Holding Common Stock and FMB Common Stock based on the last reported sale price per share of City Holding Common Stock on the Nasdaq National Market and the last price per share of FMB Common Stock known to FMB on March 10, 1995, the last business day prior to public announcement of the Merger.

                                CITY HOLDING       FMB           FMB
                                 HISTORICAL     HISTORICAL    EQUIVALENT
                                  PRICE (A)     PRICE (B)      PRICE (C)
Common Stock  . . . . .         $28.50          $27.25          $45.60
_____________
(a) City Holding Common Stock is included in The Nasdaq National Market under the symbol "CHCO."

(b) The last sale of FMB Common Stock known to FMB occurring prior to March 14, 1995 was on March 10, 1995.

(c) The equivalent price for FMB Common Stock is the product of multiplying the Exchange Ratio of 1.60 by $28.50 per share.


COMPARATIVE PER SHARE DATA

     The following table presents historical per share data for City Holding and FMB, pro forma combined per share data, and equivalent per share data showing the value of one share of FMB Common Stock in the combined corporation. Such data is based on historical financial statements for City Holding and FMB, and pro forma combined amounts giving effect to the exchange of 1.60 shares of City Holding Common Stock for each share of FMB Common Stock. The per share data included in the following table should be read in conjunction with the City Holding Audited Consolidated Financial Statements included herein, the FMB Audited Financial Statements included herein, the Pro Forma Condensed Consolidated Financial Statements (unaudited) included herein and the notes accompanying all such financial statements. The data presented below
(i) is not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtainable in the future and (ii) does not include the additional shares of City Holding Common Stock to be issued in exchange for the outstanding options of FMB.

                                              Years Ended December 31,
                                               1994      1993      1992
Income Before Cumulative Effect
  of Accounting Change Per Share
          City Holding - Historical          $ 1.85     $1.71    $ 1.56
          FMB - Historical                     2.05      2.31      1.85
          City Holding and FMB Pro Forma
          combined based on 1.60-for-1
          Exchange Ratio                       1.73      1.66      1.48
Cash Dividends Declared Per Share (1)
          City Holding - Historical             .59       .56       .49
          FMB - Historical                      .69       .65       .46
          City Holding and FMB Pro Forma
           combined based on 1.60-for-1
           Exchange Ratio (2)                   .59       .56       .49
Book Value Per Share at Period End
          City Holding - Historical           15.05     14.80     13.88
          FMB - Historical                    16.43     16.96     14.83
          City Holding and FMB Pro
          Forma combined based on
          1.60-for-1 Exchange Ratio           14.12     13.99     12.98
Equivalent Per Share Data (3)
          Based on 1.60-for-1 Exchange Ratio
            Income Before Cumulative Effect
              of Accounting Change             2.77      2.66      2.37
            Cash Dividends Declared per Share   .94       .90       .78
            Book Value per Share at period
            end                               22.59     22.38     20.77
__________

(1) Cash dividends declared per share represent amounts declared by City Holding and FMB, exclusive of cash dividends of acquired subsidiaries prior to the dates of consummation.

(2) Pro forma combined cash dividends declared per share represent historical dividends declared by City Holding.
(3) The equivalent per share data allows comparison of historical information about one share of FMB Common Stock to the corresponding data about what one share of FMB Common Stock will equate to in the combined corporation after giving effect to the exchange of 1.60 shares of City Holding Common Stock for each share of FMB Common Stock. The amounts are computed by multiplying pro forma net income per share, the historical cash dividends declared per share by City Holding, and pro forma book value per share by the number of shares of City Holding Common Stock to be exchanged for one share of FMB Common Stock.

                          SELECTED FINANCIAL DATA

          The following table sets forth certain selected financial data and unaudited pro forma combined financial data for City Holding and FMB for each of the five years in the period ended December 31, 1994, giving effect to the proposed transaction under the pooling-of-interests method of accounting as if it had been effected at the beginning of the earliest period presented, assuming that all the outstanding shares of FMB Common Stock are converted into shares of City Holding Common Stock. The pro forma financial data may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or that may be obtained in the future. This information should be read in conjunction with the City Holding Audited Consolidated Financial Statements and FMB Audited Financial Statements, including the respective notes thereto, and the Pro Forma Condensed Consolidated Financial Statements (unaudited) included elsewhere herein.

                                                               Year Ended December 31,
                                               1994          1993         1992         1991         1990
(Dollars in thousands, except per share
 data)
SUMMARY OF OPERATIONS
Total interest income
   City Holding . . . . . . . . . . .       $55,148       $48,216      $43,527      $42,870      $41,110
   FMB  . . . . . . . . . . . . . . .         7,614         7,086        7,353        8,103        8,470
   City Holding and FMB pro forma . .       $62,762       $55,302      $50,880      $50,973      $49,580
Total interest expense
   City Holding . . . . . . . . . . .       $22,242       $19,547      $18,878      $21,927      $23,682
   FMB  . . . . . . . . . . . . . . .         2,926         2,878        3,306        4,495        5,235
   City Holding and FMB pro forma . .       $25,168       $22,425      $22,184      $26,422      $28,917
Net interest income
   City Holding . . . . . . . . . . .       $32,906       $28,669      $24,649      $20,943      $17,428
   FMB  . . . . . . . . . . . . . . .         4,688         4,208        4,047        3,608        3,235
   City Holding and FMB pro forma . .       $37,594       $32,877      $28,696      $24,551      $20,663
Provision for loan losses
   City Holding . . . . . . . . . . .          $953        $1,341       $2,222       $1,272         $898
   FMB  . . . . . . . . . . . . . . .            87            93          103           73          135
   City Holding and FMB pro forma . .        $1,040        $1,434       $2,325       $1,345       $1,033
Total other income
   City Holding . . . . . . . . . . .        $4,647        $3,004       $1,897       $1,797       $1,789
   FMB  . . . . . . . . . . . . . . .           602           858          431          497          458
   City Holding and FMB pro forma . .        $5,249        $3,862       $2,328       $2,294       $2,247
Total other expenses
   City Holding . . . . . . . . . . .       $26,448       $20,951      $15,909      $14,957      $12,477
   FMB  . . . . . . . . . . . . . . .         3,668         3,225        2,980        2,897        2,727
   City Holding and FMB pro forma . .       $30,116       $24,176      $18,889      $17,854      $15,204
Income before income taxes and
  cumulative effect adjustment
   City Holding . . . . . . . . . . .       $10,152        $9,381       $8,415       $6,511       $5,842
   FMB  . . . . . . . . . . . . . . .         1,535         1,748        1,395        1,135          831
   City Holding and FMB pro forma . .       $11,687       $11,129       $9,810       $7,646       $6,673
Net Income
   City Holding . . . . . . . . . . .        $6,959        $6,432       $5,904       $4,373       $4,173
   FMB  . . . . . . . . . . . . . . .         1,183         1,213        1,068          830          615
   City Holding and FMB pro forma . .        $8,142        $7,645       $6,972       $5,203       $4,788
PER SHARE DATA(1)
Cash dividends declared
   City Holding . . . . . . . . . . .          $.59          $.56         $.49         $.42         $.35
   FMB  . . . . . . . . . . . . . . .           .69           .65          .46          .40          .38
   City Holding and FMB pro forma(4)           $.59          $.56         $.49         $.42         $.35
Net Income
   City Holding . . . . . . . . . . .         $1.85         $1.71        $1.56        $1.16        $1.11
   FMB  . . . . . . . . . . . . . . .          2.05          2.11         1.85         1.44         1.07
   City Holding and FMB pro forma . .         $1.74         $1.63        $1.48        $1.11        $1.02
AVERAGE BALANCE SHEET SUMMARY
Total loans
   City Holding . . . . . . . . . . .      $448,924      $362,313     $274,455     $239,305     $206,552
   FMB  . . . . . . . . . . . . . . .        55,871        51,332       48,009       46,338       46,412
   City Holding and FMB pro forma . .      $504,795      $413,645     $322,464     $285,643     $252,964
Securities
   City Holding . . . . . . . . . . .      $222,466      $221,463     $193,626     $181,415     $186,488
   FMB  . . . . . . . . . . . . . . .        42,510        41,279       39,304       38,149       37,150
   City Holding and FMB pro forma . .      $264,976      $262,742     $232,930     $219,564     $223,638
Deposits
   City Holding . . . . . . . . . . .      $640,900      $554,035     $446,429     $406,055     $377,012
   FMB  . . . . . . . . . . . . . . .        95,215        85,445       77,059       73,929       72,407
   City Holding and FMB pro forma . .      $736,115      $639,480     $523,488     $479,984     $449,419
Long-term debt
   City Holding . . . . . . . . . . .        $6,252        $4,387         $508         $373       $1,817
   FMB  . . . . . . . . . . . . . . .             0             0            0            0          278
   City Holding and FMB pro forma . .        $6,252        $4,387         $508         $373       $2,095
Stockholders' equity
   City Holding . . . . . . . . . . .       $57,925       $54,459      $50,458      $46,771      $43,669
   FMB  . . . . . . . . . . . . . . .         9,727         9,052        8,148        7,280        6,757
   City Holding and FMB pro forma . .       $67,652       $63,511      $58,606      $54,051      $50,426
Total assets
   City Holding . . . . . . . . . . .      $754,409      $636,842     $514,206     $467,242     $444,735
   FMB  . . . . . . . . . . . . . . .       110,281       102,962       96,501       94,099       93,475
   City Holding and FMB pro forma . .      $864,690      $739,804     $610,707     $561,341     $538,210

                                                               Year Ended December 31,
                                               1994          1993         1992         1991         1990
(Dollars in thousands, except per share data)
AT YEAR END
Net loans
   City Holding . . . . . . . . . . .      $489,395      $407,990     $324,078     $252,072     $223,277
   FMB  . . . . . . . . . . . . . . .        58,414        54,434       52,128       46,306       47,858
   City Holding and FMB pro forma . .      $547,809      $462,424     $376,206     $298,378     $271,135
Securities
   City Holding . . . . . . . . . . .      $196,377      $241,637     $208,075     $189,508     $184,137
   FMB  . . . . . . . . . . . . . . .        43,537        42,196       40,665       39,193       36,790
   City Holding and FMB pro forma . .      $239,914      $283,833     $248,740     $228,701     $220,927
Deposits
   City Holding . . . . . . . . . . .      $651,264      $617,333     $526,315     $418,888     $395,340
   FMB  . . . . . . . . . . . . . . .        95,541        92,625       79,083       75,049       72,677
   City Holding and FMB pro forma . .      $746,805      $709,958     $605,398     $493,937     $468,017
Long-term debt
   City Holding . . . . . . . . . . .        $6,875        $5,875       $4,000           $0       $1,725
   FMB  . . . . . . . . . . . . . . .             0             0            0            0            0
   City Holding and FMB pro forma . .        $6,875        $5,875       $4,000           $0       $1,725
Stockholders' equity
   City Holding . . . . . . . . . . .       $56,869       $55,834      $52,317      $48,200      $45,185
   FMB  . . . . . . . . . . . . . . .         9,462         9,771        8,541        7,560        6,861
   City Holding and FMB pro forma . .       $66,331       $65,605      $60,858      $55,760      $52,046
Total assets
   City Holding . . . . . . . . . . .      $780,526      $707,078     $597,370     $480,921     $462,613
   FMB  . . . . . . . . . . . . . . .       115,291       109,147      104,492       94,638       93,792
   City Holding and FMB pro forma . .      $895,817      $816,225     $701,862     $575,559     $556,405
Book value per share
   City Holding . . . . . . . . . . .        $15.05        $14.80       $13.88       $12.82       $11.98
   FMB  . . . . . . . . . . . . . . .         16.43         16.96        14.83        13.13        11.91
   City Holding and FMB pro forma . .        $14.12        $13.99        12.98        11.92        11.10
SELECTED RATIOS
Return on average assets(3)
   City Holding . . . . . . . . . . .          .92%         1.01%        1.15%         .94%         .94%
   FMB  . . . . . . . . . . . . . . .         1.07%         1.29%        1.11%         .88%         .66%
   City Holding and FMB pro forma . .          .94%         1.05%        1.14%         .93%         .89%
Return on average equity(3)
   City Holding . . . . . . . . . . .        12.01%        11.81%       11.70%        9.35%        9.56%
   FMB  . . . . . . . . . . . . . . .        12.16%        14.69%       13.11%       11.40%        9.10%
   City Holding and FMB pro forma . .        12.04%        12.22%       11.90%        9.63%        9.50%
Average equity to average assets
   City Holding . . . . . . . . . . .         7.68%         8.55%        9.81%       10.01%        9.82%
   FMB  . . . . . . . . . . . . . . .         8.82%         8.79%        8.44%        7.74%        7.23%
   City Holding and FMB pro forma . .         7.82%         8.58%        9.60%        9.63%        9.37%
Dividend payout ratio(3)
   City Holding . . . . . . . . . . .        27.06%        33.33%       31.97%       33.37%       30.15%
   FMB  . . . . . . . . . . . . . . .        33.66%        28.14%       24.86%       27.78%       35.51%
   City Holding and FMB pro forma(5)         27.06%        33.33%       31.97%       33.37%       30.15%
___________

(1) All per share data for City Holding have been restated to reflect a 10% stock dividend effective January, 1995 and August, 1992.

(2) Cash dividends and the related pay out ratio are based on historical results of City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

(3) Determined using income before cumulative effect adjustment.

(4) Cash dividends declared per share represent amounts declared by City
    Holding.

(5) Pro forma dividend payout ratio represents City Holding's historical dividend payout ratio.

     City Holding acquired 100% of the common stock of The Buffalo Bank of Eleanor (Buffalo) in December 1992 for cash. In 1993, certain other purchase acquisitions were consummated by City Holding. As more fully discussed in Note 3 of the City Holding Audited Consolidated Financial
Statements, these acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the purchased subsidiaries are included in the information presented above from the date of acquisition forward, and prior year balance sheets have not been restated for such transactions.


                                    -18-

                          THE SHAREHOLDER MEETINGS

FMB SPECIAL MEETING

          Each copy of this Joint Proxy Statement/Prospectus mailed to holders of FMB Common Stock is accompanied by a proxy appointment card furnished in connection with the solicitation of proxies by the Board of Directors of FMB for use at the FMB Special Meeting. The FMB Special
Meeting is scheduled to be held on June 29, 1995, at 4:30 p.m., at FMB's corporate headquarters at Fourth Avenue and Washington Street, Montgomery,
West Virginia. Only holders of record of FMB Common Stock at the close of business on May 15, 1995 (the "FMB Record Date"), are entitled to receive notice of and to vote at the FMB Special Meeting. At the FMB Special
Meeting, shareholders will consider and vote upon a proposal to approve the Agreement, and such other matters as may properly be brought before the FMB
Special Meeting.  See "THE MERGER."

          HOLDERS OF FMB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND
SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO FMB
IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.  FAILURE TO RETURN YOUR PROPERLY
EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE MEETING WILL HAVE THE
SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

          Any holder of FMB Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending and voting in person at the FMB Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to First Merchants Bancorp, Inc., Fourth Avenue and Washington
Street, Montgomery, West Virginia 25136, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by FMB before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of FMB. The shares of FMB
Common Stock represented by properly executed proxy appointments received at or prior to the FMB Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such appointments. IF
INSTRUCTIONS ARE NOT GIVEN, PROXY APPOINTMENTS RECEIVED WILL BE VOTED FOR
APPROVAL OF THE AGREEMENT.  IF ANY OTHER MATTERS ARE PROPERLY PRESENTED FOR
CONSIDERATION AT THE FMB SPECIAL MEETING OR ANY ADJOURNMENT, THE PERSONS
NAMED IN THE FMB PROXY APPOINTMENT CARD ENCLOSED HEREWITH WILL HAVE
DISCRETIONARY AUTHORITY TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR
BEST JUDGMENT. If necessary, and unless the shares represented by the proxy were voted against the applicable proposal therein, the proxy holder may also vote in favor of a proposal to adjourn the FMB Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the FMB Special Meeting.
FMB is unaware of any matter to be presented at the FMB Special Meeting other than those indicated above.



                                    -19-







          The cost of soliciting proxies from holders of FMB Common Stock will be borne by FMB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of FMB (who will receive no additional compensation for doing so).

          FMB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH
THEIR PROXY APPOINTMENT CARDS.

CITY HOLDING ANNUAL MEETING

          Each copy of this Joint Proxy Statement/Prospectus mailed to holders of City Holding Common Stock is accompanied by a proxy appointment card furnished in connection with the solicitation of proxies by the Board of Directors of City Holding for use at the City Holding Annual Meeting.
The City Holding Annual Meeting is scheduled to be held on June 29, 1995, at 4:00 p.m., at City Holding's corporate headquarters located at 3601
MacCorkle Avenue, S.E., Charleston, West Virginia 25304. Only holders of record of City Holding Common Stock at the close of business on May 15, 1995 (the "City Holding Record Date"), are entitled to receive notice of and to vote at the City Holding Annual Meeting. At the City Holding Annual
Meeting, shareholders will consider and vote upon (i) a proposal to approve the Agreement, (ii) election of four Class III directors, (iii) ratification of the Board of Directors' appointment of Ernst & Young LLP as auditors for City Holding for 1995 and (iv) such other matters as may properly be brought before the City Holding Annual Meeting. See "THE
MERGER," "ELECTION OF CITY HOLDING DIRECTORS" and "RATIFICATION OF
APPOINTMENT OF CITY HOLDING'S AUDITORS."

          HOLDERS OF CITY HOLDING COMMON STOCK ARE REQUESTED TO COMPLETE,
DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT
PROMPTLY TO CITY HOLDING IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

          Any holder of City Holding Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending and voting in person at the City Holding Annual Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to City Holding Company, 3601 MacCorkle Avenue, S.E.,
Charleston, West Virginia 25304, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by City Holding before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of City Holding. The shares of City Holding Common Stock represented by properly executed proxy appointments received at or prior to the City Holding Annual Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such appointments. IF INSTRUCTIONS ARE NOT GIVEN, PROXY
APPOINTMENTS RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, ELECTION
OF THE FOUR NOMINEES AS CLASS III DIRECTORS AND RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP.  IF ANY OTHER MATTERS ARE PROPERLY
PRESENTED FOR CONSIDERATION AT THE CITY HOLDING ANNUAL MEETING OR ANY

                                    -20-







ADJOURNMENT, THE PERSONS NAMED IN THE CITY HOLDING PROXY APPOINTMENT CARD
ENCLOSED HEREWITH WILL HAVE DISCRETIONARY AUTHORITY TO VOTE ON SUCH MATTERS
IN ACCORDANCE WITH THEIR BEST JUDGMENT. If necessary, and unless the shares represented by the proxy were voted against the applicable proposal therein, the proxy holder may also vote in favor of a proposal to adjourn the City Holding Annual Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the City Holding Annual Meeting. City Holding is unaware of any matter to be presented at the City Holding Annual Meeting other than those indicated above.

          The cost of soliciting proxies from holders of City Holding
Common Stock will be borne by City Holding. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of City Holding (who will receive no additional compensation for doing so). City Holding will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

VOTES REQUIRED

          FMB. The holders of each share of FMB Common Stock outstanding will be entitled to one vote for each share held of record as of the FMB
Record Date upon each matter properly submitted at the FMB Special Meeting and the affirmative vote of a majority of the votes entitled to be cast by the holders of the FMB Common Stock is required to approve the Agreement.

          The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FMB Common Stock entitled to vote at the FMB Special Meeting is necessary to constitute a quorum at the FMB Special Meeting. Abstentions will be counted, but broker non-votes will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a particular proposal has received sufficient votes for approval. A broker non-vote will occur when a broker who holds shares in street name for a customer does not have the authority to cast a vote on a particular matter because its customer has not furnished voting instructions on the matter.

          As of the FMB Record Date, there were 576,000 shares of FMB
Common Stock outstanding and entitled to vote at the FMB Special Meeting, with each share being entitled to one vote. As of the FMB Record Date, the directors and executive officers of FMB owned a total of 124,302 shares
(representing approximately 21.58% of the outstanding shares of FMB Common
Stock). Directors of FMB have either agreed to vote in favor of the Agreement or have given City Holding an option to purchase 87,438 shares or approximately 15.2% of the outstanding shares of FMB Common Stock. See
"THE MERGER -- Stock Option Agreements." City Holding and the directors and executive officers of City Holding and their affiliates owned 2,000 of the outstanding shares of FMB Common Stock.



                                    -21-







          CITY HOLDING. The affirmative vote of a majority of the shares voting at the City Holding Annual Meeting is required to approve the Agreement and the affirmative vote of a majority of shares represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP. Directors are elected by a plurality of the votes cast.
In all elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or upon notice to City Holding, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock or he may distribute them on the same principle among as many candidates and in such manner as he shall desire. If one shareholder has given notice that he intends to cumulate votes, all shareholders may do so.

          The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of City Holding Common
Stock entitled to vote at the City Holding Annual Meeting is necessary to constitute a quorum at the City Holding Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. Brokers cannot vote customer shares without instruction on the proposed issuance of City Holding Common Stock pursuant to the Agreement. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal to approve the Agreement has received sufficient votes for approval.
Broker non-votes will not be counted as votes cast for purposes of determining whether the proposals to ratify the appointment of Ernst &
Young LLP as auditors for City Holding for 1995 is approved. As a consequence, broker non-votes and abstentions will be counted as votes against the proposals. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election.

          As of the City Holding Record Date, there were 3,777,933 shares of City Holding Common Stock outstanding and entitled to vote at the City
Holding Annual Meeting, with each share being entitled to one vote, except as described below. As of the City Holding Record Date, the directors and executive officers of City Holding beneficially owned a total of 355,770 shares (representing approximately 9.42% of the outstanding shares of City
Holding Common Stock); FMB and the directors and officers of FMB and their affiliates owned none of the outstanding shares of City Holding Common
Stock.

RECOMMENDATIONS

          FMB. For the reasons described herein, the Board of Directors of FMB has adopted the Agreement, believes the Merger is in the best interests of FMB and its shareholders and unanimously recommends that shareholders of FMB vote FOR approval of the Agreement. In making its recommendation, the Board of Directors of FMB considered, among other things, the opinion of Baxter Fentriss that the Exchange Ratio was and is fair to FMB shareholders from a financial point of view.


                                    -22-







          CITY HOLDING. For the reasons described herein, the Board of Directors of City Holding has adopted the Agreement, believes the Merger is in the best interests of City Holding and its shareholders and unanimously recommends that the shareholders of City Holding vote FOR approval of the Agreement.

          See "THE MERGER -- Background and Reasons For the Merger" and "--
Opinion of Financial Advisor."


                                    -23-






                                 THE MERGER

          The detailed terms of the Merger are contained in the Agreement attached as Annex I to this Joint Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Agreement. This description is not complete and is qualified in its entirety by reference to the Agreement which is incorporated by reference herein and which FMB and City Holding shareholders are urged to read carefully.

BACKGROUND AND REASONS FOR THE MERGER

          FMB. The FMB Board of Directors approved the Agreement after due deliberation of a variety of considerations. The Board of Directors considered whether FMB's present position in its market would enable it to continue to grow and enhance value for its shareholders. The Board of Directors considered whether FMB would want to seek target acquisitions, remain in its present position, or seek to be acquired. In considering these options, the Board of Directors reviewed the means of enhancing shareholder value given the company's market, size, and potential for growth through market expansion or acquisition. Having analyzed the geographic location of FMB, the available acquisition targets for FMB and the likelihood of continuing to increase shareholder value through either or both means, the FMB Board of Directors determined that the shareholders would be better served by an opportunity to affiliate with the larger organization and to obtain a more liquid and more widely held security.

          Having determined that it would seek an affiliation partner, the FMB Board of Directors retained Baxter Fentriss to assist in the identification of an acquisition partner. Baxter Fentriss assembled materials on FMB and approached numerous potential buyers. In doing so, the FMB Board of Directors learned of several viable candidates with an interest in inquiring FMB. This process enabled the FMB Board of Directors, through Baxter Fentriss, to negotiate an attractive purchase price with an attractive acquiror. The end results of this process was the negotiated transaction with City Holding. The FMB Board of Directors believes that the City Holding franchise offers FMB shareholders significant value not only in terms of the negotiated Exchange Ratio but also in terms of the geographic diversity of City Holding, the growth potential of its markets, as well as a more widely held and more easily tradeable security. City Holding also offered an opportunity for FMB to continue to offer a community banking service to its customers with a distinctive local flavor and the opportunity to continue to utilize the FMB employees with established ties to this customer base. For these reasons, the FMB Board of Directors unanimously approve and recommend to the FMB shareholders the transactions contemplated in the Agreement.

          CITY HOLDING. The City Holding Board of Directors has approved the Agreement and determined that the Merger and issuance of City Holding
Common Stock pursuant thereto are in the best interests of City Holding and its shareholders. In approving the Agreement, the City Holding Board of Directors considered a number of factors including, but not limited to, the

                                    -24-







following: (i) a review of the business, operations, earnings and financial condition of FMB, (ii) the opportunity for City Holding to enter an economically sound market with better growth prospects than its present area of operations and (iii) the terms of the Agreement, including the Exchange Ratio. The City Holding Board of Directors did not assign specific or relative weights to the factors considered.

OPINION OF FINANCIAL ADVISOR

          Baxter Fentriss has acted as financial advisor to FMB in connection with the Merger. Baxter Fentriss previously assisted FMB in identifying prospective acquirors. On March 14, 1995, Baxter Fentriss delivered to FMB its opinion that as of such date, and on the basis of matters referred to herein, the offer is fair, from a financial point of view, to the holders of FMB Common Stock. In rendering its opinion, Baxter
Fentriss consulted with the management of FMB and City Holding, reviewed the Agreement and certain publicly-available information on the parties, and reviewed certain additional materials made available by the management of the respective banks.

          In addition, Baxter Fentriss discussed with the management of FMB and City Holding their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with City Holding and initiated merger discussions at the request of FMB. No limitations were imposed by the FMB
Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Annex V to this Joint
Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

          Baxter Fentriss' opinion is directed to the FMB Board of Directors only, and is directed only to the fairness, from a financial point of view, of the Exchange Ratio. It does not address FMB's underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any FMB shareholder as to how such shareholder should vote with respect to the Merger at the FMB Special Meeting or as to any other matter.

          Baxter Fentriss' opinion was one of many factors taken into consideration by the FMB Board of Directors in making its determination to approve the Agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to FMB consummating the Merger. The opinion of Baxter
Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FMB or the effect of any other business combination in which FMB might engage.

          Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally

                                    -25-







ranked advisor to firms in the financial services industry on mergers and acquisitions. FMB selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on banking transactions, and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter Fentriss is not affiliated with City Holding or FMB.

          In connection with rendering its opinion to the FMB Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial condition and results of operations of City Holding and FMB including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the Merger; (ii) the business prospects of City Holding and FMB; (iii) the economies of City Holding's and FMB's respective market areas; (iv) the historical and current market for FMB
Common Stock; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in West Virginia.

          In connection with rendering its opinion, Baxter Fentriss reviewed (i) the Agreement; (ii) drafts of this Joint Proxy
Statement/Prospectus; (iii) the Annual Reports to shareholders, including the audited financial statements of FMB and City Holding, and the Annual
Reports of FMB and City Holding for the year ended December 31, 1994; (iv) pro forma combined unaudited condensed balance sheets as of December 31, 1994; pro forma combined statements of income for the year ended December
31, 1994; (v) certain additional financial and operating information with respect to the business, operations and prospects of City Holding and FMB as it deemed appropriate. Baxter Fentriss also (a) held discussions with members of the senior management of City Holding and FMB regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for FMB and City Holding Common Stock; (c) compared the results of operations of FMB with those of certain banking companies that it deemed to be relevant; (d) analyzed the pro forma financial impact of the Merger on City Holding; (e) analyzed the pro forma financial impact of the Merger on FMB; and (f) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

          The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

                                    -26-







          1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for FMB and City Holding Common Stock and compared that to publicly traded banks in West Virginia and to the price offered by City Holding. As of December 31, 1994, FMB fully diluted book value was $16.43 per share.

          2. Comparative Analysis. Baxter Fentriss compared the price to earnings multiple, price to book multiple, and price to book multiple of the City Holding offer with other comparable merger transactions in West
Virginia after considering FMB's non-performing assets and other variables.
The Comparative multiples included both bank and thrift sales during the last three years.

          3. Baxter Fentriss considered the pro forma impact of the Merger and concluded that the Merger should have a positive long-term impact on City Holding.

          4. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of FMB Common Stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of FMB Common Stock using
(i) a range from 0% to 10% in the growth of FMB earnings and dividends and
(ii) a range from eight times to 16 times earnings as the terminal value for FMB Common Stock. A range of discount rates from 11% to 15% were applied to these alternative growth and terminal value scenarios. These ranges of discount rates, growth alternatives, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, FMB's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In all of the scenarios considered, the present value of a share of FMB Common Stock was calculated at less than that of the City Holding offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that FMB shareholders would be in a better financial position by receiving City Holding Common Stock offered in the Merger rather than continuing to hold FMB Common Stock.

          Using publicly available information on City Holding and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not seriously dilute the capital and earnings capacity of City Holding and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective.
Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and did not believe there to be an issue with regard to possible antitrust concerns.

          Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an

                                    -27-







independent appraisal of the assets or liabilities of either FMB or City
Holding, and has not been furnished such an appraisal.

          Baxter Fentriss was paid an amount equal to 1.5% of the Merger consideration plus reasonable out-of-pocket expenses for its services. FMB has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

          THE FULL TEXT OF BAXTER FENTRISS' OPINION AS OF THE DATE HEREOF,
WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS
OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX V TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE
READ IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY
STATEMENT/PROSPECTUS.  THE SUMMARY OF THE OPINION OF BAXTER FENTRISS SET
FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

Effective Date

          The Merger shall become effective on the date of the filing of the Articles of Merger with the West Virginia Secretary of State (the
"Effective Date").  Assuming satisfaction of all conditions to consummation of Merger, the Merger is expected to become effective on June 30, 1995.
Either FMB or City Holding may terminate the Agreement if the Merger has
not been consummated by December 31, 1995.  See "THE MERGER   Conditions to
Consummation of the Merger,   Waiver and Amendment; Termination."

          Until the Effective Date occurs, FMB shareholders will generally retain their rights as shareholders to receive dividends and to vote on matters submitted to them by the FMB Board of Directors.

Exchange Ratio and Conversion of Shares

          In arm's length negotiations, FMB and City Holding valued FMB
Common Stock for purposes of exchange for City Holding Common Stock at $45.60 per share. This value was determined based upon an evaluation of FMB's historical deposit, assets and earnings growth and potential growth as well as the book value and recent sales prices for FMB Common Stock. In view of the wide variety of factors considered, the parties did not find it practicable to assign relative weights to each of these factors. The
$45.60 valuation represents a multiple of 2.78 times the book value of FMB
Common Stock at December 31, 1994. Each share of FMB Common Stock will be exchanged for 1.60 shares of City Holding Common Stock. The Exchange Ratio was determined by dividing $45.60 by a valuation of City Holding Common
Stock of $28.50, which was the average of the reported bid and asking prices of the City Holding Common Stock at the close of business on March
2, 1995, as quoted on The Nasdaq National Market.

          Notwithstanding any other provisions of the Agreement, each holder of shares of FMB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of City
Holding Common Stock (after taking into account all certificates delivered by such holder ) shall receive, in lieu thereof, cash (without interest) in

                                    -28-







an amount equal to such fractional part of a share of City Holding Common
Stock multiplied by the market value of one share of City Holding Common
Stock at the Effective Date.  The market value of one share of City Holding
Common Stock at the Effective Date shall be the average of the closing sales price of such common stock on The Nasdaq National Market on the last ten trading days immediately preceding the Effective Date.

          City Holding and FMB have agreed to a fixed exchange ratio of 1.60-to-one, which means that if the value of City Holding or FMB Common
Stock should change prior to the Effective Date, FMB shareholders could receive City Holding Common Stock worth more or less than $45.60 per share of FMB Common Stock. For example, if the value of City Holding Common
Stock should fall below $25.00 per share, the value of such stock will be less than $40 per share of FMB Common Stock. The Agreement may be terminated by (i) FMB if the average closing sales price of City Holding
Common Stock as reported by NASDAQ for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the Merger, is less than $22.80 per share, (ii) by City Holding if the average closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (a) the receipt of Federal Reserve
Board approval of the Merger and (b) the date on which the shareholders of FMB approve the Merger, is greater than $34.20 per share, provided, however, that a further condition to either parties' termination of the Agreement for such changes in the price of City Holding Common Stock is that City Holding and FMB must be unable to agree on an amendment to the Exchange Ratio.

          The last reported sale price of City Holding Common Stock on The
Nasdaq National Market was $27.25 on April 12, 1995. The bid and asked prices for City Holding Common Stock as reported on The Nasdaq National
Market were $26.00 and $28.50, respectively, on that date. Based on the last sale price on April 12, 1995, and the 1.60-to-one exchange ratio, FMB shareholders would receive City Holding Common Stock worth $43.60 for each share of FMB Common Stock. The last reported sale price of FMB Common
Stock of which FMB has knowledge was $27.50 per share on February 23, 1995.
FMB Common Stock is not widely traded and the volume of trading is limited.
There is no established market for FMB Common Stock. Most transactions occur in the local area and bid and ask prices are not available.

          Following the Effective Date, former shareholders of FMB will be mailed a Letter of Transmittal which will set forth the procedures that should be followed for exchange of FMB Common Stock for City Holding Common
Stock.

          FMB SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE
ENCLOSED PROXY CARD.

          Holders of FMB Common Stock, upon surrender of their certificates for cancellation, will be entitled to receive certificates representing the number of shares of City Holding Common Stock for which such shares have been submitted for exchange.

                                    -29-







Business of FMB and Merchants Pending the Merger

          FMB and Merchants agree that from the date hereof to the Effective Date, they will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, they will use their best efforts to preserve intact its present business organizations and relationships with persons having business dealings with them. Without limiting the generality of the foregoing, FMB and Merchants agree that they will not, without the prior written consent of City Holding, unless consistent with past practices and in the ordinary course of business (i) make any material change in the compensation or title of any executive officer; (ii) make any material change in the compensation or title of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be promptly reported to City Holding;
(iii) enter into any new bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or (except as otherwise specifically contemplated in the Agreement) any employment or consulting agreement or amend any such plan or agreement to increase the benefits accruing or payable thereunder;
(iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend FMB's Amended Articles of Incorporation, Merchants'
Articles of Association, or their Bylaws except as may be necessary to consummate the Merger or give effect to the FMB Stock Option Agreement;
(vi) issue or contract to issue any shares of FMB capital stock or securities exchangeable for or convertible into capital stock other than pursuant to the FMB Stock Option Agreement; (vii) purchase any shares of FMB capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value; (x) propose or take any other action which would make any representation or warranty in Section 3.1 of the Agreement untrue;
(xi) change securities portfolio policies; (xii) enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $200,000 or more;
or (xiii) propose or take any action with respect to the closing of any branches. FMB and Merchants further agree that, between the date of the Agreement and the Effective Date, they will consult and cooperate with City
Holding regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and (ii) securities portfolio and funds management, including management of interest rate risk.

Conditions to Consummation of the Merger

          Consummation of the Merger is conditioned upon the approval thereof by (i) the holders of a majority of the outstanding FMB Common
Stock entitled to vote at the FMB Special Meeting and (ii) the holders of a majority of the outstanding City Holding Common Stock voting at the City
Holding Annual Meeting.  The Merger of FMB with and into City Holding must


                                    -30-







be approved by the West Virginia Board and by the Federal Reserve Board, which approvals have been applied for and are expected to be received.

          There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement and described below.

          City Holding and FMB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

          The obligations of City Holding and FMB to consummate the Merger are further conditioned upon, among other things, (i) the accuracy of certain representations contained in the Agreement, (ii) the performance of all covenants and agreements contained in the Agreement, (iii) the receipt of an opinion of Hunton & Williams, special counsel to City Holding, with respect to certain of the tax consequences of the Merger described herein under "THE MERGER -- Certain Federal Income Tax Consequences," (iv) the receipt of opinions of counsel with respect to certain legal matters, including the organization and good standing of City Holding and FMB, the due authorization of the Agreement by City Holding and FMB and the validity of the shares of City Holding Common Stock being issued to FMB shareholders, and (v) the execution by affiliates of FMB of undertakings not to dispose of the City Holding Common Stock received by them in the Merger except under certain circumstances. The obligations of FMB and City
Holding to consummate the Merger are also conditioned upon the absence of any material adverse change in the financial condition or the results of operations of City Holding or FMB and qualification of the Merger for pooling-of-interests accounting treatment.

          The Merger is expected to be treated as a pooling-of-interests for accounting purposes in accordance with generally accepted accounting principles. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of City Holding and FMB will be combined and carried forward at their previously recorded amounts.
Revenue and expenses of City Holding and FMB will be retroactively combined for the entire fiscal period in which the combination occurs and for all periods prior to the combination at historically recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding FMB Common Stock must be exchanged for City Holding Common Stock and other pooling-of-interests requirements of generally accepted accounting principles and the Commission must be met.

          In addition, as described below under "Waiver and Amendment;
Termination," City Holding and FMB are not obligated to effect the Merger under certain circumstances related to the market price of City Holding
Common Stock.

                                    -31-







          It is anticipated that the foregoing conditions will be satisfied, but FMB and City Holding may waive any condition to their obligations to consummate the Merger except requisite approvals of FMB shareholders and regulatory authorities. The Board of Directors of FMB will not, however, waive any condition or agree to any amendment to the Agreement which, in the opinion of the Board of Directors, will have any material adverse effect on the shareholders of FMB.

Stock Option Agreements

          City Holding and FMB entered into the FMB Stock Option Agreement, dated as of March 14, 1995, pursuant to which FMB issued to City Holding an option to purchase up to 114,600 shares of FMB Common Stock at a purchase price of $45.60 per share (the "FMB Option").

          The FMB Option is exercisable only upon the occurrence of a Purchase Event (as defined below). A Purchase Event means any of the following events: (i) without City Holding's prior written consent, FMB shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than City Holding or any subsidiary thereof) (A) to effect a merger, consolidation or similar transaction involving FMB or Merchants, (B) for the disposition, by sale, lease, exchange or otherwise, of 15% or more of the consolidated assets of FMB and its subsidiaries or (C) for the issuance, sale, exchange or other disposition of securities representing 25% or more of the voting power of FMB or any of its subsidiaries (collectively referred to as an "Acquisition
Transaction"); or (ii) any person (other than City Holding or any subsidiary thereof) shall have acquired beneficial ownership of 25% or more of FMB Common Stock.

          The FMB Stock Option Agreement terminates on the date on which occurs the earliest of: (i) the Effective Date; (ii) a termination of the Agreement in accordance with its terms (other than by City Holding under certain circumstances) prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below); (iii) 12 months following a termination of the Agreement by City Holding under certain circumstances;
(iv) 12 months after the termination of the Agreement in accordance with its terms following the occurrence of a Purchase Event or a Preliminary
Purchase Event; (v) receipt of any order or notice of the Federal Reserve
Board or the West Virginia Board denying approval of the Merger; or
(vi) June 30, 1996.

          An FMB Preliminary Purchase Event means any of the following events: (i) any person (other than City Holding) shall have commenced a tender offer or exchange offer to acquire 25% or more of FMB Common Stock
(a "Tender Offer"); or (ii) FMB's shareholders shall have failed to adopt the Agreement at a meeting called for such purpose or such meeting shall not have been held or shall have been canceled or the FMB Board shall have withdrawn its recommendation to shareholders, in each case following the public announcement of (A) a Tender Offer, (B) a proposal to engage in an


                                    -32-







Acquisition Transaction, or (C) the filing of an application or notice for regulatory approval to engage in an Acquisition Transaction.

          City Holding has also entered into Stock Option Agreements, dated as of March 14, 1995 (the "FMB Director Stock Option Agreements") with three directors of FMB pursuant to which such directors have granted City
Holding options to purchase, in the aggregate, up to 65,437 shares of FMB stock on or before the earlier of (i) the date City Holding receives the approval of the Merger from the Federal Reserve Board and the West Virginia
Board, (ii) December 31, 1995, if only if, FMB receives an acquisition offer from a third party and its board of directors determines in good faith that such offer is materially better than that of City Holding (such conditions a "Directors Purchase Event"). The FMB Director Stock Option
Agreements terminate upon the Effective Date or the termination of the Agreement. A form of FMB Directors Stock Option Agreement is attached hereto as Annex III.

Waiver and Amendment; Termination

          Waiver and Amendment. Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement may be (i) waived by any party benefitted by the provision or (ii) amended or modified by an agreement in writing between City Holding and FMB.

          The Agreement may be terminated prior to the Effective Date, either before or after approval by FMB and City Holding shareholders, under the circumstances specified therein, including (i) by mutual consent of City Holding and FMB, as expressed by their respective boards of directors;
(ii) by either City Holding or FMB, as expressed by their respective boards of directors, after December 31, 1995; (iii) by City Holding in writing authorized by its Board of Directors if FMB or Merchants has, or by FMB in writing authorized by its Board of Directors if City Holding has, in any material respect, breached (A) any covenant or agreement contained in the Agreement, or (B) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate the Agreement on the basis of any such material breach of any representation or warranty contained in the Agreement notwithstanding any qualification therein relating to the knowledge of the other party; (iv) either City Holding or FMB, as expressed by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate the Agreement pursuant to this subparagraph
(iv) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed; (v) City Holding or FMB, if the Board of Directors of either corporation shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or

                                    -33-







impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by the Agreement or to obtain other relief in connection with the Agreement; (vi) City Holding or FMB, if any of the Federal Reserve Board or the West Virginia Board deny approval of the Merger and the time period for all appeals or requests for reconsideration has run; (vii) City Holding, if holders of more than 10% of the outstanding shares of FMB Common Stock exercise their rights to an appraisal of their shares pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Act in connection with the Merger; (viii) FMB, if (A) the average closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (1) the receipt of Federal Reserve Board approval of the Merger and (2) the date on which the shareholders of FMB approve the Merger, is less than $22.80 per share, and (B) City Holding and FMB cannot agree on an amendment to the Exchange Ratio; and (ix) City
Holding, if (A) the average closing sales price of City Holding Common
Stock as reported by NASDAQ for the 20 trading days following the later of
(1) the receipt of Federal Reserve Board approval of the Merger and (2) the date on which the shareholders of FMB approve the Merger, is greater than $34.20 per share, and (B) City Holding and FMB cannot agree on an amendment to the Exchange Ratio.

Management and Operations after the Merger

          After the consummation of the Merger, FMB will cease to exist and Merchants will become a direct wholly-owned subsidiary of City Holding.
For at least five years after the Effective Date, unless otherwise approved by a majority of continuing directors of Merchants, Merchants will remain a separately-incorporated bank operated under the name "Merchants National
Bank". All branches of Merchants will remain branches of Merchants following the Effective Date except the Kanawha City branch of Merchants located at 4315 MacCorkle Avenue, S.E. in Charleston, West Virginia and the
Bradford Street branch of Merchants located at 200 Bradford Street in
Charleston, West Virginia, both of which shall be consolidated into The
City National Bank of Charleston at the Effective Date or as soon as practicable thereafter. Following the Effective Date, the Directors of City Holding shall continue as Directors of City Holding. City Holding has agreed to increase the number of members of the City Holding Board of Directors by two and to appoint two persons approved by the continuing directors of Merchants to fill the resulting vacancies. Following the Effective Date, the Directors of Merchants shall continue as Directors of Merchants for at least five years following the Effective Date unless removed for cause and shall continue to receive Board fees at least equal to the Board fees such persons received prior to the Effective Date. In addition, for at least five years following the Effective Date, except with the approval of the continuing directors of Merchants, no employee of Merchants as of the date of the Agreement may be terminated by City Holding without cause and no change will be made in the compensation levels, fringe benefits or similar arrangements of such employees. All employees of FMB and Merchants immediately prior to the Effective Date who are employed by FMB and Merchants following the Effective Date ("Transferred Employees") will be covered by City Holding's employee benefit plans with eligibility

                                    -34-







based on their length of service, compensation, job classification, and position with FMB and Merchants. City Holding's benefits plans will recognize for purposes of eligibility to participate and for vesting, all Transferred Employees' service with FMB and Merchants, subject to applicable break in service rules. Eligible employees of FMB and Merchants shall be permitted to contribute funds distributed on any termination of FMB or Merchants benefit plans to similar City Holding benefit plans.

Interests of Certain Persons in the Merger

          Certain members of FMB's management and the Board of Directors of FMB have interests in the Merger in addition to their interests as shareholders of FMB generally. The Agreement provides that all continuing employees of FMB will be entitled to participate in City Holding's employee benefit plans following the Merger and will receive credit under those plans for past service with FMB. The Agreement also provides that George
F. Davis, President and Chief Executive Office of Merchants will serve as
Executive Vice President of City Holding at annual compensation and benefits not less than his current compensation package with FMB and Merchants and when he retires on his seventieth birthday, City Holding will retain him in a consulting capacity for three years and shall pay him an annual fee equal to fifty percent of his last annual salary as an officer of Merchants.

Certain Federal Income Tax Consequences

          City Holding and FMB have received an opinion of Hunton &
Williams, counsel to City Holding, to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) neither City Holding nor FMB will recognize any taxable gain or loss upon consummation of the Merger, and (iii) the Merger will result in the tax consequences summarized below for FMB shareholders who receive City Holding Common Stock in exchange for FMB Common Stock pursuant to the Merger. Such opinion has been filed as an exhibit to the Registration Statement. Receipt of substantially the same opinion of Hunton & Williams as of the Effective Time of the Merger is a condition to consummation of the Merger. The following summary does not discuss all potentially relevant federal income tax matters or consequences to any foreign or other shareholders subject to special tax treatment. In addition, the opinion of Hunton & Williams is based on, and the opinion to be given as of the Effective Time of the Merger will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between FMB and City Holding, the existing and future ownership of FMB and City Holding stock, and the future business plans for City Holding.

          A FMB shareholder who receives solely City Holding Common Stock in exchange for his shares of FMB Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives City Holding Common
Stock and cash in lieu of a fractional share of FMB Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then

                                    -35-







redeemed for cash. A shareholder will have an aggregate tax basis in shares of City Holding Common Stock (including any fractional share interest) received in the Merger equal to his tax basis in the shares of FMB Common Stock exchanged therefor. A shareholder's holding period for shares of City Holding Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of FMB Common Stock exchanged therefor if they are held as a capital asset at the Effective Date.

          The receipt of cash for shares of FMB Common Stock or City
Holding Common Stock pursuant to the exercise of dissenters' rights will be a taxable transaction. A shareholder who exercises dissenters' rights and consequently receives cash for his shares will be treated as receiving the cash in redemption of such shares. Such a dissenting shareholder ordinarily will recognize gain or loss equal to the difference between the amount of cash received and his tax basis in the redeemed shares, and such gain or loss generally will be a capital gain or loss if the shares are held as a capital asset. However, if a dissenting shareholder is treated under Section 318 of the Code as constructively owning shares owned by one or more other, non-dissenting shareholders, and if the redemption of shares actually owned by the shareholder does not result (for purposes of Section
302 of the Code) in a meaningful reduction in the shareholder's total stock interest represented by all shares actually or constructively owned by the shareholder, the entire amount of the cash received could be taxed as a dividend. Under Section 318(a) of the Code, a shareholder is treated as owning stock that the shareholder has an option or other right to acquire, stock owned by certain family members, stock owned by certain entities in which the shareholder has an ownership interest, and if the shareholder is an entity, stock owned by certain persons having an ownership interest in the entity. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person. Any shareholder considering the exercise of dissenters' rights should consult his tax advisor about the tax consequences of receiving cash for his shares.

          THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.  THE TAX
CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY DEPEND ON THE SHAREHOLDER'S
CIRCUMSTANCES.  SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS
WITH RESPECT TO SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE
MERGER TO SHAREHOLDERS.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The following pro forma condensed consolidated balance sheet as of December 31, 1994, and the related pro forma condensed consolidated statements of income for each of the three years in the period ended
December 31, 1994, give effect to the acquisition of 100% of the outstanding shares of FMB by City Holding. The pro forma financial statements are based on the historical financial statements of City Holding and FMB, giving effect to the proposed transaction under the pooling-of-interests method of accounting as if it had been effected at the beginning

                                    -36-







of the earliest period presented, assuming that all of the outstanding shares of FMB Common Stock are converted into shares of City Holding Common
Stock. The pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or that may be obtained in the future. The pro forma financial statements should be read in conjunction with the City
Holding Audited Consolidated Financial Statements and FMB Audited Financial
Statements, including the respective notes thereto, included herein.

                                    -37-

CITY HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1994
(IN THOUSANDS)

                                                                                                                  CITY HOLDING
                                                                                                                     AND FMB
                                                              CITY HOLDING         FMB            PRO FORMA         PRO FORMA
                                                               AS REPORTED     AS REPORTED       ADJUSTMENTS        COMBINED
ASSETS

Cash and due from banks                                        $  27,591         $  5,212                           $  32,803
Interest bearing deposits with other banks                                            671                                 671
Securities available for sale                                     67,920           14,889                              82,809
Investment securities                                            128,457           28,648                             157,105
Federal funds sold                                                                    810                                 810
Total loans                                                      495,412           58,874                             554,286
Less allowance for possible
  loan losses                                                     (6,017)            (460)                             (6,477)

           NET LOANS                                             489,395           58,414                             547,809

Loans held for sale                                               30,227                                               30,227
Bank premises and equipment                                       17,678            3,452                              21,130
Other assets                                                      19,258            3,195                              22,453

          TOTAL ASSETS                                          $780,526         $115,291                            $895,817

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
 Noninterest bearing                                              80,694           13,674                              94,368
 Interest bearing                                                570,570           81,867                             652,437

         TOTAL DEPOSITS                                          651,264           95,541                             746,805

Short-term borrowings                                             57,483            9,144                              66,627
Long-term debt                                                     6,875                                                6,875
Other liabilities                                                  8,035            1,144                               9,179

         TOTAL LIABILITIES                                       723,657          105,829                             829,486

SHAREHOLDERS' EQUITY

Common stock                                                       9,451            1,152            1,144             11,747
Capital surplus                                                   18,887              649           (1,144)            18,392
Unrealized loss on marketable
 equity securities                                                (2,074)            (789)                             (2,863)
Retained earnings                                                 30,605            8,450                              39,055

         TOTAL SHAREHOLDERS' EQUITY                               56,869            9,462                0             66,331

         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY                                  $780,526         $115,291                            $895,817

                                                             -40-


CITY HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1994
(IN THOUSANDS EXCEPT PER SHARE)

                                                                                                                  CITY HOLDING
                                                                                                                     AND FMB
                                                                              CITY HOLDING           FMB            PRO FORMA
                                                                               AS REPORTED       AS REPORTED        COMBINED
Interest Income:
 Interest and fees on loans                                                     $ 41,167         $  4,900         $ 46,067
 Interest on investment securities:
 Taxable                                                                          12,071            1,826           13,897
 Tax-exempt                                                                        1,716              761            2,477
 Other interest income                                                               194              127              321

  TOTAL INTEREST INCOME                                                           55,148            7,614           62,762

Interest expense:
 Interest on deposits                                                             20,110            2,768           22,878
 Short-term borrowings                                                             1,687              159            1,846
 Long-term debt                                                                      445                               445

   TOTAL INTEREST EXPENSE                                                         22,242            2,927           25,169

   NET INTEREST INCOME                                                            32,906            4,687           37,593

 Provision for possible loan losses                                                  953               87            1,040

  NET INTEREST INCOME AFTER PROVISION
   FOR POSSIBLE LOAN LOSSES                                                       31,953            4,600           36,553

Other income                                                                       4,647              602            5,249

Other expense                                                                     26,448            3,667           30,115
 INCOME BEFORE INCOME TAXES                                                       10,152            1,535           11,687

Income taxes                                                                        3,193              353            3,546

NET INCOME                                                                        $ 6,959          $ 1,182          $ 8,141

NET INCOME PER SHARE                                                              $  1.85          $  2.05          $  1.73

AVERAGE SHARES OUTSTANDING                                                          3,773              576            4,691



                                                             -42-





CITY HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1993
(IN THOUSANDS EXCEPT PER SHARE)
                                                                                                 CITY HOLDING
                                                                                                   AND FMB
                                                            CITY HOLDING           FMB            PRO FORMA
                                                             AS REPORTED       AS REPORTED        COMBINED
Interest Income:
  Interest and fees on loans                                    $ 33,251         $  4,349          $37,600
  Interest on investment securities:
  Taxable                                                         12,650            1,843           14,493
  Tax-exempt                                                       1,839              807            2,646
  Other interest income                                              476               86              562

   TOTAL INTEREST INCOME                                          48,216            7,085           55,301

Interest expense:

 Interest on deposits
 Short-term borrowings
 Long-term debt                                                     274                                274

  TOTAL INTEREST EXPENSE                                         19,547             2,878           22,425

  NET INTEREST INCOME                                            28,669             4,207           32,876

 Provision for possible loan losses                               1,341                93            1,434

 NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES                                       27,328             4,114           31,442

Other income                                                                        3,004              858            3,862

Other expense                                                                      20,951            3,224           24,175

  INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                       9,381             1,748           11,129

Income taxes                                                                        2,949              418            3,367

Income Before Cumulative Effect of
 Change in Accounting Principle                                   6,432             1,330            7,762

Cumulative Effect of Change in Accounting
 Principle for Postretirement Benefits, net of tax                                   (117)            (117)

NET INCOME                                                                       $  6,432        $   1,213         $  7,645

Earnings per Common Share:
 Income before cumulative effect of
  change in accounting principle                                                     2.31            1.66
 Cumulative effect of change in accounting principle                                 (.20)           (.03)

NET INCOME                                                                      $    1.71        $    2.11       $    1.63

AVERAGE COMMON SHARES OUTSTANDING                                                   3,763              576           4,681

CITY HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1992
(IN THOUSANDS EXCEPT PER SHARE)

                                                                                                  CITY HOLDING
                                                                                                     AND FMB
                                                              CITY HOLDING           FMB            PRO FORMA
                                                               AS REPORTED       AS REPORTED        COMBINED

Interest Income:
  Interest and fees on loans                                    $ 28,222         $  4,272          $32,494
  Interest on investment securities:
   Taxable                                                        12,895            2,246           15,141
   Tax-exempt                                                      1,880              750            2,630
  Other interest income                                              530               85              615

   TOTAL INTEREST INCOME                                          43,527            7,353           50,880

Interest expense:

 Interest on deposits                                             18,514            2,964           21,478
 Short-term borrowings                                               329              342              671
 Long-term debt                                                       35                                35

  TOTAL INTEREST EXPENSE                                          18,878            3,306           22,184

  NET INTEREST INCOME                                             24,649            4,047           28,696

 Provision for possible loan losses                                2,222              103            2,325

  NET INTEREST INCOME AFTER PROVISION
   FOR POSSIBLE LOAN LOSSES                                       22,427            3,944           26,371

Other income                                                       1,897              431            2,328

Other expense                                                     15,909            2,980           18,889

   INCOME BEFORE INCOME TAXES                                      8,415            1,395            9,810

Income taxes                                                       2,511              327            2,838

NET INCOME                                                      $  5,904         $  1,068         $  6,972

NET INCOME PER SHARE                                            $    1.56       $    1.85        $    1.48

AVERAGE COMMON SHARES OUTSTANDING                                   3,779             576            4,697

                                                             -46-



                             DISSENTERS' RIGHTS

     Sections 31-1-122 and 31-1-123 of the West Virginia Act give holders of City Holding and FMB Common Stock dissenters' rights in the Merger. City Holding and FMB shareholders who object to the Merger and who comply with the provisions of (section) 31-1-123 of the West Virginia Act may demand the right to receive a cash payment from City Holding and FMB, respectively, for the "fair value" of their stock as determined as of the day prior to the date on which the Merger was approved by the City Holding or FMB shareholders, as applicable. Under (section) 31-1-123 of the West Virginia Act, such "fair value" of City Holding or FMB Common Stock shall not include any appreciation or depreciation of the price of shares of City Holding or FMB Common Stock resulting from anticipation of the Merger. Consequently, the amount received by a dissenting FMB shareholder may be higher or lower than the consideration he would have received for such shares in the Merger. City Holding shareholders are not receiving any consideration for their shares in the Merger.

     To exercise their dissenters' rights, FMB shareholders electing to dissent ("Dissenting FMB Shareholders") must file with FMB at Fourth Avenue and Washington Street, Montgomery, West Virginia 25136, Attention:
Secretary, prior to or at the FMB Special Meeting, a written objection to the proposed Merger. To exercise their dissenters' rights, City Holding shareholders electing to dissent ("Dissenting City Holding Shareholders" and collectively with Dissenting FMB Shareholders, "Dissenting Shareholders") must file with City Holding at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia, Attention: Robert A. Henson, Chief Financial Officer, prior to or at the City Holding Annual Meeting, a written objection to the proposed Merger. A Dissenting Shareholder may dissent as to less than all of shares of FMB Common Stock or City Holding Common Stock owned beneficially by him. If the Merger is approved by the City Holding and FMB shareholders, and a Dissenting Shareholder did not vote the related shares in favor of the Merger, he must then, within ten days after the date on which the vote was taken, file with City Holding a written demand for payment of the fair value of such shares.

     Within 20 days after demanding payment for his shares, each Dissenting Shareholder must submit the certificate or certificates representing his shares to City Holding for notation thereon that such demand has been made. His failure to do so shall, at the option of City Holding, terminate his rights under Section 3-1-122 and 3-1-123 of the West Virginia Act unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares of City Holding or FMB Common Stock represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in City Holding or FMB, as applicable, other than those which the original Dissenting Shareholder had after making demand for payment under
Section 31-1-123 of the West Virginia Act.

     A demand filed by a Dissenting Shareholder may not be withdrawn unless City Holding consents. Within ten days after the Effective Date of the Merger, City Holding shall give written notice thereof to each Dissenting Shareholder who has made a demand as required by the West Virginia Act, and shall make a written offer to each such Dissenting Shareholder to pay for his related shares at a specified price deemed by City Holding to be the fair value thereof. Such notice and offer shall be accompanied by a balance sheet of FMB or City Holding, as applicable, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement for the 12 months' period ended on the date of such balance sheet. If within 30 days after the Effective Date, the fair value of such shares is agreed upon between any Dissenting Shareholder and City Holding, payment therefor shall be made within 90 days after the Effective Date, upon surrender of the certificate(s) representing such share(s). Upon payment of the agreed value a Dissenting Shareholder shall cease to have any interest in such shares.

     If within the 30-day period described above, a Dissenting Shareholder and City Holding do not agree as to the fair value of the shares, City Holding shall within 30 days after receipt of written demand from any Dissenting Shareholder, which written demand must be given within 60 days after the Effective Date, file a complaint in a court of general civil jurisdiction in the county where City Holding's or FMB's, as applicable, principal office was located requesting that the fair value of such shares be determined, or City Holding may file such a complaint within such 60-day period at its own election. If City Holding fails to bring such action within the 60-day period, and at this time it cannot predict whether it would file such a complaint, any Dissenting Shareholder may do so in the name of City Holding. If no complaint is filed, Dissenting Shareholders may be deemed to have waived their rights under the West Virginia Act. All Dissenting Shareholders, except those who have agreed upon a price to be paid for their shares by City Holding, may be made parties to the proceeding and may receive a copy of the petition or summons. All Dissenting Shareholders who are parties to the proceeding shall be entitled to judgment against City Holding for the amount of the fair value of their shares plus accrued interest except any Dissenting Shareholder whom the court determines not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to City Holding of the certificate(s) representing such share(s).

     Section 31-1-123(e) of the West Virginia Act provides that any costs and expenses of any such proceeding shall be determined by the court and assessed against City Holding, except that all or any part of such costs and expenses may be assessed against all or some Dissenting Shareholders, in amounts the court finds equitable, to the extent the court finds the Dissenting Shareholders did not act in good faith in contesting City
Holding's offer.   Such expenses shall not include experts' or attorneys'
expenses and fees unless the court, in its discretion, awards such fees and expenses.

     Reference is made to Annex IV attached hereto for the complete text of the provisions of Sections 31-1-122 and 33-1-123 of the West Virginia Act relating to the rights of dissenting shareholders. The statements made in this summary of such provisions are qualified in their entirety by reference to Annex IV. The provisions of Section 31-1-123 of the West Virginia Act are technical and complex and it is suggested that any shareholder who desires to exercise his right to dissent consult counsel, because failure to comply strictly with such provisions may defeat his dissenters' rights.

                         CITY HOLDING CAPITAL STOCK

     City Holding's Articles of Incorporation, authorize 20,000,000 shares of Common Stock, par value $2.50, and 500,000 shares of Preferred Stock, par value $25, including a series of 100,000 shares of Junior Participating Cumulative Preferred Stock, Series A. As of December 31, 1994, 3,777,933 shares of Common Stock and no shares of Preferred Stock were outstanding and entitled to vote. At such date, City Holding had 1,771 shareholders of record.

     Authority is given in the Articles of Incorporation to the Board of Directors to issue shares of City Holding's Common Stock and Preferred Stock from time to time for such consideration as the Board may deem advisable.

     The characteristics of City Holding's capital stock are summarized below.

Common Stock

     Dividend Rights. Common shareholders are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of its subsidiary banks to pay dividends, and is subject
to various statutory limits.  See "SUPERVISION AND REGULATION   Limits on
Dividends and Other Payments."

     Voting Rights and Cumulative Voting. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him and entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute such votes on the same principle among as many candidates and in such manner as he desires. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him and entitled to vote.

     Liquidation Rights. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

     Preemptive Rights. Holders of City Holding Common Stock have no preemptive rights with respect to future issues of Common Stock.

     Calls and Assessments. All City Holding Common Stock outstanding is fully paid and nonassessable.

Preferred Stock

     The Board of Directors has the authority, without any vote or action by the shareholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Issuance of Preferred Stock by the Board of Directors of City Holding could be utilized to render more difficult, or discourage, an attempt to gain control of City Holding.
There are no shares of Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares, except pursuant to the Preferred Stock Purchase Rights Plan summarized below.

Preferred Stock Purchase Rights Plan; Change of Control

     Pursuant to a Preferred Stock Purchase Rights Plan and a related Amended and Restated Rights Agreement between City Holding and NationsBank, N.A., as Rights Agent, each outstanding share of City Holding Common Stock carries with it one Preferred Stock Purchase Right (a "Right"). In general, the number of Rights outstanding will equal the number of shares of City Holding Common Stock outstanding from time to time. The Rights will expire on April 9, 2001, unless previously exercised or redeemed at the option of the Board of Directors. Each share of City Holding Common Stock offered hereby has one Right attached.

     Generally, under the terms of the Rights Plan, the Rights will be exercisable only if a person or group acquires 10% or more of City Holding Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of City Holding Common Stock. Each Right will entitle its holder to buy one one-thousandth of a share of Junior Participating Cumulative Preferred Stock, Series A, par value $25, at an exercise price of $53, subject to adjustment. If a person or group acquires 20% or more of the outstanding City Holding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the then-current exercise price, City Holding Common Stock having a market value equal to twice the exercise price. If City Holding is acquired in a merger or other business combination or if 50% or more of City Holding's assets or earning power is sold or transferred, each Right will entitle its holder to purchase, at the then-current exercise price, common stock of the acquiror having a value equal to twice the exercise price.

     City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director. The effect of these measures and the

Rights Plan could be to render more difficult or to discourage an attempt to gain control of City Holding by means of a merger, tender offer, proxy contest or otherwise, even if supported by holders of a majority of the voting securities of City Holding, and thereby protect the current management.

Reports to Shareholders

     City Holding furnishes its shareholders with annual reports, including audited financial statements, and with quarterly reports.

Transfer Agent

     The transfer agent for City Holding Common Stock is City National Bank of Charleston.

                     COMPARATIVE RIGHTS OF SHAREHOLDERS

     At the Effective Date, FMB shareholders automatically will become shareholders of City Holding, and their rights as shareholders will be determined by City Holding's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of City Holding and FMB.

Capitalization

     City Holding. City Holding is authorized to issue 20,000,000 shares of City Holding Common Stock, $2.50 par value, of which 3,779,818 shares, including 1,885 treasury shares, were issued and outstanding as of the City Holding Record Date. City Holding is also authorized to issue 500,000 shares of Preferred Stock, $25 par value, including a series of 100,000 shares of Junior Participating Cumulative Preferred Stock, Series A, of which no shares were issued and outstanding as of the City Holding Record Date.

     Under City Holding's Articles of Incorporation, the Board of Directors of City Holding has the power, without further action by City Holding's shareholders, to provide for the issuance of City Holding Common Stock or Preferred Stock from time to time for such consideration as the Board may deem advisable.

     FMB. FMB is authorized to issue 1,000,000 shares of FMB Common Stock, $2.00 par value of which 576,000 shares were issued and outstanding as of the FMB Record Date.

     Merchants is authorized to issue 144,000 shares of Common Stock, $2.00 par value, all of which were issued and outstanding and owned by FMB as of the FMB Record Date.

Voting Rights

     City Holding. In all elections of directors, each holder of City Holding Common Stock has the right to cast one vote for each share of stock owned by him and is entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute such votes on the same principle among as many candidates and in such manner as he desires. On any other issue to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him and entitled to vote. The vote of a majority of shares represented at a meeting and entitled to vote is required to approve most actions requiring shareholder approval, except that amendments to the Articles of Incorporation and certain fundamental actions such as mergers, consolidations and sales of substantially all assets outside the ordinary course of business must be approved by vote of a majority of shares entitled to vote thereon.

     FMB. In all elections of directors, each holder of FMB Common Stock has the right to cast one vote for each share of stock owned by him and is entitled to vote for as many persons as there are directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute such votes on the same principal among as many candidates and in such manner as he desires. On any other issue to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock owned by him and entitled to vote. The vote of the majority of shares represented at a meeting and entitled to vote is required to approve most actions requiring shareholder approval except that the West Virginia Act requires that certain items, including amendments to the Articles of Incorporation, must be approved by a vote of a majority of shares entitled to vote thereon. Furthermore, the Articles of Incorporation of FMB and its Bylaws requires the vote of the holders of at least two-thirds of the issued and outstanding stock entitled to vote for certain "business combinations" as defined in the Articles of Incorporation and Bylaws; provided, however, that if 80% or greater of the directors of the corporation recommend the "business combination" to the shareholders, only a simple majority vote of the issued and outstanding stock entitled to vote thereon need be obtained to approve the transaction. The Merger contemplated in the Agreement is a "business combination" as defined in the Articles and Bylaws of FMB. However, since the Agreement was unanimously approved by the FMB Board of Directors, a simple majority of the shares entitled to vote thereon is the vote requirement for the Merger presented to the shareholders in connection with the Agreement.

Directors and Classes of Directors

     City Holding. The City Holding Board of Directors presently comprises 14 members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

     FMB. The FMB Board of Directors presently comprises 12 members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

Anti-Takeover Provisions

     City Holding. City Holding's Board of Directors has adopted a Rights Plan and City Holding's Articles of Incorporation provide that the Board of Directors consist of three classes with staggered terms for members of the Board of Directors. City Holding has also adopted a by-law requiring advance notice from a shareholder to nominate a director. See "CITY HOLDING CAPITAL STOCK -- Preferred Stock Purchase Rights Plan; Change of Control."

     City Holding has not adopted other conventional anti-takeover provisions such as, for example, a fair-price charter amendment, a super-majority vote charter amendment, or an anti-greenmail charter amendment, and has no current plans to submit further proposals with a possible "anti-takeover" effect. In addition, the West Virginia Act does not contain any provisions protecting a West Virginia corporation against hostile takeovers, such as a fair price statute or a control share acquisition statute.

     FMB. FMB has adopted conventional anti-takeover provisions, including certain super majority vote requirements for business combinations, a fair price provision and an anti-green mail provision. Because of the unanimous approval and recommendation by the FMB Board of Directors of the Merger, these provisions are not applicable to the vote or procedures required in connection with the Merger.

Preemptive Rights

     Neither the shareholders of City Holding nor the shareholders of FMB have preemptive rights. Thus, if additional shares of City Holding Common Stock or FMB Common Stock were issued, holders of such stock, to the extent that they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

     City Holding. All outstanding shares of City Holding Common Stock are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

     FMB. All outstanding shares of FMB Common Stock are fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

     Neither City Holding Common Stock nor FMB Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

     City Holding. Upon liquidation, after payment to all creditors and holders of Preferred Stock, the remaining assets of City Holding would be distributed to the holders of City Holding Common Stock pro rata.

     FMB. Upon liquidation, after payment to all creditors, the remaining assets of FMB would be distributed to the holders of FMB stock on a pro rata basis.

Dividends and Other Distributions

     City Holding. Holders of City Holding Common Stock are entitled to dividends to the extent funds are legally available and the Board of Directors declares payment. City Holding's ability to pay dividends is largely contingent upon the abilities of its subsidiaries to pay dividends, and is subject to various statutory limits. See "SUPERVISION AND
REGULATION -- Limits on Dividends and Other Payments."

     FMB. Holders of FMB Common Stock are entitled to dividends to the extent funds are legally available therefore and the FMB Board of Directors declares payment. FMB's ability to pay dividends is contingent entirely upon the ability of Merchants, its subsidiary bank, to pay dividends. The ability of Merchants to pay dividends is subject to various regulatory and statutory limits. See "SUPERVISION AND REGULATION -- Limits on Dividends and Other Payments."

Shareholder Meetings

     City Holding. City Holding's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or by the President and Secretary, or by any three or more shareholders holding together at least 10% of the capital stock of City Holding.

     FMB. FMB's Bylaws provide that special meetings of the shareholders may be called any time by the Board of Directors or by the President or Secretary or by any number of shareholders holding together at least 10% of the capital stock of FMB.

Indemnification

     City Holding. Section 31-1-9 of the West Virginia Act provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the shareholders or any resolution adopted, before or after the event, by the shareholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Act indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

     City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (ii) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

     FMB. Section 31-1-9 of the West Virginia Act provides in part that each West Virginia corporation shall have power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the shareholders or any resolution adopted, before or after the event, by the shareholders.

Director Exculpation

     City Holding. The West Virginia Act does not provide for limitation of directors' monetary liability or director exculpation.

     FMB. The West Virginia Act does not provide for limitation of directors' monetary liability or director exculpation.

                         SUPERVISION AND REGULATION

     The following generally describes the regulation to which City Holding and its Banking Subsidiaries are subject. Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of City Holding and the Banking Subsidiaries.

Limits on Dividends and Other Payments

     City Holding is a legal entity separate and distinct from its Banking Subsidiaries. Most of City Holding's revenues result from dividends paid to City Holding by the Banking Subsidiaries. The right of City Holding and shareholders of City Holding, to participate in any distribution of the assets or earnings of any Banking Subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of such Banking Subsidiary, except to the extent that claims of City Holding in its capacity as a creditor may be recognized. Moreover, there are various legal limitations applicable to the payment of dividends to City Holding as well as the payment of dividends by City Holding to its shareholders. Under federal law, the Banking Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, or take securities of City Holding as collateral for loans to any borrower. The Banking Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

     The Banking Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to City Holding. Under applicable regulations, at December 31, 1994, the Banking Subsidiaries could have paid aggregate dividends to City Holding of $6.2 million without obtaining prior approval of their respective regulators. The payment of dividends by City Holding and the Banking Subsidiaries may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The various regulators supervising the Banking Subsidiaries have authority to prohibit any Banking Subsidiary under their jurisdiction from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the Banking Subsidiary in question, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board and the OCC have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. Moreover, the Federal Reserve Board has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve Board has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company's ability to serve as a source of strength.

     The ability of the Banking Subsidiaries to pay dividends in the future is, and is expected to continue to be, influenced by regulatory policies and by capital guidelines. The bank regulatory agencies have broad discretion in developing and applying policies and guidelines, in monitoring compliance with existing policies and guidelines, and in determining whether to modify such policies and guidelines.

Capital Requirements

     As a bank holding company, City Holding is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses of up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are determined by assigning assets and off-balance sheet exposures to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. City Holding's Tier 1 and total capital to risk-weighted asset ratios as of December 31, 1994, were 10.65% and 11.88%, respectively, exceeding the minimums required.

     In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3 percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will be required to maintain a leverage ratio of 3 percent plus an additional cushion of at least 100 to 200 basis points. City Holding's leverage ratio as of December 31, 1994, was 6.65%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     The following table presents capital ratios for City Holding and FMB at December 31, 1994, and as adjusted to give effect to the Merger.

                                                            Historical

                               Regulatory           City                                  Pro Forma
                                Minimum            Holding               FMB              Combined
                              %/$ Millions     %/$ Millions(1)     %/$ Millions(2)     %/$Millions(3)
Risk-based capital
 Tier 1                         4.00/19.7        10.65/52.4          13.43/9.1          10.97/61.0
 Total                          8.00/39.4        11.88/58.4          14.11/9.5          12.14/67.5
Leverage                        3.00/23.6         6.65/52.4           8.10/9.1           6.79/61.0
Common shareholders'
 equity to total assets               --          7.28/56.9           8.21/9.5           7.40/66.3
Total shareholders' equity
 to total assets                      --          7.28/56.9           8.21/9.5           7.40/66.3


                                                             -60-
__________
(1) Calculated in accordance with the Federal Reserve Board's capital rules.
(2)  Calculated in accordance with the FDIC's capital rules.
(3) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for City Holding and FMB at December 31, 1994.


     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management is unable to predict whether higher capital ratios would be imposed and, if so, at what levels and on what schedule. Otherwise, management of City Holding is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the liquidity, capital resources or operations of City Holding, nor is management aware of any current recommendations by the regulatory authorities, which, if they were to be implemented, would have such an effect.

FIRREA

     Under the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Liability of any Bank Subsidiary under this "cross-guarantee position could have a material adverse effect on the financial condition of any other Bank Subsidiary and City Holding.

FDICIA

     In December 1991, the Federal Deposit Insurance Corporation
Improvement Act of 1991 ("FDICIA") became effective. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and revised several other federal banking statutes.

Bank Holding Companies

     City Holding is registered as a "bank holding company" under the BHCA. Bank holding companies are subject to regulation by the Federal Reserve Board.

     The BHCA requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority owned by it or to merge or consolidate with any other bank holding company. The BHCA prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. West Virginia has adopted legislation permitting such acquisitions by bank holding companies located in states that have reciprocal agreements with West Virginia.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

Banks

     City National Bank of Charleston, The Home National Bank of Sutton, and the First National Bank of Hinton are national banking associations, and are subject to supervision and regulation by the OCC, the Federal Reserve Board and the FDIC. The Peoples Bank of Point Pleasant, First State Bank & Trust, The Bank of Ripley, Peoples State and Blue Ridge Bank are supervised and regulated by the West Virginia Board of Banking and Financial Institutions, the FDIC and the Federal Reserve Board. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

FDIC Insurance Assessments

     City Holding's Bank Subsidiaries are subject to FDIC deposit insurance assessments. Effective in January 1993, deposit insurance premium rates range from $.23 to $.31 per $100 of deposits and depend on both the institution's capital adequacy and a supervisory judgment of overall risk posed by the institution. Prior to January 1993, FDIC insurance premiums were charged at a flat rate. Because of decreases in the reserves of the Bank Insurance Fund due to the increased number of bank failures in recent years, it is possible that insurance assessments will increase and that there may be special additional assessments. Additional assessments could have an adverse impact on City Holding's results of operations.

Governmental Policies

     The operations of City Holding and its Banking Subsidiaries are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

     The Federal Reserve Board has adopted regulations establishing relevant capital measures and relevant capital levels for banks. The relevant capital measures are the total risk-adjusted capital ratio, Tier 1 risk-adjusted capital ratio and the leverage ratio. Under the regulations, a bank is considered (i) well capitalized if it has a total capital ratio of ten percent or greater, a Tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by such regulator to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a total capital ratio of eight percent or greater, a Tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not well capitalized, (iii) undercapitalized if it has a total capital ratio of less than eight percent, a Tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than six percent, a Tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent, and (v) critically undercapitalized if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of December 31, 1994, each of the Banking Subsidiaries had capital levels that qualify them as being well capitalized under such regulations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve Board, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. In order to obtain acceptance of a capital restoration plan, a depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Furthermore, in the event of a bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. In addition, pass through insurance coverage may not be available for certain employee benefit accounts.

     Various other legislation, including proposals to overhaul the banking regulatory system and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. City Holding cannot determine the ultimate effect that FDICIA and the implementing regulations to be adopted thereunder, or any other potential legislation, if enacted, would have upon its financial condition or operations.

                          BUSINESS OF CITY HOLDING

     City Holding, a West Virginia corporation headquartered in Charleston, commenced operations in November 1983. City Holding currently has eight banking subsidiaries and three non-banking subsidiaries. All of the subsidiaries are wholly-owned. In addition to City Holding's periodic filings with the Commission, each of the Banking Subsidiaries is subject to certain regulatory guidelines at the applicable federal and state level.
As such, the banks are routinely examined by these regulatory bodies and certain information is required to be submitted to them each quarter. City Holding operates retail and consumer-oriented community banks that
emphasize personal service.   At December 31, 1994, City Holding had total
assets of $781 million, total deposits of $651 million and total stockholders' equity of $57 million.

     City Holding's principal subsidiary bank is The City National Bank of Charleston ("City National"), which was organized in 1957 and had $272 million in total assets at December 31, 1994. Through its main office, City National serves the Kanawha City section of Charleston and municipalities and rural areas east of the city. City National operates full service branch banks in downtown Charleston, western Charleston, the South Hills district of Charleston, St. Albans and Cross Lanes.

     The Charleston metropolitan area served by City National is the largest in West Virginia, with a population of approximately 270,000. The state's capital city, Charleston, is served by three interstate highways and the area's economy is diverse and strong in relation to the economy of the state as a whole. A service center, Charleston provides governmental, medical, financial and other services for the entire state. Major chemical companies and educational institutions also contribute to the local economy.

     City Holding completed its acquisition of The Peoples Bank of Point Pleasant ("Point Pleasant") in June 1987. Point Pleasant, a state-chartered bank organized in 1965, conducts a general banking business through its main office and two branch offices located in Mason County, West Virginia, which has a population of approximately 27,000. The Mason County economy primarily consists of dairy and crop farming industries. Point Pleasant had total assets of $103 million at December 31, 1994.

     In September 1988, City Holding acquired First State Bank & Trust of Rainelle, West Virginia ("Rainelle"). Rainelle, a state-chartered bank incorporated in 1973, operates a full-service bank and two branch offices in Greenbrier County, West Virginia. In 1994, City Holding acquired the remaining 33% of First National Bank-Beckley which was subsequently merged into Rainelle. The merger expanded Rainelle into Beckley (Raleigh County), West Virginia by adding two additional branches. The Greenbrier County economy is primarily supported by the mining, timber and farming industries and Raleigh County is primarily supported by the mining, retail and government industries. Rainelle had total assets of $74 million at December 31, 1994.

     In October 1988, City Holding acquired Bank of Ripley ("Ripley"). Ripley, a state-chartered institution organized in 1891, is located in Jackson County, West Virginia. Ripley operates a full-service bank with an emphasis on retail or consumer banking. The Jackson County economy is primarily supported by the farming and timber industries. Ripley had $64 million in total assets at December 31, 1994.

     City Holding acquired Home National Bank of Sutton, West Virginia ("Home National") in May 1992. Home National, organized in 1909, operates a full service bank and one branch office in Braxton County, West Virginia. The Braxton County economy is primarily supported by the mining, timber, and farming industries. Home National had total assets of $63 million at December 31, 1994.

     In August 1992, City Holding began operations of Blue Ridge Bank ("Blue Ridge"), a de novo institution chartered as a state nonmember bank. Blue Ridge, a full-service bank, is located in Martinsburg, West Virginia.

In October 1993, Blue Ridge assumed the insured deposits and purchased certain facilities and an insignificant amount of performing loans of the former Shenandoah Federal Savings Association in a cash transaction with the Resolution Trust Corporation. This acquisition, which added approximately $40 million in deposits, expanded Blue Ridge from two offices to six, located in Berkeley, Jefferson, Morgan and Grant counties. The economy of Martinsburg and surrounding communities is primarily supported by the wholesale and retail trade, service, and government industries.
Blue Ridge had total assets of $100 million at December 31, 1994.

     City Holding acquired The Buffalo Bank of Eleanor in December 1992 and changed its name to Peoples State Bank ("Peoples") in early 1995. Peoples, a state-chartered bank organized in 1919 (as "The Buffalo Bank of Eleanor"), operates a full-service bank and a branch office in Putnam County, West Virginia. The Putnam County economy consists of agriculture, retail and governmental industries. People's had total assets of $59 million at December 31, 1994. City Holding anticipates that it will move Peoples headquarters to Clarksburg, West Virginia and merge People's Putnam County operations into City National sometime in the second quarter of 1995.

     City Holding acquired Hinton Financial Corporation ("Hinton") and The First National Bank of Hinton ("Hinton National") in December 1994. Hinton owns all of the outstanding capital stock of Hinton National. Hinton National, organized in 1974, operates a full service bank in Summers County, West Virginia. Summers County is primarily supported by the railroad and government industries. Hinton had total assets of $67 million at December 31, 1994.

     During 1993, City Holding formed two non-banking subsidiaries. City Mortgage Corporation was approved by the Federal Reserve Bank of Richmond to operate as a full service mortgage banking company in December 1993. Headquartered in a suburb of Pittsburgh, Pennsylvania, this company originates, services and sells long-term fixed-rate mortgage loans. City Financial Corporation was approved by the Federal Reserve Bank of Richmond in November 1993 and by the National Association of Securities Dealers in February 1994, to serve as a full service securities brokerage and investment advisory company. City Financial Corporation is headquartered in Charleston, West Virginia with its primary office located in City National's main location. Both of these companies were formed primarily to generate fee income in order to lessen City Holding's reliance on net interest margin and to enable City Holding to offer a full array of financial services to its customers. Hinton, City Holding's third non-banking subsidiary, owns all of the outstanding capital stock of Hinton National and does not conduct any other business activities.

     City Holding continually seeks strategic acquisition opportunities for small to medium-sized banks, but currently is not a party to any agreement or understanding regarding any such acquisition other than the Agreement. City Holding's acquisition policy has permitted the Banking Subsidiaries to operate as entities with their historical names and boards of directors. City Holding believes that this policy maintains community loyalty to the

Banking Subsidiaries and improves operating performance while providing the services and efficiencies of a larger holding company.

CITY HOLDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
     The following discussion should be read in conjunction with the Selected Financial Data for City Holding and City Holding Audited
Consolidated Financial Statements included elsewhere herein.

Overview

     City Holding's return on average assets ("ROA"), a measure of the effectiveness of asset utilization, was .92% in 1994. Return on average equity ("ROE"), which measures the return on shareholders' investment, was 12.01% in 1994. City Holding's ROA and ROE were 1.01% and 11.81%, respectively in 1993. Earnings per share for 1994 were $1.85, an increase of approximately 8.2% from the $1.71 per share reported in 1993. The main reason for the increase in earnings per share is increased net interest income, which is principally the result of increased loan volume and continued growth of City Holding.

     City Holding reported total assets of $781 million at December 31, 1994, and achieved $7.0 million in net income for the year then ended. Total assets increased 10.5% over the 1993 total of $707 million, roughly half of which increase was the result of City Holding's loan growth, as more fully discussed in "Interest-Earning Assets and Interest-Bearing Liabilities." Net income was up significantly over the $6.4 million and $5.9 million reported for 1993 and 1992, respectively.

     City Holding's acquisition of Hinton was accounted for using the pooling of interests method of accounting. Accordingly, City Holding's consolidated financial statements and related Notes, as well as the information presented herein, have been restated to include Hinton as though it were acquired at the beginning of the earliest period presented. For further information concerning the 1994 acquisition, see Note 3 of the City Holding Audited Consolidated Financial Statements.

     The following sections discuss in more detail information with respect to City Holding as summarized in "SELECTED FINANCIAL DATA."

Interest-Earning Assets and Interest-Bearing Liabilities

     Average interest-earning assets increased $108.6 million from 1993 to 1994 and $113.8 million from 1992 to 1993. These increases are attributable to the loan volume generated by City Holding's subsidiary banks, which was accompanied by a comparable increase in deposits and short-term borrowings. A significant part of the increase in net earning assets for 1994 is attributable to City Holding's participation in a short-term, whole loan bulk purchasing program. Under the program, City Holding purchases from a third party whole loans secured by residential mortgages and insured by an Agency of the United States government. The loans typically have balances of less than $25,000 and are not concentrated geographically. Additionally, the program permits City Holding to require the seller to repurchase or replace certain non-performing loans. The loans are generally repurchased from City Holding within 30 to 90 days. Although the loans usually are located outside City Holding's primary market areas, management believes that these loans pose no greater risk than similar "in-market" loans because of City Holding's review of the loans, the credit support associated with the loans, the short duration of City Holding's investment and the other terms of the program. The loans are serviced by third parties and City Holding earns a fixed rate of return on the loans. City Holding earned approximately $1.9 million during 1994 on an average balance of approximately $21.2 million. These loans are being funded through short-term borrowings which consist primarily of securities sold under agreement to repurchase.

     Average short-term borrowings increased $24.9 million from 1993 to
1994.   The average rate paid by City Holding for short-term borrowings increased 156 basis points in 1994 due to general increases in market interest rates.

     Most of the internal growth in deposits has been in response to City Holding's service-oriented philosophy and its active involvement in the local communities it serves. City Holding also continues to establish additional commercial relationships, with an emphasis on "in-market" lending to businesses owned and operated by established customers. City Holding believes its decentralized management style appeals to retail consumers and small businesses. These lending arrangements are in furtherance of City Holding's mission of being a high quality service provider retaining strong ties to the local communities in which its subsidiary banks operate. While all subsidiaries have experienced loan growth, Rainelle and Blue Ridge have generated the most loan volume in 1994, with increases of 43% and 198%, respectively.

     In response to the significant growth in loans, average investment securities had a slight increase of $1.0 million during 1994. The overall yield on investments has decreased from 1993 as a result of a more liquid portfolio and the reinvestment in 1994 of proceeds from matured or called securities during a period of declining market interest rates.

     Average investment securities increased $27.8 million during 1993 principally because of the increase in deposits and short-term borrowings as well as a reduction in federal funds sold for the same period.

     Long-term debt, representing obligations of the Parent Company, consists of amounts borrowed to fund the purchase of Buffalo common stock and the related recapitalization of Buffalo, and to provide Blue Ridge with additional capital in connection with its 1993 acquisition of certain assets and deposits of the former Shenandoah Federal Savings Association. For further details with respect to long-term debt, see Note 8 of the City Holding Audited Consolidated Financial Statements.

Net Interest Income

     Net interest income, on a fully federal tax-equivalent basis, increased $4.2 million during 1994. The average yield on earning assets decreased from 8.23% in 1993 to 7.94% in 1994, while the average cost of interest-bearing liabilities decreased from 3.81% to 3.68% over this same period. This had the effect of decreasing the net yield on earning assets from 4.96% in 1993 to 4.79% in 1994.

     The $2.1 million decrease in net interest income due to rate, as shown in Table Three which follows, was coupled with a $6.3 million increase in net interest income due to volume. The major components of this favorable volume change were increased average loans and investment securities as more fully discussed under "Interest-Earning Assets and Interest-Bearing Liabilities."

     Net interest income, on a fully federal tax-equivalent basis, increased $4.0 million in 1993. The $5.8 million increase caused by changes in volume was offset by a $1.8 million decrease in net interest income due to rate.

     The following tables summarize the average balances, interest earned or paid and yield or rate for City Holding's earning assets and interest-bearing liabilities for each of the three years ended December 31, 1994, 1993 and 1992 and changes in net interest income and expense due to changes in volume and rate during the same periods.

                                   Table One
                Earning Assets and Interest-Bearing Liabilities
                                 (in thousands)

                                              1994                          1993                          1992
                                    Average             Yield/    Average               Yield/   Average                Yield/
                                    Balance  Interest    Rate    Balance     Interest    Rate    Balance     Interest    Rate
EARNING ASSETS:
Loans (1)
   Commercial and industrial     $  128,777 $ 10,912    8.47%    $ 101,187 $  8,687    8.59%     $  66,703 $   5,972     8.95%
   Real estate                      211,463   17,301    8.18       158,554   14,183    8.95        108,343    11,067    10.21
   Consumer obligations             108,684   10,579    9.73       102,572   10,381   10.12         99,409    11,183    11.25

     Total loans                    448,924   38,792    8.64       362,313   33,251    9.18        274,455    28,222    10.28

   Loans held for sale               27,655    2,375    8.59

Securities
   Taxable                          192,288   12,071    6.28       192,143   12,650    6.58        166,451    12,895     7.75
   Tax-exempt (2)                    30,178    2,600    8.62        29,320    2,786    9.50         27,175     2,848    10.48

     Total securities               222,466   14,671    6.59       221,463   15,436    6.97        193,626    15,743     8.13

   Federal funds sold                 6,930      194    2.80        13,632      476    3.49         15,566       530     3.40

       Total earning assets         705,975   56,032    7.94       597,408   49,163    8.23        483,647    44,495     9.20

Cash and due from banks              21,397                         19,292                          14,047
Bank premises and equipment          16,323                         13,140                           9,403
Other assets                         16,630                         12,366                          10,089
   Less allowance for possible
    loan losses                     (5,916)                        (5,364)                         (2,980)

       Total assets               $ 754,409                      $ 636,842                       $ 514,206

INTEREST-BEARING LIABILITIES:
Demand deposits                   $  83,587 $  2,641    3.16%    $  73,965 $  2,293    3.10%    $   65,136  $  2,666    4.09%

Savings deposits                    221,305    6,861    3.10       189,328    6,338    3.35        125,554     5,217    4.16
Time deposits                       250,090   10,608    4.24       227,342   10,218    4.49        204,158    10,631    5.21
Short-term borrowings                42,559    1,687    3.96        17,641      424    2.40         10,605       329    3.10
Long-term debt                        6,252      445    7.12         4,387      274    6.25            508        35    6.89

 Total interest-bearing
  liabilities                       603,793   22,242    3.68       512,663   19,547    3.81        405,961    18,878    4.65
Demand deposits                      85,918                         63,400                          51,581
Other liabilities                     6,773                          6,320                           6,206
Shareholders' equity                 57,925                         54,459                          50,458
      Total liabilities and
          shareholders' equity   $  754,409                     $  636,842                      $  514,206

       Net interest income                 $  33,790                      $   29,616                        $ 25,617

     Net yield on earning assets                        4.79%                          4.96%                            5.30%

______________
(1) For purposes of this table, nonaccruing loans have been included in average balances and loan fees, which are immaterial, have been included in interest income.

(2) Computed on a fully federal tax-equivalent basis assuming a tax rate of 34% in all years.

                                               Table Two
                                          Rate/Volume Anaysis
                                        of Changes in Interest
                                          Income and Expense
                                            (in Thousands)


                                            1994 VS. 1993                           1993 VS. 1992
                                          Increase (Decrease)                      Increase (Decrease)
                                           Due to Change In:                        Due to Change In:

                                      Volume      Rate       Net                Volume       Rate       Net
INTEREST INCOME FROM:
Loans
   Commercial and industrial      $   2,339    $  (114)   $  2,225          $   2,970    $   (255) $   2,715
   Real estate                        4,411     (1,293)      3,118              4,626      (1,510)     3,116
   Consumer obligations                 604       (406)        198                347      (1,149)     (802)

Total                                 7,354     (1,813)      5,541              7,943      (2,914)     5,029

Loans held for sale                   2,375         0        2,375                0            0         0
Investment securities
   Taxable                               10       (589)      (579)              1,839      (2,084)     (245)
   Tax-exempt (1)                        80       (266)      (186)                215        (277)      (62)

Total                                    90       (855)      (765)              2,054      (2,361)     (307)

   Federal funds sold                  (201)       (81)       (282)               (67)         13        (54)
Total interest-earning assets     $   9,618  $  (2,749)  $   6,869           $  9,930   $  (5,262) $   4,668

INTEREST EXPENSE ON:
Demand deposits                   $     303  $       45  $     348          $     330   $    (703)  $  (373)
Savings deposits                      1,015       (492)        523              2,277      (1,156)     1,121
Time deposits                           986       (596)        390              1,132      (1,545)     (413)
Short-term borrowings                   865         398      1,263                182         (87)        95
Long-term debt                          129          42        171                243          (4)       239
Total interest-bearing
 liabilities                      $   3,298   $   (603)  $   2,695          $   4,164   $  (3,495)  $    669

NET INTEREST INCOME               $   6,320   $ (2,146)  $   4,174          $   5,766   $  (1,767)  $  3,999

______________
(1) Fully federal taxable equivalent using a tax rate of 34% in all years.



     The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                    -75-


Loan Portfolio

     The following table summarizes the composition of City Holding's loan portfolio.

                                        Table Three
                                       Loan Portfolio
                                       (in Thousands)

                                                                                DECEMBER 31
                                               1994             1993                1992          1991               1990
Commercial, financial
  and agricultural                          $ 137,425        $ 125,568         $  80,806       $  76,179         $  58,180
Real estate-mortgage                          238,231          184,602           141,079          92,539            85,241
Installment loans to
  individuals                                 129,300          114,110           120,324          97,768            95,434

   Total loans                              $ 504,956        $ 424,280         $ 342,209       $ 266,486         $ 238,855

                                    -77-








     City Holding had $15.3 million and $15.1 million outstanding in real estate construction loans at December 31, 1994 and 1993, respectively, the majority of which related to one to four family residential properties. Real estate construction loans were not material in all other periods presented.

     The following table shows the contractual maturity of loans outstanding as of December 31, 1994.

                                                      MATURING

                                             After One
                                    Within   But Within      After
                                   One Year  Five Years   Five Years     Total
Commercial, financial &
  agricultural                    $  29,233  $  59,614  $  47,065    $ 135,912
Real estate-mortgage                 41,122     60,060    141,535      242,717
Installment loans to
  individuals                        18,468     92,446     15,413      126,327

    Total loans                   $  88,823  $ 212,120  $ 204,013    $ 504,956

Loans maturing after one year with:

   Fixed interest rates           $ 273,961
   Variable interest rates          142,172

   Total                          $ 416,133

Loan Loss Analysis

     During 1994, City Holding charged-off $1,093,000 of loans that were doubtful as to collection and had recoveries of $393,000. The resulting net charge-offs of $700,000, decreased 34% from that reported in 1993. Net charge-offs decreased approximately 15%, or $138,000 in 1993 versus 1992. Approximately half of the 1993 net charge-offs was related to pre-acquisition loans at Buffalo. Net charge-offs as a percent of average total loans decreased 13 basis points when comparing 1994 to 1993. City Holding's asset quality continues to compare favorably with that of peer banks.

     The provision for possible loan losses charged to operations each year is dependent upon many factors, including loan growth, historical charge-off experience, size and composition of the loan portfolio, delinquencies and general economic trends. The provision of $953,000 in 1994 represents .21% of average loans as compared to a $1,341,000 or .37% provision in 1993. The decreased provision for 1994 is primarily due to lower net charge-offs as discussed above. Loan volume has continued to increase in recent years as a result of City Holding's more active solicitation of commercial loan business as well as general volume increases applicable to the traditional borrowing segment from which City Holding has generated loans in the past. City Holding has successfully attracted more commercial customers, while continuing to obtain noncommercial, lower risk collateral such as residential properties. City Holding's collateral position with respect to real estate loans has typically been less volatile than its peers, particularly banks located outside of its region where dramatic escalations in real estate values took place in certain prior years. See
Note 5 to the City Holding Audited Consolidated Financial Statements for a discussion of concentrations of credit risk.

     The allowance for loan losses was $6,017,000, or 1.23% of net loans, as of December 31, 1994, compared to $5,764,000 or 1.41% of net loans in 1993. In management's opinion, the consolidated allowance for loan losses is adequate to provide for any potential losses on existing loans.

     Nonperforming loans, consisting of nonaccrual, past due and restructured credits, increased approximately $914,000 in 1994. While the general economy remains soft in certain of the subsidiary banks' market areas, management does not anticipate material loan losses since loan to collateral ratios remain favorable. At December 31, 1994, loans aggregating $529,000 are considered by management to represent possible future credit problems. These loans are generally contractually current, but information is available to management which indicates that serious doubt may exist as to the ability of such borrowers to comply with the present loan repayment terms. The ratio of the allowance for loan losses to nonperforming loans, including potential problem loans, was 131% at December 31, 1994, as compared to 125% and 102% at December 31, 1993 and 1992, respectively.

     Tables Four, Five and Six detail loan performance and analyze the allowance for loan losses.

                                    -79-


                                        Table Four
                        Analsis of the Allowance for Loan Losses
                                      (in thousands)


                                                                             DECEMBER 31
                                           1994              1993              1992            1991          1990
Balance at beginning of period          $  5,764          $  5,380          $  2,401       $  1,929        $  1,721
Charge-offs:
 Commercial, financial and agricultural     (300)             (684)             (244)          (302)           (270)
 Real estate-mortgage                       (151)             (239)             (292)          (247)           (186)
 Installment loans to individuals           (642)             (614)             (627)          (452)           (463)
 Totals                                   (1,093)           (1,537)           (1,163)        (1,001)           (919)

Recoveries:
 Commercial, financial and agricultural      110                58                20             49              77
 Real estate-mortgage                         11               218                65             26              50
 Installment loans to individuals            272               200               155            126             102
 Totals                                      393               476               240            201             229

Net charge-offs                             (700)           (1,061)             (923)          (800)           (690)
Provision for possible loan losses           953             1,341             2,222          1,272             898
Balance of acquired subsidiary                                 104             1,680

Balance at end of period                $  6,017          $  5,764          $  5,380       $  2,401        $  1,929

AS A PERCENT OF AVERAGE TOTAL LOANS
  Net charge-offs                            .16%              .29%              .34%           .33%            .33%
  Provision for possible loan losses         .21               .37               .81            .53             .43

AS A PERCENT OF NONPERFORMING
     AND POTENTIAL PROBLEM LOANS
  Allowance for loan losses               130.55%           125.06%           102.34%         65.37%          70.89%

                                                   Table Five
                                  Nonaccrual, Past Due and Restructured Loans
                                                 (in thousands)

                                                                               DECEMBER 31
                                                   1994         1993          1992          1991          1990
Nonaccrual loans                               $  2,600      $  1,524       $  1,473      $  1,367      $    874
Accruing loans past due 90 days or more           1,218           643          1,293         1,780         1,446
Restructured loans                                  262           999          1,475           526           401
                                               $  4,080      $  3,166       $  4,241      $  3,673      $  2,721

                                                             -82-


     During 1994, City Holding recognized approximately $119,000 of interest income received in cash on nonaccrual and restructured loans. Approximately $229,000 of interest income would have been recognized during the year if such loans had been current in accordance with their original terms. There were no commitments to provide additional funds on nonaccrual, restructured, or other potential problem loans at December 31, 1994.

     Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest unless the loan is well collateralized and in the process of collection. When interest accruals are discontinued, interest credited to income in the current year that is unpaid and deemed uncollectible is charged to operations. Prior year interest accruals that are unpaid and deemed uncollectible are charged to the allowance for loan losses, provided that such amounts were specifically reserved.

                                                 Table Six
                                Allocation of the Allowance for Loan Losses
                                               (in thousands)

                                                                                       DECEMBER 31
                                                  1994              1993             1992             1991             1990
                                                 Percent           Percent          Percent         Percent           Percent
                                                 of Loans         of Loans         of Loans         of Loans         of Loans
                                                 in Each           in Each          in Each         in Each           in Each
                                                 Category         Category         Category         Category         Category
                                                 to Total         to Total         to Total         to Total         to Total
                                          Amount  Loans    Amount   Loans   Amount   Loans   Amount  Loans    Amount   Loans
Commercial, financial and
  agricultural                         $  1,816     27% $  1,943     30%  $  1,959    24% $  1,020     28% $    709      24%
Real estate-mortgage                      2,600     47     2,131     43      1,745    41       494     35       457      36
Installment loans to
  individuals                             1,601     26     1,690     27      1,676    35       887     37       763      40
                                       $  6,017    100%   $5,764    100%  $  5,380   100% $  2,401    100% $  1,929     100%

                                                             -84-

     The portion of the allowance for loan losses that is not specifically allocated to individual credits has been apportioned among the separate loan portfolios based on the relative risk of each portfolio.

Liquidity and Interest Rate Sensitivity

     City Holding has a strong liquidity position and does not anticipate any material adverse changes in 1995. There are no known trends, demands, commitments or uncertainties that have resulted or are reasonably likely to result in material changes in liquidity.

     City Holding seeks to maintain a strong liquidity position to reduce interest rate risk, which is the susceptibility of assets and liabilities to declines in value as a result of changes in general market interest rates. City Holding minimizes this risk through asset and liability management, where the goal is to optimize earnings while managing interest rate risk. City Holding measures this interest rate risk through interest sensitivity gap analysis as illustrated in Table Seven. At December 31, 1994, the one year period shows a negative gap (liability sensitive) of $328 million. This analysis is a "static gap" presentation and movements in deposit rates offered by City Holding's subsidiary banks lag behind movements in the prime rate. Such time lags affect the repricing frequency of many items on City Holding's balance sheet. Accordingly, the sensitivity of deposits to changes in market rates may differ significantly from the related contractual terms. Table Seven is first presented without adjustment for expected repricing behavior. Then, as presented in the "management adjustment" line, these balances have been notionally distributed over the first three periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the respective periods. The distribution of the balances over the repricing periods represents an aggregation of such allocations by each of the affiliate banks, and is based upon historical experience with their individual markets and customers. Management expects to continue the same pricing methodology in response to the future market rate changes; however, management adjustments may change as customer preferences, competitive market conditions, liquidity, and loan growth change. Also presented in the management adjustment line are loan prepayment assumptions which may differ from the related contractual term of the loans. These balances have been distributed over the four periods to reflect those loans that are expected to be repaid in full prior to their maturity date over the respected period. After management adjustments, Table Seven shows a negative gap in the one year period of $137 million. A negative gap position is advantageous when interest rates are falling because interest-bearing liabilities are being repriced at lower rates and in greater volume, which has a positive affect on net interest income. However, when interest rates are rising, this position produces the converse effect. Consequently, City Holding has experienced a decline in its net interest margin during the past two years and is somewhat vulnerable to a rapid rise in interest rates in 1995. These declines in the net interest margin did not translate into declines in net interest income because of increases in the volume of interest-earning assets. In any event, City Holding intends

                                    -85-



to increase the repricing frequency of interest-earning assets, particularly through variable-rate loan products, to achieve a less volatile gap position.

                                        Table Seven
                                Interest Rate Sensitivity Gaps
                                      (in thousands)

                            1 TO 3            3 TO 12          1 TO 5          OVER 5
                            MONTHS            MONTHS           YEARS           YEARS            TOTAL
ASSETS
  Gross loans               $105,619          $ 59,186        $249,727        $ 87,824         $502,356
  Loans held for sale         30,227                 0               0               0           30,227
  Securities                  16,014            19,887          98,799          61,677          196,377
Total interest-earning
 assets                      151,860            79,073         348,526         149,501          728,960

LIABILITIES
  Savings and NOW
   accounts                  308,100                 0               0               0          308,100
  All other interest-
   bearing deposits           76,619           110,180          72,917           2,754          262,470
  Short-term borrowings       57,483                 0               0               0           57,483
  Long-term borrowings         6,875                 0               0               0            6,875

Total interest-
 bearing liabilities         449,077           110,180          72,917           2,754          634,928
Interest sensitivity gap  $ (297,217)        $ (31,107)      $ 275,609        $146,747        $ (94,032)
Cumulative sensitivity
 gap                      $ (297,217)        $(328,324)      $ (52,715)       $ 94,032
Management adjustments    $  262,434         $ (71,241)      $(181,057)       $(10,136)
Cumulative management
  adjusted gap            $  (34,783)        $(137,131)       $(42,579)        $94,032

                                                             -87-

     The table above includes various assumptions and estimates by management as to maturity and repricing patterns. Future interest margins will be impacted by balances and rates which are subject to change periodically throughout the year.

     City Holding also seeks to maintain adequate liquidity in order to generate sufficient cash flows to fund operations on a timely basis. City Holding manages its liquidity position to provide for asset growth and to ensure that the funding needs of depositors and borrowers can be met promptly. City Holding does not have a high concentration of volatile funds, and all such funds are invested in assets of comparable maturity to mitigate liquidity concerns.

     At December 31, 1994, the Parent Company had $6,875,000 in long-term debt outstanding. These funds were used primarily to provide Blue Ridge with additional capital in connection with its 1993 acquisition of certain assets and deposits of the former Shenandoah Federal. Total debt service for the Parent Company in 1995 will approximate $560,000 million at current interest rates. Other than long-term debt, the cash needs of the Parent Company consist of routine payroll and benefit expenses of the Parent Company personnel, expenses for certain professional services, debt service on affiliate advances and dividends to shareholders.

     The Parent Company has approximately $6.2 million available for transfer from its subsidiary banks as of January 1, 1995. Subsidiary bank earnings in 1995 through the date of dividend declaration are also available for transfer upstream. Such subsidiary bank dividends are the Parent Company's primary source of cash. Management anticipates that the cash flow requirements of the Parent Company will be adequately met in the normal course of business. For more specific information regarding restrictions on subsidiary dividends, see Note 9 to the City Holding Audited Consolidated Financial Statements.

     City Holding's cash and cash equivalents, represented by cash, due from banks and federal funds sold, are a product of its operating, investing and financing activities. These activities are set forth in City Holding's Consolidated Statements of Cash Flows included elsewhere herein. Cash was used in operating activities during 1994 due to the purchase of loans held for sale and was generated from operating activities in 1993 and
1992.   Net cash was used in investing activities for each year presented which is indicative of City Holding's loan volume over this period and net increases in the investment portfolio. The majority of this loan growth and investment activity was funded by the net cash provided by financing activities, principally in the form of increased interest-bearing deposits.

     The following tables present information regarding City Holding's investment portfolio.


                                    -88-

                                  Table Eight
                              Investment Portfolio
                                 (in thousands)

                                               Held to      Available                Book Values as of December 31
                                              Maturity      For Sale
                                               1994          1994                          1993       1992
U.S.  Treasury and other U.S. government
   corporations and agencies                   $92,372       $56,751                     $193,284    $168,821
States and political subdivisions               32,056           790                       33,984      31,769
Other                                            3,669        10,379                       14,353       7,467
     Total                                    $128,457       $67,920                     $241,621    $208,057

         At December 31, 1994, there were no securities of any issuers whose aggregate carrying or market value exceeded 10% of shareholders' equity.

                                                             -89-

                                                                  MATURING
                                Within             After One But            After Five But         After
                                One Year           Within Five Years        Within Ten Years       Ten Years
                           Amount     Yield       Amount     Yield         Amount    Yield     Amount    Yield
U.S. Treasury and other
  U.S. government
    corporations and
    agencies            $  24,744     6.83%   $  83,565     6.71%       $  39,119     6.47% $  2,055     6.15%
State and political
    subdivisions(1)         2,422    11.19       11,586      8.93          16,018     8.10     2,820     8.86
Other                       8,735     6.11        3,648      7.46           1,665     7.70       0       0.00
  Total                 $  35,901     6.95%   $  98,799     6.98%         $56,802     6.97% $  4,875     7.72%

____________

(1) Weighted average yields on tax-exempt obligations of states and political subdivisions have been computed on a fully federal tax-equivalent basis using a tax rate of 34%.

                                                             -90-


Other Income and Expenses

     Other income continues to be an area of management emphasis. Recognizing the importance of non-interest income to future operating performance, City Holding is aggressively pursuing additional service opportunities by offering a variety of services and products to its customers which include trust, brokerage, mortgage banking and related services.

     The loan and deposit growth at City Holding's subsidiary banks, which includes a greater mix of commercial relationships than certain prior years, has positioned City Holding to increase other income in areas such as service charges. Service charge income increased approximately $503,000 or 27% when comparing 1994 to 1993. Approximately half of this increase is attributable to fees charged in the normal course of business on the additional $40 million in deposits acquired by Blue Ridge from the former Shenandoah Federal Savings Association in late 1993.

     Other income increased $2.3 million during 1994. This increase was related to an insurance recovery of $1.4 million at one of City Holding's Subsidiary banks. An additional $280,000 in fees was generated from services provided by City Financial and City Mortgage during their first year of operations and approximately $360,000 in fees were generated from overall loan growth during 1994.

     During the fourth quarter of 1994, City Holding took the opportunity to restructure its available-for-sale investment portfolio that resulted in an $885,000 securities loss. Gains/losses from securities transactions were not significant in 1993 or 1992. As more fully described in City Holding's securities policy in Note 1 to the City Holding Audited Consolidated Financial Statements, management determines the appropriate classification of securities at the time of purchase. Historically, sales of securities have been infrequent. See Note 4 to the City Holding Audited Consolidated Financial Statements for a discussion of securities available-for-sale.

     Total other expenses increased $5.5 million, or 26.2%, during 1994 due primarily to $1.1 million in expenses incurred by City Financial and City Mortgage with no expenses for these new subsidiaries included in the 1993 results. In addition, Blue Ridge had an increase of approximately $1.9 million in non-interest expense associated with growth and the 1993 acquisition of Shenandoah Federal Savings Association. The additional increase of $2.5 million is attributable to City Holding's overall growth during 1994, which produced higher personnel costs throughout the organization. Total other expenses increased $5.0 million or 31.7%, during 1993 due primarily to $1.9 million in expenses incurred by Buffalo and Beckley with no expenses for these purchased Subsidiaries included in the 1992 results. In addition, Blue Ridge had $157,000 in other expenses in 1992 for the first four months of operation compared to $1.2 million in 1993 for a full year. The additional increase of $2.1 million in 1993 is attributable to City Holding's overall growth during that year.

                                    -91-


Capital Resources

     As a bank holding company, City Holding is subject to regulation by the Federal Reserve Board under the BHCA. At December 31, 1994, the Federal Reserve Board's minimum ratio of qualified total capital to risk-weighted assets is eight percent. At least half of the total capital is required to be comprised of Tier 1 capital, or the equity of the holders of City Holding Common Stock less intangibles. The remainder ("Tier 2 capital") may consist of certain other prescribed instruments and a limited amount of loan loss reserves.

     In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of three percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of three percent plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     The following table presents comparative capital ratios and related dollar amounts of capital for City Holding:


                                                                      Table Nine
                                                                  Regulatory Capital
                                                                (Dollars in Thousands)

                                                         1994                             1993
CAPITAL COMPONENTS
   Tier 1 risk-based capital                           $  52,408                      $  50,821
   Total risk-based capital                               58,425                         55,832
CAPITAL RATIOS
   Tier 1 risk-based                                       10.65%                         12.70%
   Total risk-based                                        11.88                          13.95
   Leverage                                                 6.65                           7.31

REGULATORY MINIMUM
   Tier 1 risk-based (dollar/ratio)               $ 19,677/4.00%                 $ 16,036/4.00%
   Total risk-based (dollar/ratio)                   39,354/8.00                    32,072/8.00
   Leverage (dollar/ratio)                           23,628/3.00                    20,862/3.00


     The strong capital position of City Holding is indicative of management's emphasis on asset quality and a history of retained net income. The ratios enable City Holding to continually pursue acquisitions and other growth opportunities. Improvements in operating results and a consistent dividend program, coupled with an effective management of credit risk, have been, and will be, the key elements in maintaining City Holding's present capital position.

     City Holding does not anticipate any material capital expenditures in 1995. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of shareholders' dividends and internal growth. In management's opinion, subsidiary banks have the capability to upstream sufficient dividends to meet the cash requirements of the Parent Company. Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1994, are summarized as follows:


                                 Table Ten
                  Maturity Distribution Of Certificates Of
                  Deposits In Amounts Of $100,000 Or More
                               (in thousands)


                               Amounts  Percentage

Three months or less          $  11,195       32%
Over three months
 through six months               5,727       16
Over six months through
 twelve months                    7,540       22
Over twelve months               10,585       30

Total                         $  35,047      100%


Inflation

     Since the assets and liabilities of the subsidiary banks are primarily monetary in nature (payable in fixed, determinable amounts), the performance of banks is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

     While the effect of inflation on banks is normally not as significant as its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses.

Income Taxes

                                    -94-



     Income tax expense was $3,193,000 in 1994, resulting in an effective tax rate of 31.5% for the year. Such rates were 31.4% and 29.8% in 1993 and 1992, respectively. The effective tax rate from 1993 to 1994 remained relatively unchanged. The increase effective tax rate from 1992 to 1993 is principally the result of a decreased mix of tax-exempt income relative to total earnings.

     As more fully discussed in Note 10 to the City Holding Audited Consolidated Financial Statements, City Holding prospectively adopted the liability method of accounting for income taxes during 1992, without material effect. At December 31, 1994, gross deferred tax assets total approximately $5.0 million. Such assets are primarily attributable to the allowance for loan losses ($2 million), acquired net operating loss ("NOL") carryforwards ($777,000) certain nonqualified deferred compensation arrangements sponsored by subsidiary banks ($436,000) and securities available for sale ($1.4 million). Pursuant to management's evaluation for the quarter ended December 31, 1994, no valuation allowance has been allocated to the deferred tax assets. The quarterly evaluation process employed by management is based upon the expected reversal period of the assets, in consideration of taxes paid by City Holding in the carryback years, expected reversals of existing taxable temporary differences, and historical trends in taxable income.

     Those assets for which realization is expected to be dependent on future events are subjected to further evaluation. Management's analysis has shown that realization of certain deferred tax assets, principally the acquired NOL, will be dependent on future events. After considering such factors as the magnitude of the asset relative to historical levels of financial reporting income and taxable income, the period over which future taxable income would have to be earned to realize the asset, and budgeted future results of operations, management has concluded that it is more likely than not that all other deferred tax assets existing at December 31, 1994, will be realized. At present, management does not expect that implementation of tax planning strategies will be necessary to ensure realization. The need for a valuation allowance will continue to be addressed by management each quarter and any changes in the valuation allowance will be reported contemporaneously therewith in City Holding's quarterly results of operations.

             CITY HOLDING MARKET PRICE AND DIVIDEND INFORMATION

     City Holding Common Stock is included on The Nasdaq National Market under the symbol CHCO. The following table sets forth the cash dividends paid per share and information regarding the market prices per share of City Holding's Common Stock for the periods indicated. The price ranges are based on transactions as reported on The Nasdaq National Market. At December 31, 1994, there were 1,771 stockholders of record.


                                    -95-

                                                          Cash
                                                        Dividends            Market Price Range
                                                        Per Share           Low                High

1995
First Quarter                                           $ .16               $26.75           $30.00

1994
Fourth Quarter                                          $ .15               $27.00           $31.82
Third Quarter                                             .15                28.18            31.82
Second Quarter                                            .15                23.64            31.82
First Quarter                                             .15                24.55            31.82

1993
Fourth Quarter                                          $ .15               $25.91           $30.45
Third Quarter                                             .15                23.18            30.45
Second Quarter                                            .14                20.00            26.82
First Quarter                                             .14                18.64            21.59



                                                             -97-

     See "SUPERVISION AND REGULATION" and Note 9 to the City Holding Audited Consolidated Financial Statements for a discussion of restrictions on subsidiary dividends. All per share data have been restated to reflect a 10% stock dividend effective January 1995. Cash dividends represent amounts declared by City Holding and do not include cash dividends of acquired subsidiaries prior to the dates of acquisition.


                CITY HOLDING OWNERSHIP OF EQUITY SECURITIES

     The table below presents certain information as of March 24, 1995 regarding beneficial ownership of shares of City Holding Common Stock by Directors, nominees for Director, all Directors and officers as a group and each person known by City Holding to own more than five percent (5%) of the outstanding City Holding Common Stock.



                      Sole Voting
                         and                     Aggregate
                       Investment               Percentage
Name                    Power       Other (1)      Owned

Samuel M. Bowling     19,858        43,224        1.67
C. Scott Briers        5,422         2,057         .20

Dr. D. K. Cales       72,458             -        1.92
Steven J. Day         20,154        10,455         .81

Robert D. Fisher       4,128             -         .11
Jack E. Fruth         28,076           391         .75

Jay Goldman            7,880           242         .21
Carlin K. Harmon      23,344         4,168         .73

C. Dallas Kayser      27,246           181         .73
Dale Nibert           35,365             -         .94

Otis L. O'Connor       2,942            12         .08
Bob F. Richmond        8,415             -         .22

Mark Schaul           23,958         1,270         .67
Van R. Thorn, II       1,452         1,125         .07

Directors and
Officers             286,732        69,038        9.42
As a group (17
persons)

                                    -99-

 ______________
 (1) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; or (d) held in trust by City
 Holding's 401(k) and Profit Sharing Plan.




                              BUSINESS OF FMB

     FMB is a one bank holding company which was incorporated in the State of West Virginia on June 26, 1986. FMB commenced operations on March 5, 1987, acquiring Merchants in Montgomery, West Virginia and Gauley in Gauley Bridge, West Virginia. FMB operated as a multi-bank holding company from March 5, 1987 to March 1, 1990, at which time it merged Gauley into Merchants. FMB expanded into Charleston, West Virginia on September 17, 1993 when Merchants successfully bid for certain assets and assumed the insured deposits and certain other liabilities of Evergreen, a failed thrift institution. FMB is subject to the routine filing requirements of the Commission and the subsidiary bank is subject to various regulatory guidelines at the federal and state levels. Merchants' primary regulator is the OCC; however, the bank is also regulated by the Federal Reserve Board and the FDIC. FMB is regulated by the Federal Reserve Board and the West Virginia Board.

     As a bank holding company, FMB's operations consist of the operations of its bank subsidiary. Merchants is a consumer-oriented community bank which offers a full range of deposit and lending services to customers in its primary market area. The markets in which it operates are determined by the locations of its main facility and its branches. Merchants' main facility is located in Montgomery, West Virginia; however, it also operates branches in Cedar Grove/Glasgow, Gauley Bridge, and Charleston, West Virginia.

     As of December 31, 1994, FMB had a total of 78 employees, as compared with a total of 78 and 64 employees at December 31, 1993 and 1992, respectively. Management does not anticipate any material change in FMB's workforce.

     The principal executive office of FMB is located at Fourth Avenue and Washington Street, Montgomery, West Virginia 25136 and its phone number is
(304) 442-2475.

                             PROPERTIES OF FMB

     The principal offices of FMB are located at the same location as the offices of Merchants, at Fourth Avenue and Washington Street, in Montgomery, Fayette County, West Virginia. This facility consists of a full-service banking lobby as well as office space for the various other banking services offered by Merchants. In November, 1987, Merchants placed in service a new facility which connects with the main structure via an aerial walkway. This new facility features a full-service walkup lobby and five drive through lanes at ground level and additional office space on the second floor.

     Merchants opened its first full-service branch in Glasgow, Kanawha County, West Virginia on January 2, 1987. This facility offers a full-service banking lobby as well as five drive through lanes. On March 1, 1990, FMB merged its two subsidiary banks, Merchants and Gauley. Gauley, which is now a branch of Merchants, is located at One Main Street, Gauley

Bridge, Fayette County, West Virginia. This facility consists of a full-service banking lobby and three drive through lanes at ground level and additional office space on the second floor.

     On September 17, 1993, Merchants acquired two locations in Charleston, West Virginia. These facilities, which formerly operated as the main office and branch office of Evergreen, opened as branches of Merchants on September 20, 1993. One office is located at 200 Bradford Street, Charleston, Kanawha County, West Virginia. This facility consists of a full-service banking lobby and two drive through lanes at ground level and additional office space in the basement. The second facility is located at 4315 MacCorkle Avenue, SE, Charleston, Kanawha County, West Virginia. This office consists of a full-service banking lobby and two drive through lanes.

     Merchants currently operates four automatic teller machines at the following locations: (i) at the main banking facility, (ii) at the Glasgow, West Virginia branch, (iii) at the Gauley Bridge, West Virginia branch, and
(iv) at the MacCorkle Avenue, Charleston, West Virginia branch.

FMB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Summary of Changes in Financial Position

     Total deposits as reflected in the consolidated Balance Sheets increased approximately $2.9 million during 1994. This increase in FMB's primary source of funds was complimented by an increase in the level of securities sold under agreements to repurchase of approximately $3.7 million.

     Net loans outstanding, exclusive of certain short-term instruments classified as loans, increased approximately $2.8 million or 6.2% during 1994. This compares with the loan growth experienced in 1993 of $2.7 million or 7.22%, exclusive of the loans purchased from Evergreen. For financial statement purposes, purchases of commercial loan participations and commercial paper are classified as net loans outstanding. The following table provides a comparative analysis of the loan portfolio segregated by the typical loan products offered by Merchants to its customers and short-term financial instruments classified as loans:






                                                  December 31,
                                       1994           1993           1992
Loans, net of unearned income
    and allowance for loan losses   $47,913,738  $45,115,039    $36,957,493
Short-term financial instruments
     classified as loans             10,500,455    9,318,614     15,170,749

  Net loans outstanding             $58,414,193  $54,433,653     $52,128,242

     Historically, FMB has purchased the short-term financial instruments classified as loans to match maturities of repurchase agreements and volatile deposits. Management has elected to maintain a higher volume of these instruments, relative to the volume of volatile funds, in an effort to reduce FMB's liability sensitive financial position and corresponding interest rate risk. Management has also directed its marketing efforts towards generating additional loan demand through more competitive pricing of its loan products in an effort to preserve its net yield on earning assets.

     Net unrealized (loss) gain, on securities available for sale declined by approximately $1,095,000 (net of related taxes) during 1994. This decline can be attributed to the rising interest rate environment in effect throughout the year which has resulted in declining market values of securities classified as available for sale.

     As of December 31, 1994, management is not aware of any current recommendations by regulatory authorities, which if implemented, would have or are reasonably likely to have a material effect on FMB's liquidity, capital resources or operations. There are also no known trends, demands, commitments, or uncertainties that have had, or that are reasonably expected to have, a material favorable or unfavorable impact on the financial results of FMB.

Summary of Results of Operations

     Net income for 1994 was $1,182,560, as compared to $1,212,677 and $1,067,712 for 1993 and 1992, respectively.

Net Interest Income

     FMB's net interest income increased approximately $480,000 during 1994 when compared with 1993 and approximately $160,000 during 1993 when compared with 1992. FMB's net yield on earning assets increased to a level of 5.09% in 1994 from 4.90% in 1993 after decreasing from a level of 4.98% in 1992. The following table presents the weighted yield on earning assets, weighted cost of funds and net yield on earning assets for each of the periods presented:

                                                  1994      1993      1992

WEIGHTED YIELD ON EARNING ASSETS (1)              8.02%     7.93%     8.68%

WEIGHTED COST OF RATE SENSITIVE LIABILITIES       3.38      3.53      4.26

NET YIELD ON EARNING ASSETS                       5.10      4.90      4.98


(1) Weighted average yields on assets exempt from federal income taxes have been computed on a fully tax equivalent basis assuming a tax rate of 34 percent.

     The following tables present FMB's asset (liability) sensitivity position:

                                                                  REPRICING FREQUENCY
                                                                  at December 31, 1994
                                               0-30         31-90       91-365         365+
                                               DAYS          DAYS         DAYS         DAYS        TOTAL
(Dollars in thousands)
Interest bearing
   deposits with other banks  . . . .      $     29                   $    642                 $     671
Federal funds sold  . . . . . . . . .           810                                                  810
Securities available for sale . . . .         7,246                      7,247      $   396       14,889
Securities held to maturity . . . . .           750       $   510        1,001       26,387       28,648
Loans . . . . . . . . . . . . . . . .        20,262         6,612       12,000       19,540       58,414

Total Earning Assets  . . . . . . . .       $29,097       $ 7,122      $20,890      $46,323     $103,432

Interest bearing demand deposits  . .       $13,942                                             $ 13,942
Savings deposits  . . . . . . . . . .         3,225       $ 6,450      $22,686                    32,361
Time deposits . . . . . . . . . . . .         4,457         5,525       13,803      $11,779       35,564
Short-term borrowings . . . . . . . .         5,952         3,192                                  9,144

Total Rate Sensitive Liabilities  . .       $27,576       $15,167      $36,489      $11,779     $ 91,011

Asset (Liability) Sensitivity . . . .         1,521       (8,045)     (15,599)       34,544       12,421

Cumulative gap  . . . . . . . . . . .         1,521       (6,524)     (22,123)       12,421

                                                                REPRICING FREQUENCY
                                                                  at December 31, 1993
                                               0-30         31-90       91-365         365+
                                               DAYS          DAYS         DAYS         DAYS        TOTAL
(Dollars in thousands)
Interest bearing
  deposits with other banks . . . . .       $ 1,215                                              $ 1,215
Federal funds sold  . . . . . . . . .           710                                                  710
Securities available for sale . . . .        21,056                                               21,056
Securities held to maturity . . . . .           564       $   190      $ 2,227      $18,159       21,140
Loans . . . . . . . . . . . . . . . .        20,745         4,083       11,679       18,455       54,962

Total Earning Assets  . . . . . . . .       $44,290       $ 4,273      $13,906      $36,614      $99,083

Interest bearing demand deposits  . .       $13,176                                              $13,176
Savings deposits  . . . . . . . . . .        34,209                                               34,209
Time deposits . . . . . . . . . . . .         4,280       $ 6,328      $13,573      $10,177       34,358
Short-term borrowings . . . . . . . .         3,893         1,650                                  5,543

Total Rate Sensitive Liabilities  . .       $55,558       $ 7,978      $13,573      $10,177      $87,286

Asset (Liability) Sensitivity . . . .       (11,268)       (3,705)         333       26,437        11,797

Cumulative gap  . . . . . . . . . . .       (11,268)      (14,973)     (14,640)      11,797

                                                            -106-


     The analysis above is a "static gap" presentation applicable at a particular point in time. Various assumptions and estimates have been made by management in determining maturity and repayment patterns for purposes of these tables. One such assumption is that the entire portfolio of securities available-for-sale is available for use in FMB's current operations.

Provision for Loan Losses

     The provision for loan losses is an estimate based upon management's continuing assessment of the adequacy of the allowance for loan losses in relation to anticipated losses. The provision for loan losses is determined based on quarterly reviews of the adequacy of the allowance, given current trends and existing economic conditions, along with estimates of exposure to losses applicable to specific higher risk loans.

     During 1994, loans totaling approximately $87,000 were charged-off and recoveries of previously charged-off amounts totaled approximately $15,000. The resulting net charge-offs of $72,000 are higher than net charge-offs for 1993 of $59,000 and lower than 1992 net charge-offs of $113,000. The provision charged to operations in 1994 was $86,699 as compared with $93,193 and $103,155 in 1993 and 1992, respectively.

     The allowance for loan losses represented 0.96%, .099%, and 0.94% of outstanding loans at December 31, 1994, 1993, and 1992, respectively. Management is not aware of any significant potential problem loans as of December 31, 1994. For purposes of calculating the percentage of the allowance for loan losses to outstanding loans, short-term financial instruments classified as loans were excluded from total loans outstanding. In management's opinion, these are extremely low risk instruments which do not warrant an allocation in terms of the allowance for loan losses.

     Nonperforming loans at December 31, 1994, approximated $216,000 as compared with $179,000 and $322,000 at December 31, 1993 and 1992, respectively. The ratio of the allowance for loan losses to nonperforming loans was 213% at December 31, 1994, as compared to a coverage ratio of 229% at December 31, 1993. Management does not anticipate significant ultimate losses on any of these nonperforming credits.

     The average balance of nonaccrual loans was approximately $31,000 and $33,000 for 1994 and 1993, respectively. Therefore, the interest earnings foregone on these funds were immaterial, as was the income collected and recorded in interest income on the cash basis.

Noninterest Income and Expenses

     Total noninterest income decreased approximately $256,000 during 1994 when compared with 1993 as a result of a decline in securities gains of approximately $278,000. The increase in total noninterest income from 1992 to 1993 also resulted primarily from securities gains and losses. The 1992 net gains are inclusive of a write-down (other than temporary loss) of approximately $200,000 on certain equity securities.

     Total noninterest expenses increased approximately $443,000 during 1994 when compared with 1993, and approximately $245,000 during 1993 when compared with 1992. The increase in total noninterest expenses during 1994 is attributable to increases in salaries and employee benefits, occupancy expense of premises, and other operating expenses. The primary reason for these increases is that 1994 was the first full year of ownership and operation of the two former Evergreen locations. The increase in total noninterest expense during 1993 is primarily attributable to expenses incurred in connection with the acquisition of Evergreen.

     As more fully discussed in Note I to the audited consolidated financial statements, FMB adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. The adoption of the Statement decreased 1993 net income by approximately $124,000 consisting of a one-time charge in the first quarter of approximately $117,000 and additional expense during the year for the excess of expense under SFAS no. 106 over amounts resulting from the cash method of accounting previously employed. FMB's capital strength influenced management's decision to recognize the SFAS No. 106 transition Liability immediately, which will reduce reported benefit costs in future periods.

Income Taxes

     FMB's effective income tax rate for 1994 was 22.97% as compared with 23.91% and 23.47% for 1993 and 1992, respectively. The principal reason for the difference between the effective and statutory tax rates during each period was tax-exempt interest income.

     As more fully discussed in Note J to the audited consolidated financial statements, FMB prospectively adopted the liability method of accounting for income taxes during 1993, without material effect. As of December 31, 1994 gross deferred tax assets total approximately $840,000 as compared to $342,000 as of December 31, 1993. The increase in these assets, as well as their composition, is primarily unrealized losses on securities available for sale. Pursuant to management's evaluation for the quarter ended December 31, 1994, no valuation allowance has been allocated to the deferred tax assets. The quarterly evaluation process employed by management is based upon the expected reversal period of the assets, in consideration of taxes paid by FMB in the carry back years and expected reversals of existing taxable temporary differences.

     Those assets for which realization is expected to be dependent on future events are subjected to further evaluation. Management's analysis has shown that realization of the deferred tax asset related to the OPEB accrual will likely be dependent on future events. After considering such factors as the magnitude of the asset relative to historical levels of financial reporting income and taxable income, the period over which future taxable income would have to be earned to realize the asset, and budgeted future results of operations, management has concluded it is more likely than not that the asset arising from the OPEB accrual and all other deferred tax assets existing at December 31, 1994, will be realized. At present, management does not expect implementation of tax planning strategies will be necessary to ensure realization. The need for a valuation allowance will continue to be addressed by management each quarter and any changes in the valuation allowance will be reported concurrently in FMB's quarterly results of operations.

Capital Resources

     The ratio of average equity to average assets increased from 8.79% in 1993 to 8.82% in 1994. The increase, which is due to retained net profits, was minimized by unrealized losses on securities available-for-sale. While FMB is not subject to the risk-based capital regulations because its total assets are presently less than $150 million, a similar exemption based upon size is not available to the subsidiary bank. Accordingly, Merchants is required to meet a minimum ratio for qualifying total capital to risk-weighted total assets of 8% as of December 31, 1994. Furthermore, its Tier One capital, or common stockholders' equity less goodwill, must equal at least 4% of risk-weighted total assets at December 31, 1994.

     At December 31, 1994, Merchants' risk-based capital ratios in both the total qualifying capital and Tier One capital categories approximated 14.11% and 13.43%, respectively. This posture is indicative of management's conservative lending and investment policies.

Liquidity

     FMB currently has a strong liquidity position and material changes in such position are not expected. In addition to assuring the availability of adequate funds to meet its cash flow requirements, FMB's management closely monitors its liquidity position in order to reduce exposure to interest rate risk. This is accomplished largely by matching maturities of assets and liabilities, particularly volatile funds such as securities sold under agreements to repurchase and large denomination certificates of deposit.

     The major internal sources of liquidity are balances maintained by Merchants with its correspondent banks as well as cash on hand. A significant volume of securities available-for-sale and short-term financial instruments classified as loans complement the balance of cash and cash equivalents. FMB has also demonstrated the ability to obtain external financing in the event such needs arise.

     In management's opinion, the liquidity of FMB is adequate to accommodate any anticipated cash requirements, and exposure to future changes in market interest rates has been effectively minimized through its asset/liability practices described above.

LEGAL PROCEEDINGS CONCERNING FMB

     FMB is not a party to any legal proceedings. Merchants is presently a party to certain legal proceedings arising from transactions occurring in the normal course of business. In the opinion of Merchants' management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on FMB's financial position.

MARKET FOR FMB COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     FMB is authorized to issue 1,000,000 shares of common stock with a par value of $2 per share. As of December 31, 1994, there were 576,000 shares issued and outstanding. FMB's stockholders are entitled to one vote for each share of FMB Common Stock owned on all matters subject to a vote of the stockholders. The unissued portion of FMB Common Stock is available when and if the Board of Directors deems advisable. There are no present plans to issue additional shares. FMB stockholders do not have preemptive rights; therefore, shares of the authorized, but unissued stock of FMB may be issued without first offering the shares to FMB's stockholders. FMB Common Stock was held by approximately 223 stockholders of record as of December 31, 1994.

     FMB has only one class of stock, common stock, and all voting rights are in the holders of that stock. FMB paid cash dividends on its common stock as follows in 1994 and 1993:

     1995:
          Declared 03-21-95, paid 04-06-95 - $.13 per share

     1994:

          Declared 03-17-94, paid 04-05-94 - $.13 per share
          Declared 06-21-94, paid 07-01-94 - $.13 per share
          Declared 09-20-94, paid 10-04-94 - $.13 per share
          Declared 12-20-94, paid 01-06-95 - $.30 per share

     1993

          Declared 03-23-93, paid 04-01-93 - $.13 per share
          Declared 06-15-93, paid 10-01-93 - $.13 per share
          Declared 09-21-93, paid 10-01-93 - $.13 per share
          Declared 12-22-93, paid 01-03-94 - $.27 per share

     Dividends paid by Merchants to FMB are the primary source of funds available to FMB for the payment of dividends to its stockholders. There are certain restrictions on the payment of dividends to FMB from Merchants as described in "FMB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" and Note H of Notes to Consolidated Financial Statements.

     FMB Common Stock is not widely traded and the volume of trading is limited. There is no established market for FMB Common Stock. Most transactions occur in the local area and bid and ask prices are not available. The following table presents, on a historical basis, the high and low prices of FMB Common Stock, for the periods indicated, for the transactions of which FMB has knowledge.

                                                Stock Prices                      Number of Shares
                                      High                        Low   Bought                 Sold*
 1995                                 $27.50                    27.50                          1,858
          First Quarter

 1994
          First Quarter               $26                         $21                          4,828
          Second Quarter               26                          25                          2,840
          Third Quarter                26                          25                             80
          Fourth Quarter               28                          27                            400
 1993
          First Quarter               $ -                         $ -                              -
          Second Quarter               16                          15                          3,120
          Third Quarter                20                          16                          3,734
          Fourth Quarter               21                          20                          1,670

* The number of shares bought and sold indicated in this column does not include shares transferred without monetary consideration, such as a transfer by an estate to an heir.

     All per share data have been restated to reflect a stock split effected in the form of a 3 for 1 stock dividend which occurred in 1993.

DIRECTORS AND EXECUTIVE OFFICERS OF FMB

Directors

     The following is a listing of the names and ages of the directors of FMB and the year each individual began continuous service as a director of FMB. Also shown are their principal occupations at present and during the past five years, as well as any other directorships they may hold.

     Linda G. Aguilar, age 47, has been a director of FMB since 1994. She currently serves as Secretary of FMB and Vice President of Merchants and has done so over the past five years.

     Gordon Billheimer, age 70, has been a director of FMB since 1987. He is currently in the practice of law in Montgomery, West Virginia, and has served in that capacity during the past five years. Mr.
     Billheimer serves as President of The Kanawha Water Company and also as a director of Merchants.

     Thomas L. Carson, age 67, has been a director of FMB since 1987. He is a pharmacist and President of College Drug Store, Inc. in Montgomery, West Virginia, and has served in that capacity during the past five years. Mr. Carson also serves as a director of Merchants, the Upper Kanawha Valley Chamber of Commerce, the Upper Kanawha Valley Economic Development Corporation and the West Virginia Pharmacists Association.

     Hugh R. Clonch, age 55, has been a director of FMB since 1991. He is President of Clonch Industries, Inc. in Dixie, West Virginia, and has served in that capacity during the past five years. Mr. Clonch also serves as a director of Merchants.

     George F. Davis, age 67, has been a director of FMB since 1987. He is currently President, Chief Executive Officer and Chairman of the Board of FMB and Merchants, as well as Chief Financial Officer of FMB. During the past five years, he has served as President and Chief Executive Officer of Merchants. Mr. Davis also serves as a director of Merchants, the Upper Kanawha Valley Economic Development Corporation, the Upper Kanawha Valley Chamber of Commerce, the Buckskin Council of the Boy Scouts of America and West Virginia Tech Foundation, on which he also serves as President.

     Kenneth R. Fultz, age 59, has been a director of FMB since 1987. He is currently President of Montgomery General Hospital in Montgomery, West Virginia, and has served in that capacity during the past five years. Mr. Fultz also serves as a director of Merchants, Montgomery General Hospital, Montgomery General Elderly Care, Montgomery General Health Care System, Laird Health Care Foundation, West Virginia Hospital Service, Inc., Valley Emergency Medical Service and the West Virginia Institute of Technology Advisory Board.

     Robert C. Gillespie, age 52, has been a director of FMB since 1987. During the past five years, Dr. Gillespie has served as President of West Virginia Institute of Technology in Montgomery, West Virginia, having resigned from his position in August, 1992. Dr. Gillespie is currently serving West Virginia Institute of Technology as Regents Professor, developing plans to meet the growing need for engineering and technical education brought about by the rapid development of West Virginia. In addition to his duties as a Regents Professor, Dr. Gillespie consults in the areas of education, educational technology and artificial intelligence. Dr. Gillespie also serves as a director of Merchants, the Private Industry Council of West Virginia, the West Virginia Experimental Program to Stimulate Competitive Research, the State Council on Vocational Education, on which he also serves as Vice Chair.

     Robert L. Hardy, Sr., age 69, has been a director of FMB since 1987. He is currently the owner of Hardy Realty in Smithers, West Virginia, and has served in that capacity during the past five years. Mr. Hardy also serves as a director of Merchants.

     Thomas A. Jacobs, age 66, has been a director of FMB since 1987. He is a Public Accountant and Tax Consultant. Prior to December, 1993, Mr. Jacobs was a consultant to the accounting firm of Trainer, Wright & Paterno in Charleston, West Virginia, and has served in that capacity since 1987. He also serves as a director of Merchants.

     Carl L. Kennedy, age 61, has been a director of FMB since 1987. He is a dentist, doing business as Kennedy Dental Office, a partnership, in Montgomery and Whitesville, West Virginia, and has served in that capacity during the past five years. Dr. Kennedy also serves as a director of Merchants.

     Giles E. Musick, age 67, has been a director of First merchants since 1987. He is currently President of Brown Chevrolet, Oldsmobile, Pontiac-Buick, Inc. in Montgomery, West Virginia, and has served in that capacity during the past five years. Mr. Musick also serves as a director of Merchants.

     James F. Neil, age 56, has been a director of FMB since 1987. Mr. Neil has served as a hydro licensing consultant for Elkem Metals Co. in Alloy, West Virginia from 1989 to 1991. Mr. Neil also serves as a director of Merchants, the Upper Kanawha Valley Economic Development Corporation, Summersville Memorial Hospital, the Gauley River national

     Recreation Area Advisory Board and as Vice Chairman of the West Virginia Institute of Technology Advisory Board.

Executive Officers

     The following is a listing of the names and ages of the executive officers of FMB and the year each individual began continuous service as an executive officer of FMB. Also shown is their business experience during the past five years.

     George F. Davis, age 67, has been President, Chief Executive Officer and Chief Financial Officer of FMB since 1987. During the past five years, he has also served as President and Chief Executive Officer of Merchants.

     Robert P. McDowell, age 48, has been Vice President of FMB since 1987. He has served as Vice President of Merchants since 1989 and was President of Gauley from 1987 to 1989.

     Robert L. Neal, age 38, has been Vice President of FMB since
     September, 1988. During the past five years he has served as Vice President of Merchants.

     Linda G. Aguilar, age 47, has been Secretary of FMB since 1989. She served as Secretary-Treasurer from 1987 to 1989. During the past five years, she has also served as Vice President of Merchants.

     Steven D. Nunley, age 36, has been Treasurer of FMB since 1989. He has also served as Vice President and Cashier of Merchants since 1991, Cashier of Gauley from 1988 to 1990 and Cashier of Merchants from 1987 to 1990.

                         FMB EXECUTIVE COMPENSATION

     All forms of compensation paid to the officers and directors of FMB are paid by the subsidiary bank. The individual officers do not receive additional compensation for their services with FMB. The following information is given with respect to the executive officers of FMB whose direct aggregate case remuneration exceeded $100,000 in 1994.


          Name of Individual          Principal
         and Number of Persons      Capacities in          Cash
               in Group             Which Served       Compensation

      George F. Davis                 President          $140,000

      Executive Officers as a    Executive Officers      $408,000
      Group (5 persons in
      group, including the
      person listed above)

There was no other compensation paid to Mr. Davis or the executive officers as a group during 1994.

                      FMB CHANGE OF CONTROL AGREEMENTS

     In view of the changing banking environment and the desire of FMB to encourage its executive management to continue with FMB, the FMB Board of Directors unanimously approved the entering into Change of Control Agreements with the executive officers of FMB. Change of Control Agreements were entered into as of March 1, 1995 between FMB and George F. Davis, President, Chief Executive Officer and Chairman of FMB; Linda G. Aguilar, Secretary of FMB; Robert P. McDowell, Vice President of FMB; Robert L. Neal, Vice President of FMB and Steven D. Nunley, Treasurer of FMB. The Change of Control Agreements for Ms. Aguilar and Messrs. McDowell, Neal and Nunley, provide that in the event of a Change of Control, as defined therein, the executive may thereafter only be terminated for Good Cause, as defined therein, for the period of twenty-four (24) months after the consummation of the Change of Control. A termination for any other reason during the twenty-four (24) month period would entitle the executive to compensation, based upon an average of W-2 earnings, for the period between the date of the termination and the date that is twenty-four (24) months after the date of the consummation of the Change of Control. The contracts permit an executive to resign for any reason upon thirty (30) days prior written notice. The contracts also provide for continuation of certain benefits during the twenty-four (24) month period after the date of the consummation of the Change of Control. In the event of a termination of the executive during the twenty-four (24) month period, he or she may seek and obtain other employment without reducing the amount of any payment made under the terms of the Change of Control Agreement. Mr. Davis' contract is substantially the same as the other executives, except that it is effective for a thirty-six (36) month term following a Change of Control and also provides that Mr. Davis will have the use of a car during that period. The Change of Control Agreements are binding upon any successor in interest to FMB and will be binding upon City Holding upon consummation of the transactions contemplated in the Agreement, as recognized in the Agreement.

        OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FMB

     The following individuals are known to management to beneficially own greater than five percent of the issued and outstanding shares of FMB Common Stock.


                                   -116-

                                                                         Amount and Nature
                                      Name and Address of                  of Beneficial            Percent
        Title of Class                  Beneficial Owner                   Ownerships (1)          of Class
            Common             Hugh R. Clonch                                      52,484               9.11%
                               Box 93
                               Belva, WV
            Common             Beatrice K. Kincaid                                 31,248               5.43%
                               Drawer 149
                               Charlton Heights, WV

            Common             Giles E. Musick                                     30,568               5.31%
                               503 Fourth Ave.
                               Montgomery, WV




                                  -117-








     In addition, two families own in excess of five percent of FMB Common
Stock, though no one member exercises voting and investment power over greater than five percent. Three siblings and the widow of a fourth sibling of the Morton family own common stock as follows: Sadie M.
Harlan - 6,432 shares; F. Hurxthal Morton, Jr. and Frances Garnett Morton -
5,600 shares; Paul Morton - 12,899 shares; and Lois W. Morton - 10,272 shares. Collectively, these individuals own 6.09% of FMB Common Stock.
Similarly, members of the Blackwell family own in excess of five percent of FMB Common Stock as follows: Mary F. Blackwell - 12,000 shares; Lyle M.
Blackwell - 5,200 shares; Matthew F. Blackwell - 2,000 shares; Walter J.
Fitzgerald - 4,800 shares and Walter J. Fitzgerald and Margaret B.
Fitzgerald - 7,200 shares. Collectively, these individuals own 5.42% of FMB Common Stock.

     The following table presents the number of shares beneficially owned by each director (excluding qualifying shares), and the number of shares beneficially owned by each director and executive officer of FMB (excluding qualifying shares) as a group.



                                   -118-

                                                                          Amount and Nature
                                       Name and Address of                  of Beneficial            Percent
        Title of Class                  Beneficial Owner                   Ownerships (1)           of Class

            Common             Linda G. Aguilar                                     9,076               1.58%
                               P.O. Box 195
                               Ansted, WV

            Common             Gordon Billheimer                                      891                .15%
                               311 Washington St.
                               Montgomery, WV

            Common             Thomas L. Carson                                     5,924               1.08%
                               501 Monroe St.
                               Montgomery, WV

            Common             Hugh L. Clonch                                      52,396               9.10%
                               Box 93
                               Belva, WV

            Common             George F. Davis                                      3,987                .69%
                               Box 325
                               Charlton Heights, WV

            Common             Kenneth R. Fultz                                     1,907                .33%
                               307 E. Seventh St.
                               Belle, WV

            Common             Robert C. Gillespie                                    263                .05%
                               2050 Oak Ridge Drive
                               Charleston, WV

            Common             Robert L. Hardy, Sr.                                 1,907                .33%
                               Box 241
                               Smithers, WV

            Common             Thomas A. Jacobs                                     2,307                .40%
                               Box 219
                               Pratt, WV

            Common             Carl L. Kennedy                                      2,427                .42%
                               410 Fourth Ave.
                               Montgomery, WV

            Common             Giles E. Musick                                     30,475               5.29%
                               503 Fourth Ave.
                               Montgomery, WV

            Common             James F. Neil                                        2,307                .40%
                               626 Holley Dr.
                               Summersville, WV

            Common             Directors and executive officers                   124,302              21.58%
                               as group (15 persons)

                                                            -120-


(1) All of the shares reported are owned individually by each director and executive officer unless otherwise indicated below:

          (a) Thomas L. Carson - 4,404 shares are owned individually, 720 shares are owned by College Drug Store, Inc., of which he is President, 480 shares are owned by his brother and 320 shares are owned jointly with his wife.

          (b) Hugh R. Clonch - 5,756 shares are owned individually, 42,932 shares are owned by Clonch Industries, Inc., of which he is President, 3,456 shares are owned jointly with his wife, 252 shares are owned by his children. In addition, 7,368 shares are owned by his brother and his wife. Mr. Clonch exercises no voting or investment power over the shares owned by his brother and his wife.

          (c) George F. Davis - 2,307 shares are owned individually and 1,680 shares are owned jointly with his wife.

          (d) Robert C. Gillespie - 107 shares are owned individually and 156 shares are owned by his wife.

          (e) Carl L. Kennedy - 2,307 shares are owned individually and 120 shares are owned by his wife.

          (f) Giles E. Musick - 25,875 shares are owned individually, 3,600 shares are owned by his wife and 1,000 shares are owned by his children.

FMB CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, FMB and its subsidiaries had, and expect to have in the future, banking transactions with officers and directors of FMB, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

                    RESALE OF CITY HOLDING COMMON STOCK

     The shares of City Holding Common Stock offered hereby have been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of FMB Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of FMB or City Holding. The Agreement provides that each holder of FMB Common Stock who is deemed by FMB to be an affiliate of it will enter into an agreement with City Holding prior to the Effective Date providing, among other things, that such affiliate will not transfer any City Holding Common Stock received by such holder in the Merger except in compliance with the 1933 Act. This Joint Proxy Statement/Prospectus does not cover any resales of City Holding Common Stock received by affiliates of FMB.

                                  EXPERTS

     The consolidated financial statements of FMB at December 31, 1994 and 1993, and for each of the three periods ended December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of City Holding at December 31, 1994 and 1993, and for each of the three periods ended December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. As to the year ended December 31, 1994, Ernst & Young LLP's report is based in part on the report of Persinger & Company LLC, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                               LEGAL OPINIONS

     The validity of City Holding Common Stock issued in the Merger will be passed on for City Holding by Steptoe & Johnson, Charleston, West Virginia. Otis L. O'Connor, a partner of Steptoe & Johnson, is a director of City Holding.

                     ELECTION OF CITY HOLDING DIRECTORS

     The Board of Directors of City Holding presently comprises fourteen members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

     Proxies will be voted for the election of the following nominees as Class III directors to serve until the 1998 City Holding Annual Meeting. Each nominee is currently a director of City Holding. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected, but in such event, proxies will be voted for such substitutes as the Board may designate. The Proxies may cumulate votes at their discretion.

                                                             Principal Occupation                   Director
Name (Age)                                                 and Business Experience                  Since

Class III (to serve until the
   1998 Annual Meeting)
Dr. D. K. Cales (65)                          Dentist, Rainelle, WV.                                 7/90

Jay Goldman (51)                              President, Goldman Associates (real estate),           8/88
                                               Charleston, WV.

C. Dallas Kayser (43)                         C. Dallas Kayser, L.C. (attorney), Point               1/95
                                               Pleasant, WV.
Robert D. Fisher (42)                         Partner, Adams Fisher & Evans (attorney),              8/94
                                               Ripley, WV.

          The terms of the following Class I and Class II Directors do not expire at the 1995 Annual Meeting.


                                               Principal Occupation                                 Director
 Name (Age)                                    and Business Experience                               Since
 Class I (to serve until the
     1996 Annual Meeting)

 Samuel M. Bowling (57)                        President, Dougherty Company, Inc. (mechanical
                                               contractor) since 1977; Chairman of City Holding
                                               since 1990.                                            3/83

 Steven J. Day (41)                            President and Chief Executive Officer of City
                                               Holding since 1990; Treasurer and Chief
                                               Financial Officer of City Holding from 1983 to
                                               1990.                                                 11/88

 Jack E. Fruth (66)                            Principal Owner, Fruth Pharmacies
                                               Point Pleasant, WV.                                    4/87
 Otis L. O'Connor (59)                         Partner, Steptoe & Johnson (attorneys)
                                               Charleston, WV.                                        1/76

 Bob F. Richmond (54)                          Chief Executive Officer, First National Bank of
                                               Hinton since 1981; Vice President of First
                                               National Bank of Hinton since 1972.
                                                                                                      1/95
                                               Principal Occupation
                                               and Business Experience                              Director
 Name (Age)                                                                                          Since
 Class II (to serve until the
    1997 Annual Meeting)

 C. Scott Briers (59)                          President of the Board, First National Bank of
                                               Hinton since 1994; Owner, Briers Furniture since
                                               1977.                                                  1/95

 Carlin K.  Harmon (58)                        President & Chief Executive Officer, First State
                                               Bank & Trust, Rainelle, WV, since 1972;
                                               Executive Vice President of City Holding since
                                               1990.                                                  9/88

 Dale Nibert (67)                              Dairy Farmer,
                                               Point Pleasant, WV.                                    4/88

 Mark Schaul (64)                              President, Charmar Realty Company, Charleston,
                                               WV.                                                    3/76

 Van R. Thorn, II (46)                         Chief Executive Officer, The Home National Bank        5/92
                                               of Sutton, Sutton, WV, since 1992; Cashier of
                                               Home National Bank from 1979 to 1992.

                                                            -125-

Committees of the Board of Directors

     The entire Board of Directors functions as a nominating committee by considering nominees for election as Directors of City Holding. The Board will consider nominees recommended by shareholders if such recommendations are submitted in writing and delivered or sent by first class registered or certified mail to the President of City Holding not later than November 15, 1995, for consideration at the 1996 Annual Meeting. Such recommendations should include information to enable City Holding's Board to evaluate the proposed nominee's qualifications, including the name, address, occupation and City Holding share ownership of the nominee, and the name, address and City Holding share ownership of the nominating shareholder.

     City Holding has a standing Audit Committee consisting of three members, Dr. D. K. Cales, Jack E. Fruth and Mark Schaul. The Audit Committee has the responsibility of meeting with and reviewing the scope of work performed by internal and external auditors. Significant matters are discussed with the full Board of Directors. This committee meets on a quarterly basis as needed and met four times during 1994.

     City Holding has a Compensation Committee consisting of Dr. D. K. Cales, Jack E. Fruth and Jay Goldman, none of whom is an employee of City Holding. The Compensation Committee makes recommendations to the Board with respect to the compensation of executive officers and certain junior officers who participate in the City Holding Company Stock Incentive Plan. This committee meets once a year.

Attendance

     City Holding's Board of Directors held 12 meetings during the fiscal year ended December 31, 1994. No director attended fewer than 75% of the meetings of City Holding's Board, all members of the Audit Committee attended all of the Audit Committee meetings, and all members of the Compensation Committee attended its meeting.

Compensation of Directors

     Directors of City Holding are paid a fee of $500 for each meeting of the full board, regardless of attendance. Directors who are also officers of City Holding and its subsidiaries receive no fee.

EXECUTIVE OFFICERS OF CITY HOLDING
     The executive officers of City Holding are as follows:

     Matthew B. Call, 37, has been Senior Vice President of City Holding Company since August 1994. Prior to joining City Holding, he was Senior Vice President and Cashier for Bank One, West Virginia.

     Steven J. Day, President and Chief Executive Officer.

     Carlin K. Harmon, Executive Vice President.

                                   -126-


     Robert A. Henson, CPA, 33, has been Chief Financial Officer of City Holding since May 1990. He was Chief Accounting Officer from 1988 to 1990 and has been employed by City Holding since 1987. Prior to joining City Holding, he was an Audit Manager with Ernst & Young LLP in Charleston, West Virginia.

     F. Eric Nelson, Jr., 34, has been Treasurer and Investment Portfolio Manager of City Holding Company since October 1994. He was Chief Operations Officer and Investment Portfolio Manager of City Holding Company from 1992 to 1994 and Vice President and Investment Portfolio Manager from 1990 to 1992. Prior to joining City Holding, he was a Director with the Corporate Finance Department of Crestar Bank in Richmond, Virginia.

CITY HOLDING EXECUTIVE COMPENSATION

     The following table presents information relating to compensation of executive officers of City Holding whose compensation exceeded $100,000 during the fiscal year ended December 31, 1994.





                                   -127-

                                Summary Compensation Table
                                   Annual Compensation

Name and                                                                             All Other
Principal Position            Year         Salary ($)           Bonus ($) (1)        Compensation (3)

Steven J. Day
  President and Chief
  Executive Officer           1994         $179,763              $72,952               $22,045
                              1993          167,803               58,070(2)             22,988
                              1992          156,606               40,000(2)             15,400

Carlin K. Harmon
  Executive Vice President    1994          143,328               40,132                21,410
                              1993          132,709                5,597                16,080
                              1992          120,108                4,816                11,800

Robert A. Henson
  Chief Financial Officer     1994           90,300               35,080                18,259
                              1993           70,300               25,995                10,339
                              1992           67,000               18,860                 7,291

F. Eric Nelson, Jr.
  Treasurer and
  Investment Portfolio
   Manager                    1994           83,347               32,570                16,963
                              1993           68,222               25,511                10,135
                              1992           65,000               18,410                 7,112


___________
(1)  Includes bonus awards under City Holding's Incentive Plan.
(2) Includes a bonus award under the Incentive Plan of 975 shares and 1,162 shares of Common Stock having a fair market value at the time of grant of $20.68 per share and $25.23 per share for 1992 and 1993, respectively.
(3) Includes Company matching and profit-sharing contributions under City Holding's Profit-Sharing and 401(k) Plan, which was implemented January 1, 1991.


City Holding Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors of City Holding (the "Committee") is comprised of three outside directors, none of whom serves on the board of any other Committee member's company or organization. The Committee has access to both outside legal counsel and consultants.


To the Board of Directors of City Holding Company:

     The Compensation Committee of the Board of Directors of City Holding submits the following report of its deliberations with respect to compensation of City Holding executives for 1994:

     City Holding executives are compensated under the City Holding Company Incentive Plan (the "Incentive Plan") adopted in 1992. The Incentive Plan is designed to link executive compensation to the performance of City Holding and to provide levels of compensation adequate to attract and to retain quality management. In 1994, four members of Executive management of City Holding, including Mr. Day, participated in the Incentive Plan.

     Compensation under the Incentive Plan includes base salaries with provisions for annual increases and bonuses based on individual and corporate performance. Bonuses are paid one-half in cash and one-half in City Holding Common Stock. Maximum salary increases (as a percentage of the percentage increase in the Consumer Price Index) and bonuses (as a percentage of salary) are calculated under the Incentive Plan based on City Holding's performance as measured by annual return on average assets and return on average equity. The Committee believes these ratios best measure performance that is likely to translate into increased shareholder value. Participants automatically are awarded 40% of their maximum base salary increase and bonus, if any. The remaining 60% of the maximum base salary increase and bonus is awarded based on individual performance during the prior year. The Incentive Plan may be amended or rescinded at any time.

     Base Salaries. Base salaries for 1994 were determined primarily in accordance with the formula that was adopted as part of the Incentive Plan. The average increase in base pay for 1994 was approximately 13%. Mr. Day's increase in base compensation was determined in accordance with the

Incentive Plan formula. Mr. Henson's and Mr. Nelson's increase in base compensation exceeded that of the Incentive Plan formula as a result of their increased responsibilities coincidental to the growth in asset size and market capitalization of City Holding. Mr. Harmon's compensation increase for 1994 was calculated under an agreement as described below under "City Holding Employment Agreements." As of February 1995, Mr. Harmon is compensated under the City Holding Incentive Plan.

     Annual Bonuses. For performance in 1994, the four members of management eligible to participate, including Mr. Day, were awarded approximately $181,000 in annual bonuses under the Incentive Plan. Based on the high level of individual performance during the year as reflected in City Holding's return on average assets and return on average equity, this amount included awards of 100% of the maximum bonuses payable under the Incentive Plan, including an award of $72,952 to Mr. Day.
                              Respectfully submitted,

                              Dr. D.K. Cales
                              Jack E. Fruth
                              Jay Goldman

City Holding Company Stock Incentive Plan

     The Committee administers City Holding's 1993 Stock Incentive Plan (the "Stock Incentive Plan"). The Committee may delegate its authority to administer the Stock Incentive Plan to an officer of City Holding.

     Key employees of City Holding and its related entities and individuals who provide services to City Holding and its related entities are eligible to participate in the Stock Incentive Plan. The class of eligible personnel is selected by the Committee and includes approximately 20 people, including Messrs. Day, Harmon, Henson and Nelson. The Committee may, from time to time, grant stock options, stock appreciation rights ("SARs"), or stock awards to Stock Incentive Plan Participants.

     Options granted under the Stock Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. The option price will be fixed by the Committee at the time the option is granted, but in the case of an ISO, the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, or, with the Committee's consent, with shares of City Holding Common Stock, a combination of cash and Common Stock or in installments.

     SARs entitle the participant to receive the excess of the fair market value of a share of City Holding Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of City Holding Common Stock on the date of grant.

     SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

     Participants may also be awarded shares of City Holding Common Stock pursuant to a stock award. The Committee may prescribe that a participant's right in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with City Holding for a specified period or that City Holding or the participant achieve stated objectives.

     The Stock Incentive Plan provides that outstanding options and SARs will become exercisable and outstanding stock awards will be earned in full and nonforfeitable upon a change in control.

     A maximum of 300,000 shares of City Holding Common Stock may be issued upon the exercise of options and SARs and stock awards. This limitation will be adjusted, as the Committee determines is appropriate, in the event of a change in the number of outstanding shares of City Holding Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. The terms of outstanding awards also may be adjusted by the Committee to reflect such changes.

     No option, SAR or stock award may be granted under the Stock Incentive Plan after March 8, 2003. City Holding's Board of Directors may, without further action by shareholders, terminate or suspend the Stock Incentive Plan in whole or in part. The Board of Directors may also amend the Stock Incentive Plan except that no amendment that increases the number of shares of City Holding Common Stock that may be issued under the Stock Incentive Plan or changes the class of individuals who may be selected to participate in the Plan will become effective until it is approved by shareholders. During 1994, no awards were made under the Stock Incentive Plan.

City Holding Company Profit Sharing and 401(k) Plan

     Under City Holding's Profit Sharing and 401(k) Plan (the "Plan"), a deferred compensation plan under the Internal Revenue Code, eligible participants, including Messrs. Day Harmon, Henson and Nelson may contribute from 1% to 15% of pre-tax earnings to their Plan accounts. Contributions may be invested in any of four options selected by the participant, including City Holding Common Stock. City Holding matches, in City Holding Common Stock, 50% of the first 6% of earnings contributed by each participant. Profit-sharing contributions are discretionary as determined annually by the Board of Directors and vest 20% for each year of service after the first year. Based on corporate performance in 1994, profit-sharing contributions equalled 12% of participant's gross salary in 1994. Contributions to all executive officers of City Holding aggregated $81,000, including contributions of $22,000 to Mr. Day, $21,000 to Mr. Harmon, $18,000 to Mr. Henson and $17,000 to Mr. Nelson.

                       CITY HOLDING PERFORMANCE GRAPH

     The following graph portrays a comparison of the yearly percentage change in City Holding's cumulative total shareholder return on City Holding Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and, (B) the difference between the City Holding Common Stock share price at the end and the beginning of the periods presented; by
(ii) the share price at the beginning of the periods presented) with The Nasdaq Stock Market Index and a Peer Group Index. The Peer Group consists of publicly-traded financial institutions under $1 billion in assets headquartered in Florida, Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, Washington, D.C. and West Virginia.

         Graph showing the following data points:

                           1989        1990         1991          1992          1993          1994

 City Holding              $100       $99.57      $115.46        $169.33       $272.05       $268.83
 Peer Group Index          $100       $77.61      $ 92.26        $138.60       $182.09       $177.76

 The Nasdaq Stock
 Market Index              $100       $84.92      $136.28        $158.58       $180.93       $176.92

                                                            -135-


                     CITY HOLDING EMPLOYMENT AGREEMENTS

     City Holding has an executive severance agreement with Mr. Day providing that if his employment is terminated (either voluntarily or involuntarily other than as a normal consequence of death, disability or retirement at a normal retirement age) at any time within a period of two years from a change in control of City Holding, he will receive as compensation for services a lump sum payment (subject to any applicable payroll and other taxes) generally equal to 2.99 times his annual compensation. A "change of control" shall be deemed to have taken place if
(i) a third person acquires shares of City Holding Common Stock that, aggregated with shares of City Holding Common Stock previously held by such person, have 30% or more of the total number of votes that may be cast for the election of directors of City Holding; or (ii) as the result of any cash tender or exchange offer, merger or other business combination or sale of assets, shares of City Holding Common Stock are converted into cash or securities of another corporation.

     Under an agreement with City Holding, Mr. Harmon's base salary increases annually pursuant to a formula based on the net income of First State Bank & Trust, the wholly-owned subsidiary of City Holding of which Mr. Harmon is the President and Chief Executive Officer. As of February 1995, Mr. Harmon is compensated under the City Holding Incentive Plan.

        CITY HOLDING CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, City Holding and its subsidiaries had, and expect to have in the future, banking transactions with officers and directors of City Holding, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

     Otis L. O'Connor, Secretary and Director of City Holding, is a partner in Steptoe & Johnson, Charleston, West Virginia, which performed legal services for City Holding in 1994 and is expected to continue to perform similar services in the future.

       CITY HOLDING COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     City Holding's executive officers, directors and 10% shareholders are required under the Exchange Act to file reports of ownership and changes in ownership with the Commission. Copies of these reports must also be furnished to City Holding. Based solely on review of the copies of such reports furnished to City Holding through the date hereof, or written representations that no reports were required, City Holding believes that during 1994, all filing requirements applicable to its officers, directors and 10% shareholders were met except that Dr. Cales, a director of City Holding, was late in filing one report on Form 4 with the Commission.


                                   -136-







           RATIFICATION OF APPOINTMENT OF CITY HOLDING'S AUDITORS

     The City Holding Board of Directors has appointed Ernst & Young LLP to audit the consolidated financial statements of City Holding for the year ending December 31, 1995. The holders of City Holding Common Stock are being asked to ratify this appointment at the City Holding Annual Meeting. Ernst & Young LLP has been City Holding's independent auditor since 1982. The Board of Directors unanimously recommends that shareholders vote FOR such ratification.

     Representatives of Ernst & Young LLP are expected to be present at the City Holding Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

                     CITY HOLDING SHAREHOLDER PROPOSALS

     Holders of City Holding Common Stock having proposals which they desire to present at next year's Annual Meeting should, if they desire that such proposals be included in City Holding's proxy and proxy statement relating to such meeting, submit such proposals in time to be received by City Holding at its principal executive offices in Charleston, West Virginia, no later than November 15, 1995. To be so included, all such submissions must comply with the requirements of Rule 14a-8 of the Commission under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule.
                                   -137-




                     REPORT OF INDEPENDENT AUDITORS




BOARD OF DIRECTORS AND STOCKHOLDERS
CITY HOLDING COMPANY


 We have audited the accompanying consolidated balance sheets of City Holding Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994, 1993 or 1992 consolidated financial statements of Hinton Financial Corporation and subsidiary which statements reflect total revenues constituting 8%, 10% and 12% of the 1994, 1993 and 1992 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Hinton Financial Corporation and subsidiary, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

 In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of City Holding Company and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

 As discussed in NOTE FOUR to the consolidated financial statements, City Holding Company changed its method of accounting for certain debt and equity securities as of January 1, 1994.

                                        /s/ Ernst & Young LLP

Charleston, West Virginia
January 20, 1995

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Hinton Financial Corporation
Hinton, West Virginia


   We have audited the accompanying consolidated balance sheets of Hinton Financial Corporation and Subsidiary as of December 31, 1994, and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, (not presented separately, herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hinton Financial Corporation and Subsidiary as of December 31, 1994, and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.


                     /S/ PERSINGER & COMPANY, L.L.C.


Beckley, West Virginia
January 6, 1995









CONSOLIDATED BALANCE SHEETS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                   DECEMBER 31
                                                             1994             1993
ASSETS
  CASH AND DUE FROM BANKS                               $  27,591,000     $  23,966,000
  FEDERAL FUNDS SOLD                                                          3,470,000
  SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE             67,920,000
  SECURITIES AVAILABLE FOR SALE (APPROXIMATE MARKET
    VALUES AT DECEMBER 31, 1993, $77,286,000)                                75,527,000
  INVESTMENT SECURITIES (APPROXIMATE MARKET VALUES:
    1994-$123,995,000; 1993-$170,745,000)                 128,457,000       166,110,000
  LOANS:
    GROSS LOANS                                           504,956,000       424,280,000
    UNEARNED INCOME                                        (9,544,000)      (10,526,000)
    ALLOWANCE FOR POSSIBLE LOAN LOSSES                     (6,017,000)       (5,764,000)
      NET LOANS                                           489,395,000       407,990,000
  LOANS HELD FOR SALE                                      30,227,000
  BANK PREMISES AND EQUIPMENT                              17,678,000        15,426,000
  ACCRUED INTEREST RECEIVABLE                               5,922,000         5,292,000
  OTHER ASSETS                                             13,336,000         9,297,000
      TOTAL ASSETS                                      $ 780,526,000     $ 707,078,000

LIABILITIES
  DEPOSITS:
    NONINTEREST-BEARING                                 $  80,694,000     $  67,633,000
    INTEREST-BEARING                                      570,570,000       549,700,000
      TOTAL DEPOSITS                                      651,264,000       617,333,000
  SHORT-TERM BORROWINGS                                    57,483,000        21,669,000
  LONG-TERM DEBT                                            6,875,000         5,875,000
  OTHER LIABILITIES                                         8,035,000         5,863,000
  MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                                  504,000
    TOTAL LIABILITIES                                     723,657,000       651,244,000

STOCKHOLDERS' EQUITY
  PREFERRED STOCK, PAR VALUE $25 A SHARE: AUTHORIZED -
    500,000 SHARES; NONE ISSUED
  COMMON STOCK, PAR VALUE $2.50 A SHARE: AUTHORIZED -
    20,000,000 SHARES; ISSUED AND OUTSTANDING: 1994 -
    3,780,477 SHARES; 1993 - 3,538,671 SHARES
      INCLUDING
    109,761 SHARES IN TREASURY AT DECEMBER 31, 1993         9,451,000         8,846,000
  CAPITAL SURPLUS                                          18,887,000        13,999,000
  RETAINED EARNINGS                                        30,605,000        35,222,000
  NET UNREALIZED LOSS ON SECURITIES AVAILABLE FOR SALE,
    NET OF DEFERRED INCOME TAXES                           (2,074,000)          (23,000)
                                                           56,869,000        58,044,000
  COST OF COMMON STOCK IN TREASURY                                           (2,210,000)
      TOTAL STOCKHOLDERS' EQUITY                           56,869,000        55,834,000
COMMITMENTS AND CONTINGENT LIABILITIES
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 780,526,000     $ 707,078,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





CONSOLIDATED STATEMENTS OF INCOME
CITY HOLDING COMPANY AND SUBSIDIARIES




                                                                        YEAR ENDED DECEMBER 31

                                                             1994             1993             1992
INTEREST INCOME
  INTEREST AND FEES ON LOANS                                 $ 41,167,000     $ 33,251,000    $ 28,222,000
  INTEREST ON INVESTMENT SECURITIES:
   TAXABLE                                                     12,071,000       12,650,000      12,895,000
   TAX-EXEMPT                                                   1,716,000        1,839,000       1,880,000
  OTHER INTEREST INCOME                                           194,000          476,000         530,000
    TOTAL INTEREST INCOME                                      55,148,000       48,216,000      43,527,000

INTEREST EXPENSE
  INTEREST ON DEPOSITS                                         20,110,000       18,849,000      18,514,000
  INTEREST ON SHORT-TERM BORROWINGS                             1,687,000          424,000         329,000
  INTEREST ON LONG-TERM DEBT                                      445,000          274,000          35,000
    TOTAL INTEREST EXPENSE                                     22,242,000       19,547,000      18,878,000
    NET INTEREST INCOME                                        32,906,000       28,669,000      24,649,000
PROVISION FOR POSSIBLE LOAN LOSSES                                953,000        1,341,000       2,222,000
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
  LOSSES                                                       31,953,000       27,328,000      22,427,000
OTHER INCOME
  INVESTMENT SECURITIES (LOSSES) GAINS                           (803,000)         322,000           9,000
  SERVICE CHARGES                                               2,396,000        1,893,000       1,362,000
  OTHER INCOME                                                  3,054,000          789,000         526,000
    TOTAL OTHER INCOME                                          4,647,000        3,004,000       1,897,000

OTHER EXPENSES
  SALARIES AND EMPLOYEE BENEFITS                               13,122,000       10,172,000       7,695,000
  OCCUPANCY,  EXCLUDING DEPRECIATION                            2,452,000        1,486,000       1,360,000
  DEPRECIATION                                                  1,829,000        1,386,000         988,000
  OTHER EXPENSES                                                9,045,000        7,907,000       5,866,000
    TOTAL OTHER EXPENSES                                       26,448,000       20,951,000      15,909,000
    INCOME BEFORE INCOME TAXES                                 10,152,000        9,381,000       8,415,000
INCOME TAXES                                                    3,193,000        2,949,000       2,511,000
            NET INCOME                                       $  6,959,000     $  6,432,000    $  5,904,000
NET INCOME PER COMMON SHARE                                  $       1.85     $       1.71    $       1.56
A VERA G E COMMON SHARES OUTSTANDING                            3,772,638        3,762,783       3,779,502




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                                   UNREALIZED LOSS
                                       COMMON                                       ON SECURITIES                         TOTAL
                                       STOCK          CAPITAL        RETAINED        AVAILABLE         TREASURY      STOCKHOLDERS'
                                     (PAR VALUE)      SURPLUS        EARNINGS         FOR SALE           STOCK          EQUITY
BALANCES AT JANUARY 1, 1992     $  7,978,000        $ 8,913,000   $ 31,649,000      $ (25,000)     $  (330,000)      $  48,185,000
NET INCOME                                                           5,904,000                                           5,904,000
COST OF 31,422 SHARES OF
  COMMON STOCK
  ACQUIRED FOR  TREASURY                                                                              (548,000)           (548,000)
SALE OF 38,107 SHARES
  OF  TREASURY STOCK                                   287,000                                         378,000             665,000
CHANGE IN NET UNREALIZED LOSS
  ON MARKETABLE EQUITY
  SECURITIES                                                                          (70,000)                             (70,000)
ISSUANCE OF 10% STOCK DIVIDEND       681,000         4,098,000      (4,779,000)
CASH DIVIDENDS--$.49 A SHARE                                        (1,522,000)                                         (1,522,000)
CASH DIVIDENDS OF ACQUIRED
  SUBSIDIARIES                                                        (299,000)                                           (299,000)

BALANCES AT DECEMBER 31, 1992      8,659,000        13,298,000      30,953,000        (95,000)         (500,000)        52,315,000
NET INCOME                                                           6,432,000                                           6,432,000
CASH DIVIDENDS--$.56 A SHARE                                        (1,833,000)                                         (1,833,000)
CASH DIVIDENDS OF ACQUIRED
  SUBSIDIARY                                                          (330,000)                                           (330,000)
COMMON STOCK ISSUED IN
  ACQUISITION                        187,000           644,000                                                             831,000
CHANGE IN NET UNREALIZED LOSS
  ON MARKETABLE EQUITY SECURITIES                                                      72,000                               72,000
COST OF 96,072 SHARES OF
  COMMON STOCK ACQUIRED FOR
  TREASURY                                                                                           (2,218,000)        (2,218,000)
SALE OF 22,801 SHARES OF
  TREASURY STOCK                                        57,000                                          508,000            565,000
BALANCES AT DECEMBER 31, 1993      8,846,000        13,999,000      35,222,000         (23,000)      (2,210,000)        55,834,000

NET INCOME                                                           6,959,000                                           6,959,000
CASH DIVIDENDS
  DECLARED-- $.59 A SHARE                                           (1,930,000)                                         (1,930,000)
CASH DIVIDENDS OF
  ACQUIRED SUBSIDIARY                                                 (366,000)                                           (366,000)
ADJUSTMENT TO BEGINNING BALANCE
  FOR CHANGE IN ACCOUNTING
  METHOD, NET OF INCOME
  TAXES OF $704,000                                                                   1,055,000                          1,055,000
CHANGE IN UNREALIZED GAIN/(LOSS)
  NET OF INCOME TAXES OF $1,761,000                                                  (3,106,000)                        (3,106,000)
REDEMPTION OF FRACTIONAL AND
  DISSENTER SHARES                                  (1,843,000)                                                         (1,843,000)
COST OF 7,002 SHARES OF
  COMMON STOCK ACQUIRED FOR TREASURY                                                                    (193,000)         (193,000)
SALE OF 14,898 SHARES OF
  TREASURY STOCK                                       131,000                                           328,000           459,000
RETIREMENT OF 101,865 SHARES
  OF COMMON STOCK HELD IN TREASURY  (255,000)       (1,820,000)                                        2,075,000
ISSUANCE OF 10% STOCK DIVIDEND       860,000         8,420,000     (9,280,000)
BALANCES AT DECEMBER 31, 1994   $  9,451,000      $ 18,887,000  $  30,605,000     $  (2,074,000)      $        0     $  56,869,000

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY HOLDING COMPANY AND SUBSIDIARIES

                                                                           YEAR ENDED DECEMBER 31
                                                                  1994              1993               1992

OPERATING ACTIVITIES
  NET INCOME                                                 $   6,959,000     $   6,432,000     $   5,904,000
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES:
      NET AMORTIZATION                                             960,000           725,000           306,000
      PROVISION FOR DEPRECIATION                                 1,829,000         1,386,000           988,000
      PROVISION FOR POSSIBLE LOAN LOSSES                           953,000         1,341,000         2,222,000
      DEFERRED INCOME TAX BENEFIT                                 (303,000)         (153,000)         (402,000)
      MINORITY INTEREST IN INCOME OF SUBSIDIARY                                       10,000
      LOANS ORIGINATED FOR SALE                                (24,729,000)
      PURCHASES OF LOANS HELD FOR SALE                        (189,719,000)
      PROCEEDS FROM LOANS SOLD                                 184,221,000
      REALIZED INVESTMENT SECURITIES LOSSES (GAINS)                803,000          (322,000)           (9,000)
      LOSS ON SALE OF FORECLOSED PROPERTIES                                                             22,000
      (INCREASE) DECREASE IN ACCRUED INTEREST
        RECEIVABLE                                                (630,000)         (132,000)          165,000
      (INCREASE) DECREASE IN OTHER ASSETS                       (2,961,000)          721,000          (212,000)
      INCREASE (DECREASE) IN OTHER LIABILITIES                   2,172,000           157,000          (651,000)
        NET CASH (USED IN) PROVIDED BY
         OPERATING ACTIVITIES                                  (20,445,000)       10,165,000         8,333,000

INVESTING ACTIVITIES
  PROCEEDS FROM SALES OF INVESTMENT SECURITIES                                     9,218,000         5,304,000
  PROCEEDS FROM MATURITIES AND CALLS OF INVESTMENT
    SECURITIES                                                  75,181,000       142,801,000       119,936,000
  PURCHASES OF INVESTMENT SECURITIES                           (52,758,000)     (184,643,000)     (131,466,000)
  PROCEEDS FROM SALES OF SECURITIES AVAILABLE FOR SALE          33,946,000
  PROCEEDS FROM MATURITIES AND CALLS OF SECURITIES
    AVAILABLE FOR SALE                                          13,093,000         5,539,000
  PURCHASES OF SECURITIES AVAILABLE FOR SALE                   (28,791,000)
  NET INCREASE IN LOANS                                        (82,358,000)      (77,007,000)      (43,989,000)
  NET CASH (PAID) ACQUIRED IN ACQUISITIONS                        (504,000)       41,454,000         2,564,000
  SALE OF FORECLOSED PROPERTIES                                                       10,000           125,000
  PURCHASES OF PREMISES AND EQUIPMENT                           (4,081,000)       (5,166,000)       (2,299,000)
      NET CASH USED IN INVESTING ACTIVITIES                    (46,272,000)      (67,794,000)      (49,825,000)

FINANCING ACTIVITIES
  NET INCREASE IN NONINTEREST-BEARING DEPOSITS                  13,061,000         2,456,000        18,509,000
  NET INCREASE IN INTEREST-BEARING DEPOSITS                     20,870,000        30,091,000        40,607,000
  NET INCREASE IN SHORT-TERM BORROWINGS                         35,814,000        12,175,000         1,110,000
  PROCEEDS FROM LONG-TERM DEBT                                   6,875,000         5,225,000         4,000,000
  REPAYMENT OF LONG-TERM DEBT                                   (5,875,000)       (3,350,000)
  PURCHASES OF TREASURY STOCK                                     (193,000)       (2,218,000)         (548,000)
  PROCEEDS FROM SALES OF TREASURY STOCK                            459,000           565,000           665,000
  REDEMPTION OF DISSENTER AND FRACTIONAL SHARES                 (1,843,000)
  CASH DIVIDENDS PAID                                           (2,296,000)       (2,163,000)       (1,821,000)
      NET CASH PROVIDED BY FINANCING  ACTIVITIES                66,872,000        42,781,000        62,522,000
  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 155,000       (14,848,000)       21,030,000
  CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                27,436,000        42,284,000        21,254,000
     CASH AND CASH EQUIVALENTS AT END OF YEAR                $  27,591,000     $  27,436,000     $  42,284,000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

DECEMBER 31, 1994

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: The accounting and reporting policies of City Holding Company and its subsidiaries (the Company) conform with generally accepted accounting principles. The following is a summary of the more significant policies.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of City Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 CASH AND CASH EQUIVALENTS: The Company considers cash and due from banks and federal funds sold as cash and cash equivalents. The carrying amounts reported in the December 31, 1994 and 1993, consolidated balance sheets for cash and cash equivalents approximate those assets' fair values.

  SECURITIES: Management determines the appropriate classification of securities at the time of purchases. If management has the intent and the Company has the ability at the time of purchase to hold debt securities to maturity, they are classified as investments and are stated at cost, adjusted for amortization of premiums and accretion of discounts. At December 31, 1994, debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors.

  At December 31, 1993, equity securities were stated at the lower of cost or market value, while debt securities were carried at amortized cost. Gains and losses on the sale of securities are computed by the specific identification method and are reported separately in the consolidated statements of income.

  LOANS: Interest income on loans is accrued and credited to operations based upon the principal amount outstanding, using methods which generally result in level rates of return. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and related accrued interest, and the loan is in process of collection.

 LOANS HELD FOR SALE: Loans held for sale represent mortgage loans the Company has either purchased or originated with the intent to sell on the secondary market and are carried at the lower of cost or estimated fair value.

   ALLOWANCE FOR LOAN LOSSES: The provision for possible loan losses included in the consolidated statements of income is based upon management's evaluation of individual credits in the loan portfolio, historical loan loss experience, current and expected future economic conditions, and other relevant factors. These provisions, less net charge-offs, comprise the allowance for loan losses. In management's judgment, the allowance for loan losses is maintained at a level adequate to provide for probable losses on existing loans.

   BANK PREMISES AND EQUIPMENT: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE ONE
SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

 INTANGIBLES: Intangible assets, which are included in other assets in the consolidated balance sheets, are comprised of goodwill and core deposits which are amortized using straight-line (15 year life) and accelerated methods (10 year life), respectively, over their estimated useful lives.

  During 1994, the Company purchased mortgage loan servicing rights totaling $1,200,000 which are also included in other assets in the consolidated balance sheets. The servicing rights are being amortized using an accelerated method over the period of estimated net servicing income.

  INCOME TAXES: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes (included in other assets) are provided for temporary differences between financial reporting and tax bases of assets and liabilities. The Company files a consolidated income tax return. The respective subsidiaries generally provide for income taxes on a separate return basis and remit amounts determined to be currently payable to the Parent Company.

 NET INCOME PER COMMON SHARE: Net income per common share is based on the weighted average common shares outstanding during each year. On December 12, 1994, a 10% stock dividend was declared by the Board of Directors for shareholders of record on January 2, 1995. The stock dividend was paid on January 15, 1995, and all stock related data in the consolidated financial statements reflects the stock dividend.A 10% stock dividend was also declared in 1992. For each declaration an amount equal to the fair value of the additional shares issued was transferred from retained earnings to the common stock and capital surplus accounts.

  LOAN FEES AND COST: Loan origination and commitment fees and direct loan origination costs are principally being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of loan yield over the life of the related loan.

  STATEMENTS OF CASH FLOWS: Cash paid for interest, including long-term debt, was $21,998,000, $19,693,000 and $19,996,000 in 1994, 1993, and
1992, respectively. Cash paid for income taxes was $3,219,000, $2,877,000, and $2,957,000 in 1994, 1993, and 1992, respectively. NOTE
TWO RESTRICTIONS ON CASH AND DUE FROM BANKS

  Certain of the subsidiary banks are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1994, was approximately $4,366,000.














NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE THREE
ACQUISITIONS

   On December 5, 1994, the Company acquired 100% of the common stock of Hinton Financial Corporation and subsidiary (Hinton) in exchange for 460,047 shares of the Company's common stock. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of Hinton. Previously reported results of the Company have been restated as follows:


                                       NINE MONTHS
                                          ENDED           YEAR ENDED        YEAR ENDED
                                   SEPTEMBER 30, 1994 DECEMBER 31, 1993 DECEMBER 31, 1992

NET INTEREST INCOME AS PREVIOUSLY
  REPORTED BY THE COMPANY                $ 22,235,000     $ 25,813,000    $ 21,761,000
HINTON'S PREVIOUSLY REPORTED RESULTS        2,048,000        2,856,000       2,888,000
RESTATED NET INTEREST INCOME             $ 24,283,000     $ 28,669,000    $ 24,649,000

NET INCOME AS PREVIOUSLY REPORTED
  BY THE COMPANY                         $  4,431,000     $  5,503,000    $  5,039,000
HINTON'S PREVIOUSLY REPORTED RESULTS          596,000          929,000         865,000
RESTATED NET INCOME                      $  5,027,000     $  6,432,000    $  5,904,000

NET INCOME PER COMMON SHARE AS
  PREVIOUSLY REPORTED BY THE COMPANY
  AS ADJUSTED FOR THE 10% STOCK
  DIVIDEND IN 1995                       $       1.34     $       1.69    $       1.53
EFFECT OF HINTON RESTATEMENT                     (.01)             .02             .03
RESTATED NET INCOME PER COMMON SHARE     $       1.33     $       1.71    $       1.56



  In June 1994, the Company acquired the remaining 33% interest in the common stock of First National Bank-Beckley, West Virginia (FNB) for which consideration included $530,000. As a result, FNB became a wholly-owned subsidiary of the Company. Minority interest, representing the equity interest in FNB owned by stockholders other than the Company, appears in the 1993 balance sheet as a liability.

  On October 15, 1993, Blue Ridge Bank, a wholly-owned subsidiary of the Company, was declared the successful bidder for the purchase of certain assets and the assumption of the insured deposits and certain other liabilities of a failed thrift which had been in conservatorship with the Resolution Trust Corporation (RTC). Blue Ridge Bank assumed insured deposits of approximately $43 million in exchange for assets (principally cash and cash equivalents) of approximately $40 million from the RTC.

  The FNB and RTC transactions were accounted for under the purchase method of accounting. Accordingly, the results of operations attributable to such acquisitions have been included in the consolidated totals from the respective dates of acquisition. Due to the immateriality of the transactions and the significant assets retained by the RTC with respect to the failed thrift, proforma financial information has not been presented herein.

  Intangible assets arising from prior year purchase business combinations consist of core deposits and goodwill which have an aggregate unamortized balance at December 31, 1994 and 1993, of $4,978,000 and $5,538,000, respectively.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE FOUR
INVESTMENTS

   The Company adopted Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. In accordance with SFAS No. 115, prior years' financial statements have not been restated to reflect the change in accounting method and there was no cumulative effect of adopting the Statement. Under SFAS No. 115, investment securities are carried at amortized cost and securities available for sale are carried at fair value with the after-tax net unrealized gain or loss recorded in stockholders' equity. The adoption of SFAS No. 115 resulted in an increase in stockholders' equity of $1,055,000.

   The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                                                               AVAILABLE-FOR-SALE SECURITIES
                                                                    GROSS        GROSS        ESTIMATED
                                                                  UNREALIZED   UNREALIZED        FAIR
                                                     COST           GAINS        LOSSES         VALUE
DECEMBER 31, 1994
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT CORPORATIONS AND AGENCIES   $ 47,900,000    $   9,000    $ 2,735,000    $ 45,174,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS      790,000        1,000          1,000         790,000
MORTGAGE-BACKED SECURITIES                         11,835,000      101,000        359,000      11,577,000
OTHER DEBT SECURITIES                               1,003,000                      39,000         964,000

TOTAL DEBT SECURITIES                              61,528,000      111,000      3,134,000      58,505,000
EQUITY SECURITIES                                   9,828,000       18,000        431,000       9,415,000
                                                 $ 71,356,000    $ 129,000    $ 3,565,000    $ 67,920,000

                                                                    HELD-TO-MATURITY SECURITIES
                                                                    GROSS              GROSS      ESTIMATED
                                                                  UNREALIZED          UNREALIZED    FAIR
                                                      COST          GAINS              LOSSES       VALUE
DECEMBER 31, 1994
U.S. TREASURY SECURITIES AND OBLIGATIONS
  OF U.S. GOVERNMENT  CORPORATIONS AND AGENCIES  $  87,836,000    $  13,000    $ 3,461,000    $  84,388,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS    32,056,000      355,000        883,000       31,528,000
MORTGAGE-BACKED SECURITIES                           4,896,000                     414,000        4,482,000
OTHER DEBT SECURITIES                                3,669,000       23,000         95,000        3,597,000
                                                 $ 128,457,000    $ 391,000    $ 4,853,000    $ 123,995,000





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE FOUR
INVESTMENTS (CONTINUED)


                                                              AVAILABLE-FOR-SALE SECURITIES
                                                                   GROSS          GROSS      ESTIMATED
                                                                 UNREALIZED     UNREALIZED      FAIR
                                                     COST          GAINS          LOSSES        VALUE
DECEMBER 31, 1993
U .S.  TREASURY SECURITIES AND  OBLIGATIONS
   OF U.S. GOVERNMENT CORPORATIONS AND AGENCIES  $ 45,280,000    $   859,000    $  58,000    $ 46,081,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS       95,000                       1,000          94,000
MORTGAGE-BACKED SECURITIES                         20,492,000        981,000      101,000      21,372,000
OTHER DEBT SECURITIES                               1,809,000         50,000                    1,859,000

TOTAL DEBT SECURITIES                             67,676,000      1,890,000      160,000      69,406,000
EQUITY SECURITIES                                   7,851,000         29,000            0       7,880,000
                                                 $ 75,527,000    $ 1,919,000    $ 160,000    $ 77,286,000

                                                                       HELD-TO-MATURITY SECURITIES
                                                                            GROSS         GROSS        ESTIMATED
                                                                         UNREALIZED     UNREALIZED        FAIR
                                                            COST            GAINS         LOSSES         VALUE
DECEMBER 31, 1993
U.S.  TREASURY SECURITIES AND  OBLIGATIONS OF U.S.
  GOVERNMENT CORPORATIONS AND AGENCIES                  $ 127,512,000    $ 2,588,000    $ 158,000    $ 129,942,000
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS           33,889,000      1,969,000       26,000       35,832,000
OTHER DEBT SECURITIES                                       4,709,000        262,000                     4,971,000
                                                        $ 166,110,000    $ 4,819,000    $ 184,000    $ 170,745,000

  The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                             ESTIMATED
                                              COST           FAIR VALUE
AVAILABLE-FOR-SALE
  DUE IN ONE YEAR OR LESS                $   6,047,000    $   5,851,000
  DUE AFTER ONE YEAR THROUGH FIVE YEARS     22,093,000       21,056,000
  DUE AFTER FIVE YEARS THROUGH TEN YEARS    20,848,000       19,404,000
  DUE AFTER TEN YEARS                          705,000          617,000
                                            49,693,000       46,928,000
  MORTGAGE-BACKED SECURITIES                11,835,000       11,577,000
                                         $  61,528,000    $  58,505,000
HELD-TO-MATURITY
  DUE IN ONE YEAR OR LESS                $  18,010,000    $  17,813,000
  DUE AFTER ONE YEAR THROUGH FIVE YEARS     69,920,000       67,668,000
  DUE AFTER FIVE YEARS THROUGH TEN YEARS    32,993,000       31,521,000
  DUE AFTER TEN YEARS                        2,638,000        2,511,000
                                           123,561,000      119,513,000
  MORTGAGE-BACKED SECURITIES                 4,896,000        4,482,000
                                         $ 128,457,000    $ 123,995,000

  Gross gains of $100,000 and gross losses of $903,000 were realized on sales and calls of securities during 1994. During 1993 and 1992, respectively, gross gains of $390,000 and $72,000 and gross losses of $68,000 and $63,000 were realized on sales of securities. The book value of securities pledged to secure public deposits and for other purposes as required or permitted by law approximated $70,318,000 and $51,146,000 at December 31, 1994 and 1993, respectively.




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE FIVE
LOANS

                                                DECEMBER 31
                                           1994             1993
COMMERCIAL, FINANCIAL AND AGRICULTURAL $ 137,425,000    $ 125,568,000
RESIDENTIAL REAL ESTATE                  238,231,000      184,602,000
INSTALLMENT LOANS TO INDIVIDUALS         129,300,000      114,110,000
                                       $ 504,956,000    $ 424,280,000

   The Company grants loans to customers generally within the market areas of its subsidiary banks. There is no significant concentration of credit risk by industry or by related borrowers. There are no foreign loans outstanding and highly leveraged loan transactions are insignificant. The effects on income of nonaccrual loans, as well as their outstanding balances, were not material.

   During 1994, the Company began participation in a short-term, whole-loan bulk purchasing program whereby the Company purchases from a third party whole loans secured by residential mortgages. The loans, generally, are repurchased from the Company within 90 days. Additionally, the Company began originating residential mortgage loans to be sold on the secondary market. Due to the short-term nature of these loans, the recorded value approximates fair value. At December 31, 1994, the Company's investment in loans held for sale approximated $30,227,000. A summary of changes in the allowance for possible loan losses follows:


                                       1994            1993            1992
BALANCE AT BEGINNING OF YEAR       $ 5,764,000     $ 5,380,000     $ 2,401,000
PROVISION FOR POSSIBLE LOAN LOSSES     953,000       1,341,000       2,222,000
CHARGE-OFFS                         (1,093,000)     (1,537,000)     (1,163,000)
RECOVERIES                             393,000         476,000         240,000
ALLOWANCE OF PURCHASED SUBSIDIARY            0         104,000       1,680,000
BALANCE AT END OF YEAR             $ 6,017,000     $ 5,764,000     $ 5,380,000

  The Financial Accounting Standards Board (FASB) has issued SFAS No. 114, "Accounting By Creditors for Impairment of a Loan," which was amended by SFAS No. 118. The provisions of SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The Company will adopt this Statement on January 1, 1995 and it will not have a material effect on the Company's financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE SIX
BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment follows:


                                           DECEMBER 31
                                       1994            1993
BANK PREMISES                      $ 17,865,000    $ 14,325,000
FURNITURE, FIXTURES, AND EQUIPMENT   11,009,000       9,806,000
                                     28,874,000      24,131,000
LESS ALLOWANCE FOR DEPRECIATION      11,196,000       8,705,000
                                   $ 17,678,000    $ 15,426,000
NOTE SEVEN
SHORT-TERM BORROWINGS

  Short-term borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh (the FHLB) and securities sold under agreement to repurchase. A summary of the Company's short-term borrowings is set forth below:

1994:
                                  AVERAGE AMOUNT OUTSTANDING DURING THE YEAR    $ 42,559,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      78,263,000
                                  WEIGHTED AVERAGE INTEREST RATE:
                                                DURING THE YEAR                     3.96%
                                                END OF THE YEAR                     5.50%
1993:
                                  A VERA G E AMOUNT OUTSTANDING DURING THE Y EAR    $ 17,641,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      24,539,000
                                  WEIGHTED A VERA G E INTEREST RATE:
                                                DURING THE YEAR                     2.40%
                                                END OF THE YEAR                     2.65%
1992:
                                  A VERA G E AMOUNT OUTSTANDING DURING THE Y EAR    $ 10,605,000
                                  MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH END      16,272,000
                                  WEIGHTED A VERA G E INTEREST RATE:
                                                DURING THE YEAR                     3.10%
                                                END OF THE YEAR                     2.18%

NOTE EIGHT
LONG-TERM DEBT AND UNUSED LINES OF CREDIT

 Long-term debt, which represents an obligation of the Parent Company, consists of a $10,000,000 revolving credit loan with an unrelated party. The loan has a variable rate (7.9375% at December 31, 1994) with interest payments due quarterly and principal due at maturity in June 1995. Management intends to refinance the loan according to provisions provided in the agreement.

  The loan agreement contains certain restrictive provisions applicable to the Parent Company including limitations on additional long-term debt. The parent company has pledged the common stock of its wholly-owned subsidiaries, The City National Bank (City National) and The Peoples Bank of Point Pleasant, as collateral for the revolving credit loan.

  During 1994, five of the Company's subsidiaries were approved for membership, joining City National who was approved in 1993, in the FHLB. On a consolidated basis, the Company has purchased 44,000 shares of the FHLB stock at par value. Such purchases entitle the Company to dividends declared by the FHLB and provide an additional source of short-term and long-term funding, in the form of collateralized advances. At December 31, 1994, the subsidiaries have been issued one year flexline commitments of $61,725,000, at prevailing interest rates, from the FHLB with maturities ranging from June to December 1995. Such commitments are subject to satisfying the Capital Stock Requirement provisions, as defined, in the agreement with the FHLB. As of December 31, 1994, amounts outstanding pursuant to the agreements totaled $12,707,000.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINE
RESTRICTIONS ON SUBSIDIARY DIVIDENDS

 Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Parent Company in the form of cash dividends. The approval of the bank's applicable primary regulator is required prior to the payment of dividends by a subsidiary bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years. During 1995, the subsidiary banks can, without prior regulatory approval, declare dividends of approximately $6,214,000 to the Parent Company, plus retained net profits for the interim period through the date of such dividend declaration.


NOTE TEN
INCOME TAXES

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                        DECEMBER 31
                                                   1994            1993
DEFERRED TAX ASSETS:
   ALLOWANCE FOR LOAN LOSSES                    $ 2,208,000    $ 2,168,000
   ACQUIRED NET OPERATING LOSS CARRY FORWARD        777,000        885,000
   DEFERRED COMPENSATION PAYABLE                    436,000        435,000
   SECURITIES AVAILABLE FOR SALE                  1,356,000              0
   OTHER                                            200,000        155,000
TOTAL DEFERRED  TAX ASSETS                        4,977,000      3,643,000
DEFERRED TAX LIABILITIES:
   FEDERAL INCOME TAX ALLOWANCE FOR LOAN LOSSES     630,000        861,000
   PREMISES AND EQUIPMENT                           746,000        734,000
   CORE DEPOSIT INTANGIBLE                          482,000        544,000
   INVESTMENTS                                      139,000        172,000
   LOANS                                            272,000        278,000
   PREPAIDS                                         111,000        111,000
   OTHER                                              8,000         13,000
TOTAL DEFERRED TAX LIABILITIES                    2,388,000      2,713,000

NET DEFERRED  TAX ASSETS                        $ 2,589,000    $   930,000

SIGNIFICANT COMPONENTS OF THE PROVISION FOR INCOME TAXES ARE AS FOLLOWS:


                                              LIABILITY METHOD
                              1994               1993                 1992
FEDERAL:
   CURRENT                $ 2,876,000         $ 2,667,000        $ 2,469,000
   DEFERRED                  (303,000)           (153,000)          (402,000)


                            2,573,000           2,514,000          2,067,000
 STATE                        620,000             435,000            444,000

    TOTAL                 $ 3,193,000         $ 2,949,000        $ 2,511,000

  Current income tax expense (benefit) attributable to investment securities transactions approximated $(321,000), $129,000, and $4,000 in 1994, 1993, and 1992, respectively. As of December 31, 1994, the Company has approximately $ 1.7 million and $2.3 million, respectively, of federal and state income tax credit carryforwards which expire in 2006.





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE TEN
INCOME TAXES (CONTINUED)

 A reconciliation between income taxes as reported and the amount computed by applying the statutory federal income tax rate to income before income taxes follows:


                                                            LIABILITY METHOD
                                                  1994            1993            1992
COMPUTED FEDERAL TAXES AND STATUTORY RATE      $ 3,997,000     $ 2,764,000     $ 2,861,000
STATE INCOME TAXES, NET OF FEDERAL TAX BENEFIT     340,000         314,000         320,000
TAX EFFECTS OF:
  NONTAXABLE INTEREST INCOME                      (611,000)       (593,000)       (606,000)
  OTHER ITEMS, NET                                 (33,000)         39,000         (64,000)
                                               $ 3,193,000     $ 2,949,000     $ 2,511,000

NOTE ELEVEN
RETIREMENT PLAN

  The City Holding Company Profit Sharing and 401(k) Plan (the Plan) is a deferred compensation plan under section 401(k) of the Internal Revenue Code. All employees who complete one year of service are eligible to participate in the Plan. Participants may contribute from 1% to 15% of pre-tax earnings to their respective accounts. These contributions may be invested in any of four investment options selected by the employee, one of which is City Holding Company common stock. The Company matches 50% of the first 6% of compensation deferred by the participant with City Holding Company common stock. Profit sharing contributions are discretionary, as determined annually by the Company's Board of Directors. The Company's total expense associated with the Plan approximated $881,000, $562,000, and $403,000 in 1994, 1993, and
1992, respectively. The total number of shares of the Company's common stock held by the Plan is 120,492. Other than the Plan, the Company offers no postretirement benefits.

    In May 1993, the Company formed the 1993 Stock Incentive Plan (Incentive Plan) applicable to key employees. Under the Incentive Plan, stock options are granted at an amount no less than the fair value of the Company's common stock on the date of the grant. Participants in the Incentive Plan may also be granted stock appreciation rights and stock awards, at the discretion of the Company's Compensation Committee of the Board of Directors. A maximum of 300,000 shares of the Company's common stock may be issued pursuant to the provisions of the Incentive Plan. Since its inception, no awards have been made under the Incentive Plan.

NOTE TWELVE
TRANSACTIONS WITH DIRECTORS AND OFFICERS

  Subsidiaries of the Company have granted loans to the officers and directors of the Company and its subsidiaries, and to their associates. The loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility. The aggregate amount of loans outstanding as of December 31, 1994 and 1993, attributable directly and indirectly to these parties, was approximately $20,089,000 and $18,898,000, respectively. During 1994, $6,693,000 of new loans were made and repayments totaled $5,502,000.

   A director of one of the Company's subsidiaries is the President of a non-affiliated financial institution that participates in the whole-loan bulk purchasing program (See NOTE FIVE).




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE THIRTEEN
INCOME

 Included in other income in 1994 is $1,400,000 related to an insurance recovery at one of the Company's subsidiary banks. Additionally, in 1994 the Company became involved in the secondary market for mortgage loans which generated fee income of $317,000.

NOTE FOURTEEN
EXPENSES

 The following items of other expenses exceeded one percent of total revenue for the respective years:

                                      1994            1993            1992

INSURANCE, INCLUDING FDIC PREMIUMS $ 1,545,000    $ 1,324,000    $ 1,068,000
ADVERTISING                            868,000        606,000        419,000
BANK SUPPLIES                          887,000        783,000        573,000
LEGAL AND ACCOUNTING FEES              952,000        475,000        335,000
NOTE FIFTEEN
COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, certain financial products are offered by the Company to accommodate the financial needs of its customers. Loan commitments (lines of credit) represent the principal off-balance-sheet financial product offered by the Company. At December 31, 1994 and 1993, commitments outstanding to extend credit totaled approximately $45,776,000 and $25,252,000, respectively. To a much lesser extent, the Company offers standby letters of credit which require payments to be made on behalf of customers when certain specified future events occur. Amounts outstanding pursuant to such standby letters of credit were $3,161,000 and $780,000 as of December 31, 1994 and 1993, respectively. Historically, substantially all standby letters of credit have expired unfunded.

   Both of the above arrangements have credit risks essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.

NOTE SIXTEEN
PREFERRED STOCK AND SHAREHOLDER RIGHTS PLAN

    The Company's Board of Directors has the authority to issue preferred stock, and to fix the designation, preferences, rights, dividends and all other attributes of such preferred stock, without any vote or action by the shareholders. As of December 31, 1994, there are no such shares outstanding, nor are any expected to be issued, except as might occur pursuant to the Stock Rights Plan discussed below.

  The Company's Stock Rights Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of the Company's common stock, or announces a tender offer for such stock. Under conditions described in the Stock Rights Plan, holders of rights could acquire shares of preferred stock or additional shares of the Company's common stock, or in the event of a 50% or more change-in-control, shares of common stock of the acquiror. The value of shares acquired under the plan would equal twice the exercise price.




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES
NOTE SEVENTEEN
FAIR VALUES OF FINANCIAL INSTRUMENTS

 FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

 The following table represents the estimates of fair value of financial instruments:

                                                FAIR VALUE OF FINANCIAL INSTRUMENTS
                                             1994                              1993
                                  CARRYING           FAIR             CARRYING        FAIR
                                   AMOUNT            VALUE             AMOUNT         VALUE

ASSETS
  CASH AND SHORT-TERM INVESTMENTS $ 27,591,000    $ 27,591,000    $ 27,436,000    $ 27,436,000
  LOANS HELD FOR SALE               30,227,000      30,227,000
  SECURITIES                       199,813,000     191,915,000     241,637,000     248,031,000
  NET LOANS                        489,395,000     478,324,000     407,990,000     412,587,000
LIABILITIES
  DEMAND DEPOSITS                  388,794,000     388,794,000     400,099,000     400,099,000
  TIME DEPOSITS                    262,470,000     255,190,000     217,234,000     249,526,000
  SHORT-TERM BORROWINGS             57,483,000      57,483,000      21,669,000      21,669,000
  LONG-TERM DEBT                     6,875,000       6,875,000       5,875,000       5,875,000
OFF-BALANCE SHEET
  COMMITMENTS TO EXTEND CREDIT      45,776,000      45,776,000      25,252,000      25,252,000
  LETTERS OF CREDIT                  3,161,000       3,161,000         780,000         780,000


  The following methods and assumptions were used in estimating fair value amounts for financial instruments:

  The fair values for the loan portfolio are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying values of accrued interest approximate fair value.

  The fair values of demand deposits (i.e interest and noninterest-bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

  Securities sold under agreements to repurchase represent borrowings with original maturities of less than 90 days. The carrying amounts of short-term borrowings approximate their fair values.

   The fair values of long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The fair values of commitments are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing.




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE EIGHTEEN
CITY HOLDING COMPANY (PARENT COMPANY ONLY)FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS


                                                    DECEMBER 31
                                              1994               1993
ASSETS
  CASH                                     $     77,000    $    188,000
  SECURITIES AVAILABLE-FOR-SALE               1,726,000       1,603,000
  INVESTMENT IN SUBSIDIARIES                 67,009,000      60,630,000
  FIXED ASSETS                                1,745,000       1,768,000
  OTHER ASSETS                                1,262,000         490,000
   TOTAL ASSETS                            $ 71,819,000    $ 64,679,000

LIABILITIES
  LONG-TERM DEBT                           $  6,875,000    $  5,875,000
  ADVANCES FROM AFFILIATES                    5,807,000       2,234,000
  OTHER LIABILITIES                           2,268,000         736,000
   TOTAL LIABILITIES                         14,950,000       8,845,000

STOCKHOLDERS' EQUITY                         56,869,000      55,834,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 71,819,000    $ 64,679,000

  Advances from affiliates, which eliminate for purposes of the Company's consolidated financial statements, represent amounts borrowed from banking subsidiaries to fund the purchase of certain bank premises and to meet other cash needs of the parent. Such debt is collateralized by the securities and fixed assets of the Parent Company. Interest is due quarterly at prime with principal due at maturity in 1997. The maximum available credit under the advance is subject to the subsidiaries' legal lending limit which approximated $6,356,000 at year end.


CONDENSED STATEMENTS OF INCOME

                                                      YEAR ENDED DECEMBER 31
                                                   1994               1993            1992

INCOME
  DIVIDENDS FROM BANK SUBSIDIARIES                $ 5,231,000     $ 10,906,000     $ 4,476,000
  INTEREST AND DIVIDENDS ON SECURITIES                111,000          117,000          12,000
  OTHER INCOME                                      1,604,000          146,000               -
                                                    6,946,000       11,169,000       4,488,000
EXPENSES
  INTEREST EXPENSE                                    735,000          349,000           5,000
  OTHER EXPENSES                                    3,159,000        2,505,000       1,508,000
                                                    3,894,000        2,854,000       1,513,000
INCOME BEFORE INCOME TAX
  BENEFIT AND EQUITY IN  UNDISTRIBUTED NET INCOME
  (EXCESS DIVIDENDS) OF  SUBSIDIARIES               3,052,000        8,315,000       2,975,000
INCOME TAX BENEFIT                                 (1,344,000)        (991,000)       (605,000)
INCOME BEFORE EQUITY
  IN UNDISTRIBUTED NET INCOME  (EXCESS DIVIDENDS)
  OF  SUBSIDIARIES                                  4,396,000        9,306,000       3,580,000
EQUITY IN UNDISTRIBUTED  NET INCOME
  (EXCESS DIVIDENDS)  OF SUBSIDIARIES               2,563,000       (2,874,000)      2,324,000
  NET INCOME                                      $ 6,959,000     $  6,432,000     $ 5,904,000



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE EIGHTEEN

CITY HOLDING COMPANY (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31
                                                                1994             1993            1992
OPERATING ACTIVITIES
  NET INCOME                                                 $ 6,959,000     $  6,432,000     $ 5,904,000
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES:
      PROVISION FOR DEPRECIATION                                 149,000
      DECREASE (INCREASE) IN OTHER ASSETS                         44,000         (128,000)        190,000
      INCREASE (DECREASE) IN OTHER LIABILITIES                 1,532,000          430,000         (98,000)
  (EQUITY IN UNDISTRIBUTED NET INCOME) EXCESS DIVIDENDS
    OF SUBSIDIARIES                                           (2,563,000)       2,874,000      (2,324,000)
  OTHER                                                                            99,000          32,000
        NET CASH PROVIDED BY OPERATING ACTIVITIES              6,121,000        9,707,000       3,704,000

INVESTING ACTIVITIES
  PROCEEDS FROM MATURITIES OF INVESTMENT SECURITIES                             6,551,000         250,000
  PROCEEDS FROM SALES OF SECURITIES                                               250,000
  PURCHASES OF INVESTMENT SECURITIES                            (148,000)      (6,407,000)     (2,246,000)
  PURCHASES OF MORTGAGE LOANS                                   (808,000)
  CASH PAID FOR ACQUIRED SUBSIDIARY                             (532,000)        (193,000)     (2,250,000)
  CASH INVESTED IN SUBSIDIARIES                               (5,318,000)      (8,767,000)     (2,000,000)
  PURCHASES OF PREMISES AND EQUIPMENT                           (126,000)      (1,706,000)
      NET CASH USED IN INVESTING ACTIVITIES                   (6,932,000)     (10,272,000)     (6,246,000)

FINANCING ACTIVITIES
  PROCEEDS FROM LONG-TERM DEBT                                 6,875,000        5,225,000       4,000,000
  PRINCIPAL REPAYMENTS ON LONG-TERM DEBT                      (5,875,000)      (3,350,000)
  ADVANCES FROM BANK SUBSIDIARIES, NET                         3,573,000        2,234,000
  CASH DIVIDENDS PAID                                         (2,298,000)      (1,833,000)     (1,611,000)
  PURCHASES OF TREASURY STOCK                                   (193,000)      (2,218,000)       (548,000)
  PROCEEDS FROM SALES OF TREASURY STOCK                          461,000          565,000         665,000
  REDEMPTION OF DISSENTER AND FRACTIONAL SHARES               (1,843,000)
      NET CASH PROVIDED BY FINANCING  ACTIVITIES                 700,000          623,000       2,506,000
      (DECREASE)  INCREASE IN CASH                              (111,000)          58,000         (36,000)
  CASH AT BEGINNING OF YEAR                                      188,000          130,000         166,000
  CASH AT END OF YEAR                                        $    77,000     $    188,000     $   130,000




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CITY HOLDING COMPANY AND SUBSIDIARIES

NOTE NINETEEN

SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  A summary of selected quarterly financial information for 1994 and 1993 follows:

                                        FIRST             SECOND         THIRD           FOURTH
                                        QUARTER           QUARTER        QUARTER         QUARTER

1994
INTEREST INCOME                      $ 12,665,000    $ 13,359,000    $ 14,295,000     $ 14,829,000
INTEREST EXPENSE                        5,095,000       5,259,000       5,682,000        6,206,000
NET INTEREST INCOME                     7,570,000       8,100,000       8,613,000        8,623,000
PROVISION FOR POSSIBLE LOAN LOSSES        201,000         215,000         215,000          322,000
INVESTMENT SECURITIES GAINS (LOSSES)       69,000           3,000         (20,000)        (855,000)
NET INCOME                              1,658,000       1,644,000       1,725,000        1,932,000
NET INCOME PER COMMON SHARE                  0.44            0.44            0.45             0.52

1993
INTEREST INCOME                      $ 11,760,000    $ 11,877,000    $ 11,891,000     $ 12,688,000
INTEREST EXPENSE                        4,774,000       4,781,000       4,761,000        5,231,000
NET INTEREST INCOME                     6,986,000       7,096,000       7,130,000        7,457,000
PROVISION FOR POSSIBLE LOAN LOSSES        343,000         320,000         295,000          383,000
INVESTMENT SECURITIES GAINS                87,000          99,000          84,000           52,000
NET INCOME                              1,661,000       1,646,000       1,678,000        1,447,000
NET INCOME PER COMMON SHARE                  0.44            0.44            0.45             0.38


NOTE TWENTY
PENDING MERGER

  In March 1995, the Company signed a definitive agreement to acquire First Merchants Bancorp in Montgomery, West Virginia (Merchants). At December 31, 1994, Merchants reported total assets of approximately $115 million. The merger, which is expected to be consummated in the third quarter of 1995, involves the exchange of approximately 920,000 shares of Company common stock for all of Merchants' outstanding shares. It is anticipated that the transaction will be accounted for under the pooling of interests method of accounting. The following condensed unaudited proforma financial information presents selected balance sheet amounts and operating results of the Company and Merchants as though they had been combined during all periods indicated below.


                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               1994         1993         1992
AT YEAR END
  NET LOANS                                                  $ 547,809    $ 462,424    $ 376,206
  TOTAL DEPOSITS                                               746,805      709,958      605,398
  TOTAL ASSETS                                                 895,817      816,225      701,862

SUMMARY OF OPERATIONS
  NET INTEREST INCOME                                        $  37,594    $  32,876    $  28,696
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE                                                        8,142        7,762        6,972
  NET INCOME                                                     8,142        7,645        6,972
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE PER SHARE                                                1.73         1.63         1.48
  NET INCOME PER COMMON SHARE                                     1.73         1.63         1.48


                        Report of Ernst & Young LLP
                           Independent Auditors


Board of Directors and Stockholders
First Merchants Bancorp, Inc.


    We have audited the accompanying consolidated balance sheets of First Merchants Bancorp, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Merchants Bancorp, Inc. and subsidiary at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


    As discussed in the footnotes to the consolidated financial statements, in 1993 First Merchants Bancorp, Inc. changed its method of accounting for securities (Note D), postretirement benefits other than pensions (Note I), and income taxes (Note J).

                                                Ernst & Young LLP

Charleston, West Virginia

January 27, 1995, except as to
Note O, the date of which is March 14, 1995


CONSOLIDATED BALANCE SHEETS
FIRST MERCHANTS BANCORP, INC. AND SUBSIDIARY
                                                              DECEMBER 31
                                                           1994          1993
ASSETS                                                 ------------  ------------
  Cash and due from banks                                $5,211,650    $4,436,864
  Federal funds sold                                        810,000       710,000
                                                       ------------  ------------
                            CASH AND CASH EQUIVALENTS     6,021,650     5,146,864

  Interest-bearing deposits in other banks                  670,734     1,215,307
  Securities available for sale (cost: 12-31-94 -
    $16,204,906: 12-31-93 - $20,547,829)                 14,888,731    21,056,123
  Securities held to maturity (approximate market
    value: 12-31-94 - $28,304,476;
    12-31-93 - $22,312,255)                              28,648,209    21,139,938

  Loans - gross                                          59,015,396    55,067,019
  Less:  Unearned income                                   (141,203)     (188,366)
         Allowance for loan losses                         (460,000)     (445,000)
                                                       ------------  ------------
                                          LOANS - NET    58,414,193    54,433,653

  Premises and equipment                                  3,452,390     3,551,457
  Other assets                                            3,195,202     2,603,663
                                                       ------------  ------------
                                         TOTAL ASSETS  $115,291,109  $109,147,005
                                                       ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Deposits:
      Noninterest bearing                               $13,674,107   $10,882,479
      Interest bearing                                   81,867,045    81,742,940
                                                       ------------  ------------
                                       TOTAL DEPOSITS    95,541,152    92,625,419
    Short-term borrowings:
      Securities sold under agreements
        to repurchase                                     8,634,139     4,947,012
      Other short-term borrowings                           509,881       595,807
                                                       ------------  ------------
                          TOTAL SHORT-TERM BORROWINGS     9,144,020     5,542,819
    Other liabilities                                     1,144,151     1,207,401




                                                       ------------  ------------
                                    TOTAL LIABILITIES   105,829,323    99,375,639
  Stockholders' equity:
    Common stock, $2 par value, 1,000,000 shares
      authorized, 576,000 shares issued and
      outstanding                                         1,152,000     1,152,000
    Surplus                                                 649,343       649,343
    Retained earnings                                     8,450,153     7,665,033
    Net unrealized (loss) gain on Securities
      available for sale, net of related tax effect:
      1994 $(526,465); and 1993 $203,304                   (789,710)      304,990
                                                       ------------  ------------
                           TOTAL STOCKHOLDERS' EQUITY     9,461,786     9,771,366
                                                       ------------  ------------
                                TOTAL LIABILITIES AND
                                 STOCKHOLDERS' EQUITY  $115,291,109  $109,147,005
                                                       ============  ============
See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME
FIRST MERCHANTS BANCORP, INC. AND SUBSIDIARY
                                                YEAR ENDED DECEMBER 31
                                           1994          1993          1992
INTEREST INCOME                         ----------    ----------    ----------
  Interest and fees on loans            $4,899,930     4,349,508     4,272,442
  Interest and dividends on securities:
    Taxable                              1,825,918     1,842,861     2,245,531
    Nontaxable                             761,162       806,764       750,040
  Interest on federal funds sold            47,284        48,616        61,228
  Interest on deposits with other banks     79,781        38,050        23,604
                                        ----------    ----------    ----------
                 TOTAL INTEREST INCOME   7,614,075     7,085,799     7,352,845
INTEREST EXPENSE
  Interest on deposits                   2,767,583     2,664,333     2,964,063
  Interest on short-term borrowings        158,949       213,973       341,558
                                        ----------    ----------    ----------
                TOTAL INTEREST EXPENSE   2,926,532     2,878,306     3,305,621
                                        ----------    ----------    ----------
                   NET INTEREST INCOME   4,687,543     4,207,493     4,047,224
PROVISION FOR LOAN LOSSES                   86,699        93,193       103,155
                                        ----------    ----------    ----------
             NET INTEREST INCOME AFTER
             PROVISION FOR LOAN LOSSES   4,600,844     4,114,300     3,944,069
OTHER INCOME
  Service charges on deposit accounts      326,698       306,879       272,619
  Other service charges and fees            50,509        48,746        41,210
  Securities gains, net                     73,829       351,522         6,122
  Other                                    151,024       151,001       111,205
                                        ----------    ----------    ----------
                    TOTAL OTHER INCOME     602,060       858,148       431,156
OTHER EXPENSE
  Salaries and employee benefits         1,752,089     1,573,371     1,444,818
  Occupancy expense of premises            298,126       237,402       204,785
  Furniture and equipment expense          291,738       283,545       303,201
  Other operating expenses               1,325,789     1,130,605     1,027,317
                                        ----------    ----------    ----------
                   TOTAL OTHER EXPENSE   3,667,742     3,224,923     2,980,121
                                        ----------    ----------    ----------
    INCOME BEFORE INCOME TAXES
      AND CUMULATIVE EFFECT OF
      CHANGE IN METHOD OF ACCOUNTING     1,535,162     1,747,525     1,395,104
INCOME TAXES                               352,602       417,918       327,392
                                        ----------    ----------    ----------
      Income Before Cumulative Effect
      of Change in Method of Accounting $1,182,560    $1,329,607     1,067,712

      Cumulative Effect as of January 1,
      1993 of change in Method of
      Accounting for Other Postretirement
      Benefits, Net of income tax benefit
      of $77,953                                        (116,930)
                                        ----------    ----------    ----------
                           NET INCOME   $1,182,560    $1,212,677     1,067,712
     EARNINGS PER COMMON SHARE :        ==========    ==========    ==========
        Income before cumulative
        effect of change in method of
        accounting                           $2.05         $2.31         $1.85

        Cumulative effect of change
        in method of accounting                             (.20)
                                          --------      --------      --------

        Net income                           $2.05         $2.11         $1.85
                                          ========      ========      ========

            AVERAGE SHARES OUTSTANDING     576,000       576,000       576,000
                                          ========      ========      ========


See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FIRST MERCHANTS BANCORP, INC. AND SUBSIDIARY




                                                                    Net
                                                                 Unrealized    Total
                                                                   Gain
                               Common                Retained    (Loss) on  Stockholders'
                                Stock     Surplus    Earnings    Securities    Equity
                             ----------  ----------  ----------  ----------  ----------
Balance at January 1, 1992     $288,000    $649,343  $6,889,444   ($266,818) $7,559,969

Net income                                            1,067,712               1,067,712

Cash dividends declared
  ($0.46 per share)                                    (266,400)               (266,400)

Change in net unrealized
  loss on marketable equity
  securities                                                        179,721     179,721
                             ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1992   $288,000    $649,343  $7,690,756    $(87,097) $8,541,002


Net income                                            1,212,677               1,212,677

Cash dividends declared
  ($ .65 per share)                                    (374,400)               (374,400)

Change in net unrealized
  loss on marketable equity
  securities                                                         (9,880)     (9,880)

Stock split effected in
  the form of a 3 for 1
  stock dividend                864,000                (864,000)

Change in accounting method
 for securities, net of taxes
 of $203,304                                                        401,967     401,967
                             ----------  ----------  ----------  ----------  ----------
  Balance at Dec. 31, 1993   $1,152,000    $649,343  $7,665,033    $304,990  $9,771,366




Net income                                            1,182,560               1,182,560

Change in net unrealized loss
  on securities                                                  (1,094,700) (1,094,700)

Cash dividends
  ($.69 per share)                                     (397,440)               (397,440)
                             ----------  ----------  ----------  ----------  ----------

Balance at December 31, 1994 $1,152,000    $649,343  $8,450,153  $(789,710)  $9,461,786
                             ==========  ==========  ==========  ==========  ==========






See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
FIRST MERCHANTS BANCORP, INC. AND SUBSIDIARY
                                                 THE YEAR ENDED DECEMBER 31
                                              1994          1993          1992
                                           ----------    ----------    ----------
OPERATING ACTIVITIES
  Net income                               $1,182,560    $1,212,677    $1,067,712
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Cumulative effect of change in
         accounting principle                                116,930
      Net amortization                         (8,846)       (2,589)       41,013
      Provision for loan losses                86,699        93,193       103,155
      Depreciation                            204,392       220,057       222,056
      Deferred income tax expense (benefit)    (5,547)       13,257      (124,951)
      Securities, gain net                     73,829      (351,522)       (6,122)
      Purchases of trading securities               0    (2,880,211)   (5,177,674)
      Proceeds from sales of trading
        securities                                  0     2,880,211     5,177,674
      Increase in other assets                160,973         2,158        63,613
      Decrease in other liabilities           (63,250)     (212,551)     (129,869)
                                           ----------    ----------    ----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES 1,483,152     1,091,610     1,236,607

INVESTING ACTIVITIES
  Purchases of investment securities      (11,588,316)  (14,976,841)  (17,392,904)
  Purchases of securities AFS              (1,955,534)
  Proceeds from sales of securities AFS     6,361,604     6,303,206
  Proceeds from maturities of sec. AFS                    1,591,843
  Proceeds from maturities of invest. sec.  3,610,085     2,763,236     6,760,446
  Proceeds from calls of invest. sec.       1,034,050     3,736,543     8,945,230
  Net decrease in short-term investments                  1,295,068
  Net (increase) decrease in loans         (4,141,203)    3,478,477    (5,960,120)
  Net cash received in acquisition                        5,843,968
  Purchases of premises and equipment        (105,325)     (209,854)     (200,848)
  Proceeds from sale of OREO                   56,779        40,919         9,500
                                           ----------    ----------    ----------
  NET CASH (USED IN) PROVIDED BY
     INVESTING ACTIVITIES                  (6,727,860)    9,866,565    (7,838,696)

FINANCING ACTIVITIES
  Net inc. in noninterest-bearing deposits  2,791,628       655,298     1,332,764
  Net inc. (dec.)in interest-bearing dep.     124,105    (1,879,103)    2,701,535
  Net inc. (dec.) in repurchase agreements  3,687,128   (10,248,121)    4,738,724
  Net increase (decrease) in other




      short-term borrowings                   (85,927)       12,111       198,045
  Cash dividends paid                        (397,440)     (420,479)     (234,720)
                                           ----------    ----------    ----------
  NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                     6,119,494   (11,880,294)    8,736,348
                                           ----------    ----------    ----------
NET (DEC.) INC. IN CASH AND CASH EQUIV.       874,786      (922,119)    2,134,259

Cash and cash equiv. at start of period     5,146,864     6,068,983     3,934,724
                                           ----------    ----------    ----------
     CASH AND CASH EQUIVALENTS
        AT END OF PERIOD                   $6,021,650    $5,146,864    $6,068,983
                                           ==========    ==========    ==========



See notes to consolidated financial statements.








NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST MERCHANTS BANCORP, INC. AND SUBSIDIARY
DECEMBER 31, 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The accounting and reporting policies of First Merchants Bancorp, Inc. and subsidiary (First Merchants) conform with generally accepted accounting principles. The following is a summary of the more significant policies:

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of First Merchants Bancorp, Inc. and its wholly-owned subsidiary, the Merchants National Bank(Merchants National). All significant intercompany balances and transactions have been eliminated.

STATEMENT OF CASH FLOWS: For purposes of the statement of cash flows, First Merchants considers cash and due from banks and federal funds sold as cash and cash equivalents. Income taxes paid approximated $348,000 in 1994, $529,000 in 1993, and $453,000 in 1992. Interest paid on deposits and short-term borrowings approximated $2,888,000 in 1994, $2,886,000 in 1993, and $3,461,000 in 1992.

SECURITIES: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Merchants has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Trading account securities are held for resale in anticipation of short-term market movements and are stated at fair value. Gains and losses on trading securities, both realized and unrealized, are included in other income. No securities were held in the trading account at December 31, 1994 or 1993. Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Realized gains and losses, and declines in value estimated to be other-than-temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

REVENUE RECOGNITION: Interest on loans is accrued and credited to operations based upon the principal amount outstanding. The accrual of interest generally is discontinued when a loan becomes 90 days past due as to principal or interest. when interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover principal and accrued interest, and the loan is in the process of collection.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is established through a provision charged to operations. The allowance for loan losses is established through a provision charged to operations. The allowance represents an amount which, in management's judgement, will be adequate to absorb potential losses on existing loans which may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on quarterly evaluations which take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Loans deemed to be uncollectible are charged against the allowance for loan losses.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

INCOME TAXES: The consolidated provision for income taxes is based upon reported income and expense. Deferred income taxes (included in other assets or other liabilities, as applicable) are provided for temporary differences between the financial reporting and tax basis of assets and liabilities.

First Merchants and its subsidiary file a consolidated income tax return. The subsidiary provides for income taxes on a separate return basis and remits amounts determined to be currently payable to First Merchants.

Loan Fees and Costs: Loan origination fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of loan yield over the life of the related loan.

NET INCOME PER COMMON SHARE: Net income per common share is based on the weighted average common shares outstanding during each year. Net income per share has been restated for all periods presented prior to 1993 to reflect a stock split, effected in the form of a 3 for 1 stock dividend, which occurred in 1993.

NOTE B - ACQUISITION

In March, 1987, First merchants acquired Gauley National Bank (Gauley National), which has subsequently been merged with and into Merchants National. The acquisition was accounted for under the purchase method of accounting. Accordingly, the identifiable tangible and intangible assets and liabilities of Gauley National were adjusted to their estimated fair market values at the date the transaction was consummated.

In September, 1993, Merchants National, was declared the successful bidder for the purchase of certain assets and the assumption of the insured deposits and certain other liabilities of Evergreen Federal Savings and Loan Association (Evergreen) following its closure by the Office of Thrift Supervision. Merchants National assumed deposits and other liabilities of approximately $15 million in exchange for net loans of $6 million, and cash and cash equivalents (net of premium paid by Merchants National of approximately $900,000) of approximately $6 million and certain other assets. This acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of Evergreen have been included in the consolidated totals from the date of acquisition.

Intangible assets representing the present value of future net income to be earned from the acquired deposits of Gauley National and Evergreen ($459,000) are being amortized on an accelerated basis over ten and seven years, respectively. Accumulated amortization approximated $221,000 and $149,000 at December 31, 1994 and 1993, respectively. The excess of purchase price over the fair market value of the net assets acquired in the Gauley National and Evergreen transactions ($1,008,000) is being amortized on a straight-line basis over 15 years. Accumulated amortization approximated $259,000 and $193,000 at December 31, 1994 and 1993, respectively.

NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANKS

Merchants National is required to maintain balances in cash on hand or on deposit with the Federal Reserve Bank. The average amount of required reserve balances was approximately $737,000 for the year ended December 31, 1994.

NOTE D - SECURITIES

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities." First Merchants elected to adopt the provisions of the new standard at the end of 1993. The cumulative effect as of December 31, 1993 of adopting Statement 115 had no effect on the results of operation. The ending balance of stockholder' equity was decreased as of December 31, 1994 by $789,710 (net of $526,465 in deferred income taxes) to reflect the net unrealized holding loss and increased as of December 31, 1993 by $401,967 (net of $203,304 in deferred income taxes) to reflect the net unrealized holding gain on securities classified as available-for-sale.

The aggregate carrying and approximate market values of securities follow. Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.





                                           December 31, 1994
                           ----------------------------------------------------
                                           Gross         Gross        Estimated
                              Amortized  Unrealized    Unrealized       Market
                                 Cost      Gains         Losses         Value
                           ----------------------------------------------------
HELD-TO-MATURITY
U.S. Treasury sec. and
  oblig. of U.S. Govern't
  Corp's and agencies        $15,059,378    $  8,812    $(332,508)   $14,735,682
Oblig. of states and
  political subdivisions      10,928,045     262,041     (160,170)    11,029,916
Mortgage-backed securities     2,400,786                 (112,788)     2,287,998
Other debt securities            260,000                   (9,120)       250,880
                           -----------------------------------------------------
Totals                       $28,648,209    $270,853    $(614,586)   $28,304,476
                           =====================================================
AVAILABLE-FOR-SALE
U.S. Treasury sec. and
  oblig. of U.S. Govern't
  corp's and agencies        $13,152,520    $  7,278  $(1,042,429)   $12,117,369
Obligations of state and
  political subdivisions       1,308,011       5,478      (45,579)     1,267,910
                           -----------------------------------------------------
Total debt securities         14,460,531      12,756   (1,088,008)    13,385,279
Equity securities              1,744,375                 (240,923)     1,503,452
                           -----------------------------------------------------
Totals                       $16,204,906    $ 12,756  $(1,328,931)   $14,888,731
                           =====================================================

                                           December 31, 1993
                           -----------------------------------------------------
                                           Gross         Gross        Estimated
                              Amortized  Unrealized    Unrealized       Market
                                Cost       Gains         Losses         Value
                           -----------------------------------------------------
HELD-TO-MATURITY
U.S. Treasury sec. and
  oblig. of U.S. Govern't
  corp's and agencies        $ 6,497,581  $  127,669    $ (20,207)   $ 6,605,043
Obligations of state and
  political subdivisions      11,904,049     985,913       (3,401)    12,886,561
Mortgage-backed securities     2,168,308      81,193                   2,249,501
Other debt securities            570,000       3,550       (2,400)       571,150
                           -----------------------------------------------------




Totals                       $21,139,938  $1,198,325    $ (26,008)   $22,312,255
                           =====================================================
AVAILABLE-FOR-SALE
U.S. Treasury sec. and
  oblig. of U.S. Govern't
  corp's and agencies       $ 15,216,839    $419,682    $ (67,594)   $15,568,927
Obligations of states and
  political subdivisions       2,395,685     219,433                   2,615,118
                           -----------------------------------------------------
Total debt securities         17,612,524     639,115      (67,594)    18,184,045
Equity securities              2,935,305      33,750      (96,977)     2,872,078
                           -----------------------------------------------------
Totals                      $ 20,547,829    $672,865    $(164,571)    21,056,123
                           =====================================================

The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.




                                                             ESTIMATED
                                              AMORTIZED        MARKET
                                                COST           VALUE
HELD-TO-MATURITY                            -----------------------------
Due in one year or less                       $ 2,510,693   $ 2,503,105
Due after one year through five years          14,381,652    13,992,987
Due after five years through ten years         10,248,204    10,369,524
Due after ten years                             1,507,660     1,438,860
                                            -----------------------------
                                              $28,648,209   $28,304,476
                                            =============================
AVAILABLE-FOR-SALE
Due in one year or less                       $         -   $         -
Due after one year through five years          10,403,167     9,611,325
Due after five years through ten years          2,249,353     2,043,444
Due after ten years                             1,808,011     1,730,510
                                            -----------------------------
                                              $14,460,531   $13,385,279
                                            =============================

During 1994, gross gains of approximately $134,000 and gross losses of approximately $96,000 were realized on securities sales. During 1993 and 1992 respectively, gross gains of approximately $353,000 and $209,000, and gross losses of $1,000 and $2,000 were realized on securities sales.

Securities with a carrying value of approximately $11,086,030 and $8,089,179, respectively, have been pledged to secure public deposits and for other purposes as required or permitted by law as of December 31, 1994 and 1993, respectively.

NOTE E - LOANS

Major classifications of loans as of December 31, are summarized as follows:
                                                 1994               1993
  Commercial loans:                         ---------------------------------
    Commercial paper and loan participations  $10,500,455       $ 9,318,614
    Other commercial and industrial            16,440,210        14,225,357
                                            ---------------------------------
                                               26,940,665        23,543,971
  Consumer loans:
    Installment loans                          10,615,351         9,851,982
    Revolving credit                              780,551           528,513
                                            ---------------------------------
                                               11,395,902        10,380,495
  Residential real estate loans                20,678,829        21,142,553
                                            ---------------------------------
                             Total Loans       59,015,396        55,067,019
  Less unearned income on loans                   141,203           188,366
                                            ---------------------------------

                                               58,874,193        54,878,653
  Less allowance for loan losses                  460,000           445,000
                                            ---------------------------------
                             Net loans        $58,414,193       $54,443,653
                                            =================================


Changes in the allowance for loan losses for each of the three years ended December 31 were as follows:
                                              1994         1993         1992

                                            ----------------------------------
  Balance, January 1                        $445,000     $350,000     $360,000
  Allowance on acquired loans                              61,000
  Provision for loan losses                   86,699       93,193      103,155
  Charge-offs                                (87,182)     (77,852)    (128,201)
  Recoveries                                  15,483       18,659       15,046
                                            ----------------------------------
                     Balance, December 31   $460,000     $445,000     $350,000
                                            ==================================




Certain directors and executive officers of First Merchants, including their immediate families and companies in which they are principal owners, are loan customers of Merchants National. Such loans were made in the ordinary course of business on the Bank's normal credit terms including interest rate and collateralization and did not represent more than a normal risk of collection. The aggregate amount of loans outstanding at December 31, 1994 and 1993, attributable directly and indirectly to these parties was approximately $3,150,000 and $3,090,000, respectively. During 1994, $733,000 of new loans were made and repayments totaled $673,000.

The FASB has issued SFAS No. 114, "Accounting By Creditors for Impairment of a Loan". The provisions of SFAS No.114 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral in the loan is collateral dependent. First merchants has not yet completed the complex analysis required to estimate the impact of these new rules and does not expect it implement SFAS No. 114 prior to its first quarter 1995 effective date.

NOTE F - PREMISES AND EQUIPMENT

The major categories of premises and equipment are summarized as follows:

                                                      December 31
                                                 1994             1993
                                              ---------------------------
     Land                                     $  913,561       $  913,561
     Buildings                                 3,171,351        3,126,560
     Furniture and equipment                   2,144,560        2,084,026
                                              ---------------------------
                                               6,229,472        6,124,147
     Less accumulated depreciation             2,777,082        2,572,690
                                              ---------------------------
                Premises and Equipment - Net  $3,452,390        3,551,457
                                              ===========================

NOTE G - DEPOSITS

The major categories of deposits are summarized as follows:

                                                      December 31
                                                 1994             1993
                                              ---------------------------
     Demand deposits
      Non-interest-bearing                    $13,674,107     $10,882,479
      Interest-bearing                         13,942,620      13,176,640
     Savings deposits                          32,360,660      34,209,274
     Certificates of deposits < $100,000       31,869,979      30,835,601
     Certificates of deposits > $100,000        3,693,786       3,521,425
                                              ---------------------------

                              Total Deposits  $95,541,152     $92,625,419
                                              ===========================

NOTE H - RESTRICTIONS ON SUBSIDIARY DIVIDENDS

First Merchant's primary source of funds for payment of dividends to stockholders is dividends received from Merchants National. Certain restrictions exist regarding the ability of Merchants National to transfer funds to First Merchants in the form of cash dividends. Federal banking regulations require regulatory approval prior to declaring dividends in excess of the current year's net income, combined with retained net income for the two preceding years. During 1995, Merchants National can, without prior regulatory approval, declare dividends of approximately $1,610,000 to First Merchants, plus retained net profits for the interim period through the date of such dividend declaration.


NOTE I - EMPLOYEE BENEFITS

Merchants National participates in a noncontributory defined benefit retirement plan which covers all full-time employees with one year of service who have attained the age of 21. Employee benefits are based on years of service and employee compensation earned during employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the plans funded status and the amounts recognized in First Merchant's balance sheets at December 31, based on actuarial valuations performed as of November 1:

                                                           1994       1993
                                                        ----------------------
     Actuarial present value of accumulated benefit
      obligations - (substantially vested in full)      $1,143,000  $1,191,000
                                                        ======================

     Proj. benefit oblig. for service rendered to date $1,341,000 $1,402,000 Plan assets at fair value, primarily listed common stocks and investments is various
       mutual bond and stock funds                       1,702,000   1,777,000
                                                        ----------------------
             Funded status - Plan Assets in Excess of
                      Projected Benefit Obligation         361,000     375,000
     Unrecognized net gain from past experience
      different from that assumed and effects of
      changes in assumptions                              (239,000)   (263,000)
     Unrecognized prior service cost                       (23,000)    (25,000)
     Unrecognized net asset (overfunding) at date of
      adoption of FASB No. 87                             (145,000)    (95,000)
                                                        ----------------------
                Net Accrued pension Cost Included
                             in Other Liabilities       $  (46,000) $   (8,000)
                                                        ======================

Net periodic pension cost for each of the three years ended December 31 included the following components:

                                                   1994       1993       1992
                                                 ------------------------------
Service cost-benefits earned during the period   $ 42,000   $ 65,000   $ 76,000
Interest cost on projected benefit obligation     102,000     97,000     90,000
Actual return on plan assets                       34,000   (207,000)  (157,000)
Deferred gains                                   (181,000)    68,000     20,000
Amortization of unrecognized net gains             (6,000)   (14,000)   (14,000)
Amortization of unrecognized prior service
 cost                                              (2,000)    (2,000)    (2,000)
Amortization of plan overfunding at date of
 adoption                                         (16,000)   (10,000)   (10,000)
                                                 ------------------------------
     Net Periodic Pension (Benefit) Expense      $(27,000)  $ (3,000)  $  3,000
                                                 ==============================

The weighted-average discount rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 6%, respectively, at November 1, 1994 and 1993. The expected long-term rate of return on plan assets was 8.5% in 1994, 1993, and 1992. The overfunding as of the date of adoption of FASB No. 87, the net deferred gain from past experience different from that assumed, and the effects of changes in assumptions are being amortized as a net credit against pension cost over the average future working lifetime of the participants expected to receive benefits under the plan which approximates 17 years.

In addition to the defined benefit pension plan, Merchants National sponsors contributory defined benefit health care and life insurance plans that provide postretirement medical and life insurance benefits to qualifying retirees. Full-time employees who retire on or after age 62 with 15 years of service, or after age 65 with 10 years of service are eligible for medical benefits. The postretirement medical plan covers a stated percentage of eligible expenses, reduced by deductibles and other coverage, as applicable. The cost-sharing provisions of the medical plan require covered retirees to fund 50% of the total cost of employee coverage and 100% of any dependent coverage. Life insurance coverage is available only to employees who retired prior to January 1, 1993 and otherwise met the service requirements indicated above for medical benefits.
The cost-sharing provisions of the postretirement life insurance plan require covered retirees to fund 50% of the total cost. Effective January 1, 1993, First Merchants adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions". The cumulative effect as of January 1, 1993 of adopting Statement 106 decreased net income by $116,930 (net of $77,953 in deferred income tax benefit), or $.20 per share. Adoption of the Statement also increased 1993 net periodic postretirement benefit cost by approximately $11,000. Postretirement benefit costs for 1992, Which was recorded on a cash basis, has not been restated.


The following table presents combined details of the amounts recognized in First Merchant's statement of financial position relative to the respective unfunded postretirement benefit plans:

                                                          DECEMBER 31
                                                       1994         1993
                                                   -------------------------
   Accumulated postretirement benefit obligation:
   Retirees                                          $136,441     $128,789
   Fully eligible active plan participants             17,657       16,665
   Other active plan participants                      63,894       60,321
                                                   -------------------------
           Accrued Postretirement Benefit Cost       $217,992     $205,775
                                                   =========================

Net periodic postretirement benefit cost for the years ended December 31, included the following components:

                                                       1994          1993
                                                   --------------------------
   Service cost                                        6,777         6,477
   Interest cost                                      15,291        14,616
                                                   --------------------------
        Net Periodic Postretirement Benefit Cost      22,068        21,093
                                                   ==========================

The weighted-average annual assumed rates of increase in the per capita cost of covered benefits are 11% (pre-age 65 benefits) and 9% (post-age 65 benefits) for 1994 (the rates previously assumed for 1993 were 11.5% and 9,5%, respectively) and are assumed to decrease .5% annually to an ultimate level of 5%. The annual assumed rate of increase in per capita cost of life insurance benefits (i.e. salary increases) is %5. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by approximately $30,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by approximately $5,000. The weighed- average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1994 and 1993.

NOTE J - INCOME TAXES


Effective January 1, 1993, First Merchants changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". The cumulative effect of adopting Statement 109 as of January 1, 1993, was not material to First Merchant's consolidated financial statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of asset and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Merchant's deferred tax liabilities and assets as of December 31 are as follows:

     Deferred tax liabilities                              1994          1993
                                                        -----------------------
      Unrealized gains on securities
        available for sale                              $       -     $(203,000)
      Premises and equipment                             (179,000)     (185,000)
      Federal income tax allowance for loan losses       (166,000)     (167,000)
      Other                                               (42,000)      (34,000)
                                                        -----------------------
                          Total Deferred Liabilities     (387,000)     (589,000)

     Deferred tax assets:
      Unrealized losses on sec. available-for-sale        526,000             -
      Allowance for loan losses                           180,000       176,000
      OPEB liability                                       86,000        81,000
      Accrued liabilities                                  10,000        31,000
      Other                                                38,000        54,000
                                                        -----------------------
                           Total Deferred Tax Assets      840,000       342,000
                                                        -----------------------
               Net Deferred Tax Assets (Liabilities)    $ 483,000     $(247,000)
                                                        =======================

Income taxes included in earnings for each of the three years ended December 31 are composed of:

                                                                        Deferred
                                                   Liability Method      Method
                                                    1994       1993       1992
                                                  ------------------------------
     Federal:
       Current                                    $275,564   $306,289   $340,343
       Deferred (benefit) expense                   (5,547)    13,257   (124,951)
                                                  ------------------------------
                                                   270,017    319,546    215,392
     State                                          82,585     98,372    112,000
                                                  ------------------------------
                                           Total  $352,602   $417,918   $327,392
                                                  ==============================

Current income tax expense attributable to securities transactions approximated $29,000, $141,000, and $2,000 in 1994, 1993, and 1992, respectively.




The provision for income taxes differs from the federal statutory rate for the following reasons:

                                      LIABILITY METHOD          DEFERRED METHOD
                               -------------------------------------------------
                                 1994      %      1993      %     1992       %
                               -------------------------------------------------
Comp. tax at stat. fed. rate   $521,955   34.00  $594,159  34.00  $474,335  34.00
Add state income taxes net
 of federal tax benefit          53,478    3.48    63,789   3.65    59,469   4.26
Increase (decrease) in taxes
 resulting from:
  Tax-exempt interest          (239,141) (15.58) (252,876)(14.47) (231,801)(16.62)
  Amortization of purchase
   accounting adjustments             -       -         -      -    20,003   1.43
  Other                          16,310    1.06    12,846    .73     5,386    .40
                               -------------------------------------------------
                               $352,602   22.96  $417,918  23.91  $327,392  23.47
                               =================================================

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, Merchants National offers a variety of financial products to customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Following is a discussion of the transactions.

    Standby letters of credit: These transactions are used by the Bank's customers as a means of improving their credit standing in their dealings with others. Under these agreements, the Bank agrees, in exchange for a fee, to honor certain financial commitments in the event that its customers are unable to do so. Amounts outstanding pursuant to such standby letters of credit as of December 31, 1994 and 1993 were $388,000 and $213,000, respectively. Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the allowance for loan losses.

    Loan Commitments: As of December 31, 1994 and 1993, Merchants National had commitments outstanding to extend credit totaling approximately $2,633,000 and $682,000, respectively. These commitments (lines of Credit) generally require the customers to maintain certain credit standards.

Both of the above arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's standard credit policies. Collateral is obtained based on management's credit assessment of the customer. Management does not anticipate any material losses as a result of these commitments.




The following items of other income and expense exceeded one percent of total revenue for the periods indicated:

                                                 1994      1993      1992
                                               ----------------------------
   Other Expense:
    FDIC assessment                            $213,000  $179,000  $170,000
    Marketing                                    96,000    87,000    65,000
    Directors and committee fees                 94,000    88,000    63,000
    Printing stationery and supplies            102,000    93,000    75,000

   Other income:
    Credit life insurance premiums               97,000    94,000    88,000

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

In December 1991, the FASB issued Statement No. 107, Disclosures about Fair Values of Financial Instruments". This statement requires the disclosure of the fair value of substantially all financial instruments, whether recognized or not recognized in the balance sheet. The statement does not change any of the present requirements for recognition, measurement, or classification of financial instruments in the financial statements. Statement 107 is effective for financial statements issued for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets.

NOTE N - FIRST MERCHANTS BANCORP, INC (PARENT ONLY) FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                         December 31
                                                     1994           1993
                                                  -------------------------
ASSETS
Cash                                              $   56,137    $    51,297
Investment in bank subsidiary                      9,518,838      9,830,978
Other assets                                         175,000        160,000
                                                  -------------------------
                                     Total Assets $9,749,975    $10,042,275
                                                  =========================

LIABILITIES
Other liabilities                                 $  288,189    $   270,909
                                                  -------------------------
                                Total Liabilities $  288,189    $   270,909
                                                  =========================

STOCKHOLDERS' EQUITY                               9,461,786      9,771,366
                                                  -------------------------
       Total Liabilities and Stockholders' Equity $9,749,975    $10,042,275
                                                  =========================

CONDENSED STATEMENTS OF INCOME

                                              YEAR ENDED DECEMBER 31
                                             1994        1993        1992
                                         ----------------------------------
INCOME
Dividends from bank subsidiary           $  400,000  $  385,000  $  275,000

Equity in undistributed earnings of sub     782,560     827,677     792,712
                                         ----------------------------------
                              Net Income $1,182,560  $1,212,677  $1,067,712
                                         ==================================







CONDENSED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED DECEMBER 31
                                             1994        1993        1992
                                         ----------------------------------
OPERATING ACTIVITIES
Net income                               $1,182,560  $1,212,677  $1,067,712
Adjustments to reconcile net income to
 cash provided by operating activities:
  Equity in undistributed
        earnings of subsidiary             (782,560)   (827,677)   (792,713)
  (Increase) Decrease in other assets       (15,000)     45,000    (205,000)
                                         ----------------------------------
   Cash Provided by Operating Activities    385,000     430,000      69,999

FINANCING ACTIVITIES
Cash dividends paid                        (380,160)   (420,479)   (234,720)
                                         ----------------------------------
       Cash Used in Financing Activities   (380,160)   (420,479)   (234,720)
                                         ==================================

             Increase (Decrease) in Cash      4,840       9,521    (164,721)

Cash at beginning of year                    51,297      41,776     206,497
                                         ----------------------------------
                     Cash at End of Year $   56,137  $   51,297  $   41,776
                                         ==================================

NOTE O - PENDING MERGER

On March 14, 1995, the Company's board of directors approved a plan of merger whereunder the Company will be acquired by City Holding Company. The merger is subject to approvals of shareholders and regulators, and is expected to be consummated in the summer of 1995.





                                                                    ANNEX I







                    AGREEMENT AND PLAN OF REORGANIZATION


                                   among


                           CITY HOLDING COMPANY,

                       FIRST MERCHANTS BANCORP, INC.

                                    and

                          MERCHANTS NATIONAL BANK






                               March 14, 1995

                                 ARTICLE I

                                  General

     1.1    Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2    Issuance of City Holding Common Stock . . . . . . . . . . .   3
     1.3    Taking of Necessary Action  . . . . . . . . . . . . . . . .   3
     1.4    Directors and Officers  . . . . . . . . . . . . . . . . . .   3
     1.5    Employee Benefits . . . . . . . . . . . . . . . . . . . . .   3

                                 ARTICLE II

                  Effect of Merger on Common Stock of FMB

     2.1    Conversion of Stock . . . . . . . . . . . . . . . . . . . .   4
     2.2    Manner of Exchange  . . . . . . . . . . . . . . . . . . . .   4
     2.3    Dissenting Shares . . . . . . . . . . . . . . . . . . . . .   6
     2.4    No Fractional Shares  . . . . . . . . . . . . . . . . . . .   6

                                ARTICLE III

                       Representations and Warranties

     3.1 Representations and Warranties of FMB and Merchants . . . . .    7
         (a)   Organization, Standing and Power . . . . . . . . . . . .   7
         (b)   Capital Structure  . . . . . . . . . . . . . . . . . . .   8
         (c)   Authority  . . . . . . . . . . . . . . . . . . . . . . .   8
         (d)   Investments  . . . . . . . . . . . . . . . . . . . . . .   9
         (e)   Financial Statements . . . . . . . . . . . . . . . . . .  10
         (f)   Absence of Undisclosed Liabilities . . . . . . . . . . .  11
         (g)   Tax Matters  . . . . . . . . . . . . . . . . . . . . . .  11
         (h)   Options, Warrants and Related Matters  . . . . . . . . .  13
         (i)   Property; Leases . . . . . . . . . . . . . . . . . . . .  13
         (j)   Additional Schedules Furnished to City Holding.  . . . .  14
         (k)   Agreements in Force and Effect . . . . . . . . . . . . .  15
         (l)   Legal Proceedings; Compliance with Laws  . . . . . . . .  15
         (m)   Employee Benefit Plans . . . . . . . . . . . . . . . . .  17
         (n)   Insurance  . . . . . . . . . . . . . . . . . . . . . . .  20
         (o)   Loan Portfolio . . . . . . . . . . . . . . . . . . . . .  21
         (p)   Absence of Changes . . . . . . . . . . . . . . . . . . .  22
         (q)   Brokers and Finders  . . . . . . . . . . . . . . . . . .  22
         (r)   Reports  . . . . . . . . . . . . . . . . . . . . . . . .  22
         (s)   Environmental Matters  . . . . . . . . . . . . . . . . .  22
         (t)   Community Reinvestment Act . . . . . . . . . . . . . . .  24
         (u)   Disclosure . . . . . . . . . . . . . . . . . . . . . . .  25
     3.2 Representations and Warranties of City Holding  . . . . . . .   25
         (a)   Organization, Standing and Power . . . . . . . . . . . .  25
         (b)   Capital Structure  . . . . . . . . . . . . . . . . . . .  25
         (c)   Authority  . . . . . . . . . . . . . . . . . . . . . . .  26
         (d)   Financial Statements . . . . . . . . . . . . . . . . . .  26
         (e)   Absence of Undisclosed Liabilities . . . . . . . . . . .  27
         (f)   Absence of Changes . . . . . . . . . . . . . . . . . . .  27
         (g)   Brokers and Finders  . . . . . . . . . . . . . . . . . .  28
         (h)   Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  28
         (i)   Reports  . . . . . . . . . . . . . . . . . . . . . . . .  28
         (j)   Tax Matters  . . . . . . . . . . . . . . . . . . . . . .  29
         (k)   Options, Warrants and Related Matters  . . . . . . . . .  29
         (l)   Property; Leases . . . . . . . . . . . . . . . . . . . .  29
         (m)   Legal Proceedings; Compliance with Laws  . . . . . . . .  30
         (n)   Employee Benefit Plans . . . . . . . . . . . . . . . . .  31
         (o)   Loan Portfolio . . . . . . . . . . . . . . . . . . . . .  31
         (p)   Environmental Matters  . . . . . . . . . . . . . . . . .  32
         (q)   Community Reinvestment Act . . . . . . . . . . . . . . .  32
         (r)   Disclosure . . . . . . . . . . . . . . . . . . . . . . .  32

                                 ARTICLE IV

                              Conduct Prior to
                        Effective Time of the Merger

     4.1    Access to Records and Properties of City Holding, FMB and
            Merchants  . . . . . . . . . . . . . . . . . . . . . . . . . 33
     4.2    Registration Statement; Proxy Statement; Shareholder
            Approval . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     4.3    Operation of the Business of FMB and Merchants  . . . . . .  35
     4.4    No Solicitation . . . . . . . . . . . . . . . . . . . . . .  36
     4.5    Dividends.  . . . . . . . . . . . . . . . . . . . . . . . .  37
     4.6    Regulatory Filings  . . . . . . . . . . . . . . . . . . . .  37
     4.7    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . .  38
     4.8    Public Announcements  . . . . . . . . . . . . . . . . . . .  38
     4.9    Transactions in City Holding Common Stock . . . . . . . . .  38
     4.10   City Holding Rights Agreement . . . . . . . . . . . . . . .  38
     4.11   Accounting Treatment. . . . . . . . . . . . . . . . . . . .  38
     4.12   Agreement as to Efforts to Consummate.  . . . . . . . . . .  38
     4.13   Adverse Changes in Condition. . . . . . . . . . . . . . . .  39
     4.14   Updating of Schedules.  . . . . . . . . . . . . . . . . . .  39

                                 ARTICLE V

                            Conditions of Merger

     5.1    Conditions of Obligations of City Holding . . . . . . . . .  40
         (a)   Representations and Warranties; Performance of
               Obligations; No Adverse Change  . . . . . . . . . . . .   40
         (b)   Authorization of Merger  . . . . . . . . . . . . . . . .  40
         (c)   Opinion of Counsel . . . . . . . . . . . . . . . . . . .  40
         (d)   Registration Statement . . . . . . . . . . . . . . . . .  44
         (e)   Tax Opinion  . . . . . . . . . . . . . . . . . . . . . .  44
         (f)   Regulatory Approvals . . . . . . . . . . . . . . . . . .  44
         (g)   Affiliate Letters  . . . . . . . . . . . . . . . . . . .  45
         (h)   Accounting Treatment . . . . . . . . . . . . . . . . . .  45
         (i)   Acceptance by City Holding Counsel . . . . . . . . . . .  45
     5.2       Conditions of Obligations of FMB and Merchants  . . . .   45
         (a)   Representations and Warranties; Performance of
               Obligations; No Adverse Change  . . . . . . . . . . . .   45
         (b)   Authorization of Merger  . . . . . . . . . . . . . . . .  46
         (c)   Opinion of Counsel . . . . . . . . . . . . . . . . . . .  46
         (d)   Registration Statement . . . . . . . . . . . . . . . . .  49
         (e)   Regulatory Approvals . . . . . . . . . . . . . . . . . .  50
         (f)   Tax Opinion  . . . . . . . . . . . . . . . . . . . . . .  50
         (g)   Fairness Opinion . . . . . . . . . . . . . . . . . . . .  51
         (h)   Acceptance by FMB's and Merchants's Counsel. . . . . . .  51

                                 ARTICLE VI

                    Closing Date; Effective Time of the
                                   Merger

     6.1    Closing Date  . . . . . . . . . . . . . . . . . . . . . . .  51
     6.2    Filings at Closing  . . . . . . . . . . . . . . . . . . . .  51
     6.3    Effective Time  . . . . . . . . . . . . . . . . . . . . . .  51

                                ARTICLE VII

                  Termination; Survival of Representations
               Warranties and Covenants; Waiver and Amendment

     7.1    Termination . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.2    Effect of Termination . . . . . . . . . . . . . . . . . . .  54
     7.3    Survival of Representations, Warranties and Covenants . . .  54
     7.4    Waiver and Amendment  . . . . . . . . . . . . . . . . . . .  54

                                ARTICLE VIII

                            Additional Covenants

     8.1    Registration Statement  . . . . . . . . . . . . . . . . . .  55
     8.2    Employee Benefits . . . . . . . . . . . . . . . . . . . . .  55
     8.3    Operations after Closing  . . . . . . . . . . . . . . . . .  56
     8.4    Indemnification.  . . . . . . . . . . . . . . . . . . . . .  56
     8.5    City Holding Agreement with George Davis. . . . . . . . . .  57

                                 ARTICLE IX

                               Miscellaneous

     9.1    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.2    Entire Agreement  . . . . . . . . . . . . . . . . . . . . .  58
     9.3    Descriptive Headings  . . . . . . . . . . . . . . . . . . .  58
     9.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.5    Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  59
     9.6    Governing Law . . . . . . . . . . . . . . . . . . . . . . .  59


     Exhibit A -    Plan of Merger

  SCHEDULE           DESCRIPTION           SECTION IN AGREEMENT


     A         FMB Restated                3.1(a)(i)
               Certificate of
               Incorporation

     B         FMB Bylaws                  3.1(a)(i)


     C         Merchants Articles of       3.1(a)(ii)
               Association


     D         Merchants Bylaws            3.1(a)(ii)

     E         Securities Owned by         3.1(b), 3.1(d)
               FMB and Merchants


     F         FMB/Merchants               3.1(c)
               Conflicts, Breaches
               or Defaults

     G         FMB Financial               3.1(e)
               Statements


     H         FMB and Merchants Tax       3.1(g)
               Matters


     I         Salary Rates and FMB        3.1(j)(i)
               Common Stock Owned by
               Employees and
               Directors of Bank;
               Owners of 5% of FMB
               Common Stock;
               Outstanding
               Unexercised Options,
               Warrants, Calls,
               Commitments or
               Agreements

     J         Notes, Bonds,               3.1(j)(ii), 5.1(c)(vi), 5.1(c)(viii)
               Mortgages, Indentures,
               Licenses, Lease
               Agreements and Other
               Contracts of FMB

     K         Employment Contracts        3.1(j)(iii),
               and Related Matters of      3.1(m)(i)
               FMB and Merchants           3.1(m)(vii),
                                           3.1(m)(viii)


     L         Real Estate Owned or        3.1(j)(iv)
               Leased by FMB and
               Merchants


     M         FMB and Merchants           3.1(l)
               Legal Proceedings

     N         FMB and Merchants           3.1(n)
               Insurance
     O         Merchants Loans             3.1(o)

     P         Merchants Material          3.1(p)
               Adverse Changes
     Q         Merchants                   3.1(s)
               Environmental Matters

     R         City Holding Tax            ?
               Matters

     S         City Holding                3.2(m)
               Regulation Matters

                    AGREEMENT AND PLAN OF REORGANIZATION


          This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 14th day of March, 1995, by and among City Holding Company, a West Virginia corporation ("City Holding"), First Merchants Bancorp, Inc., a West Virginia corporation ("FMB") and Merchants National Bank, a national banking association wholly-owned by FMB ("Merchants"), recites and provides:

          A. City Holding and FMB and City Holding and certain directors of FMB have entered into Stock Option Agreements (the "Option Agreements"), dated March 14, 1995, pursuant to which FMB and such directors have each granted an option to City Holding to purchase a specified number of their respective shares of FMB Common Stock in certain events. The Option Agreements shall survive the execution of this Agreement for the term provided in each Option Agreement.

          B. The boards of directors of City Holding and FMB deem it advisable to merge FMB into City Holding (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger") whereby the holders of shares of common stock of FMB ("FMB Common Stock") will receive common stock of City Holding ("City Holding Common Stock") in exchange therefor. It is the desire of both parties that, following the Merger, Merchants will remain a separately incorporated bank which would be a subsidiary of City Holding and operated under the name "Merchants National Bank," and there will be no change in the Board of Directors, officers, employees, compensation levels, fringe benefits or similar arrangements in effect at Merchants immediately prior to the Effective Time of the Merger, unless required by federal income tax laws or otherwise provided herein.

          C. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code").

          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, City Holding, FMB and Merchants adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof) FMB shall be merged into City Holding in accordance with the Plan of Merger. The outstanding shares of FMB Common Stock shall be converted into shares of City Holding Common Stock on the basis, terms and conditions contained herein and in the Plan of Merger. In connection therewith, the parties hereto agree as follows:

                                 ARTICLE I

                                  General

          1.1 Merger. Subject to the provisions of this Agreement, at the Effective Time of the Merger, FMB shall be merged with and into City Holding and the separate existence of FMB shall cease. For at least five years after the Effective Time of the Merger, unless otherwise approved by a majority of continuing directors of Merchants, Merchants will remain a separately incorporated bank operated under the name "Merchants National Bank". "Continuing directors of Merchants" shall mean the directors of Merchants as of the Effective Time of the Merger and any successors to such directors approved by a majority of the continuing directors of Merchants.

          1.2 Issuance of City Holding Common Stock. City Holding agrees that at the Effective Time of the Merger it will issue City Holding Common Stock to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

          1.3 Taking of Necessary Action. Prior to and after the Effective Time of the Merger (as defined in Article VI hereof), subject to the provisions of this Agreement, City Holding, FMB and Merchants, respectively, each shall take all such action as may be necessary or appropriate to effect the Merger.

          1.4 Directors and Officers. Following the Effective Time of the Merger, the Directors of City Holding shall continue as Directors and City Holding agrees to increase the number of members of City Holding's Board of Directors by two and to appoint two persons approved by the continuing directors of Merchants to fill the resulting vacancies. Following the Effective Time of the Merger, the Directors of Merchants shall continue as Directors of Merchants for at least five years following the Effective Time of the Merger unless removed for cause or in accordance with Merchants' Bylaws and shall continue to receive Board fees at least equal to the Board fees such persons received immediately prior to the Effective Time of the Merger. As used in this Section, "cause" shall mean dishonesty, fraud or gross abuse of authority in the performance of duty or breach of fiduciary duty.

          1.5 Employee Benefits. For at least five years following the Effective Time of the Merger, except with the approval of the continuing directors of Merchants, no employee of Merchants as of the date of this Agreement may be terminated without cause and no change may be made in the compensation levels, fringe benefits or similar arrangements of such employees. No provision of this Agreement shall be deemed to limit the right of City Holding to require the termination of any employee of Merchants for cause. Following the Effective Time of the Merger, City Holding agrees to honor all the terms and conditions of the change in control agreements of George F. Davis, Robert P. McDowell, Linda G. Aguilar, Robert L. Neal and Steven D. Nunley copies of which are attached hereto as Schedule K.

                                 ARTICLE II

                  Effect of Merger on Common Stock of FMB

          2.1  Conversion of Stock.  At the Effective Time of the Merger:

               (a) Each share of FMB Common Stock which is issued and outstanding at the Effective Time of the Merger (other than shares held by City Holding or in FMB's treasury and other than Dissenting Shares as defined in Section 2.3) shall, and without any action by the holder thereof, be converted into 1.60 shares of City Holding Common Stock (the "Exchange Ratio") which shall be validly issued, fully paid and nonassessable.

               (b) The Exchange Ratio at the Effective Time of the Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of City Holding Common Stock, any dividend payable in City Holding Common Stock, or any capital reorganization involving the reclassification of City Holding Common Stock subsequent to the date of this Agreement.

          2.2 Manner of Exchange. (a) After the Effective Time of the Merger, each holder of a certificate theretofore evidencing outstanding shares of FMB Common Stock (other than shares held by City Holding and other than Dissenting Shares), upon surrender of such certificate to City National Bank of Charleston, which shall act as exchange agent, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of City Holding Common Stock for which shares of FMB Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Article II. Until so surrendered, each outstanding FMB certificate which, prior to the Effective Time of the Merger, represented FMB Common Stock will be deemed to evidence the right to receive the number of shares of City Holding Common Stock into which the shares of FMB Common Stock represented thereby have been converted.

               (b) Until such outstanding certificates formerly representing FMB Common Stock are surrendered, no dividend payable to holders of record of City Holding Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfers on the records of FMB of shares of FMB Common Stock. Upon surrender of certificates of FMB Common Stock in exchange for City Holding Common Stock, there shall be paid to the record holder of the certificates of City Holding Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws; and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

          2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of FMB Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FMB Common Stock (the "Dissenting Shares") pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Corporation Act, shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1 unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the West Virginia Corporation Act, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of FMB Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive shares of City Holding Common Stock at the Exchange Ratio.

          2.4 No Fractional Shares. No certificates or scrip for fractional shares of City Holding Common Stock will be issued. In lieu thereof, City Holding will pay the value of such fractional shares in cash in an amount equal to such fraction of a share multiplied by the City Holding Stock Price.


                                ARTICLE III

                       Representations and Warranties

          3.1 Representations and Warranties of FMB and Merchants. FMB and Merchants represent and warrant to City Holding as follows:

               (a) Organization, Standing and Power. (i) FMB is a corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, subject to the approval of the Plan of Merger by the shareholders of FMB as contemplated by Section 4.2, to perform this Agreement to effect the transactions contemplated hereby. FMB has delivered to City Holding complete and correct copies of (A) the Amended Articles of Incorporation of FMB and all amendments thereto to the date hereof; and (B) the Bylaws of FMB as amended to the date hereof, which are attached hereto as Schedule A and Schedule B, respectively.

                         (ii) Merchants is a national banking association
duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement to effect the transactions contemplated hereby. FMB has delivered to City Holding complete and correct copies of
(A) the Articles of Association of Merchants and all amendments thereto to the date hereof; and (B) the Bylaws of Merchants as amended to the date hereof, which are attached hereto as Schedule C and Schedule D, respectively. Merchants's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

               (b) Capital Structure. The authorized capital stock of FMB consists of 1,000,000 shares of common stock, par value $2.00 per share of which 576,000 shares are issued and outstanding. As of the Effective Time of the Merger, the issued and outstanding shares of FMB Common Stock will be validly issued, fully paid and nonassessable.

          The authorized capital stock of Merchants consists of 144,000 shares of common stock, par value $2.00 per share. FMB owns all of the issued and outstanding common stock of Merchants free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever and all of such shares are validly issued, fully paid and nonassessable. Merchants is the sole subsidiary of FMB and Merchants has no subsidiaries.

          All outstanding shares of FMB Common Stock have been issued in all material respects in compliance with the applicable requirements of the Securities Act of 1933 (the "1933 Act"). Except as disclosed on Schedule I, FMB knows of no person who beneficially owns 5% or more of the outstanding FMB Common Stock.

               (c) Authority. Subject to the approval of the Plan of Merger by the shareholders of FMB as contemplated by Section 4.2 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of FMB and Merchants, and this Agreement is a valid and binding obligation of FMB and Merchants, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by FMB and Merchants with any of the provisions hereof will not, except as noted on Schedule F, (i) conflict with or result in a breach of any provision of their respective Amended Articles of Incorporation, Articles of Association or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which FMB or Merchants is a party, by which either of them or any of their properties or assets may be bound (except for such conflict, breach or default, as to which requisite waivers or consents shall have been obtained by FMB or Merchants prior to the Effective Time of the Merger or the obtaining of which shall have been waived by City Holding); or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FMB or Merchants or any of their properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board") is required to be obtained by FMB or Merchants in connection with the execution and delivery by FMB and Merchants of this Agreement or the consummation by FMB and Merchants of the transactions contemplated hereby or by the Plan of Merger.

               (d) Investments. All securities owned by FMB and Merchants of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of FMB or Merchants freely to dispose of any such security at any time, except as noted on Schedule E. Any securities owned of record by FMB or Merchants in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on Schedule E. To the knowledge of FMB and Merchants, there are no voting trusts or other agreements or undertakings with respect to the voting of such securities. With respect to all repurchase agreements to which FMB or Merchants is a party, FMB or Merchants has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equaled or exceeded the amount of the debt secured by such collateral under such agreement as of the date of this Agreement, except as noted on Schedule E.

               (e) Financial Statements. Schedule G contains copies of the following consolidated financial statements of FMB and Merchants (the "FMB Financial Statements"):

                         (i)  Consolidated Balance Sheets as of
December 31, 1994, 1993 and 1992;

                         (ii) Consolidated Statements of Income for each of
the three years ended December 31, 1994, 1993 and 1992;

                         (iii)     Consolidated Statements of Changes in
Stockholders' Equity for each of the three years ended December 31, 1994, 1993 and 1992; and

                         (iv) Consolidated Statements of Cash Flows for
each of the three years ended December 31, 1994, 1993 and 1992.

          Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such statements of financial condition, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of FMB or Merchants. Such statements of operations, statements of stockholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations of Merchants for the periods indicated.

          Subject to the limitations imposed by federal and state laws, and except as disclosed in the FMB Financial Statements, there are no restrictions precluding FMB or Merchants from paying dividends when, as, and if declared by their respective boards of directors.

               (f) Absence of Undisclosed Liabilities. At December 31, 1994, Merchants and FMB had no obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the FMB Financial Statements as of such date, or disclosed in the notes thereto, except for those which in the aggregate are immaterial or disclosed in Schedules specifically referred to herein.

               (g) Tax Matters. Merchants and FMB are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code (collectively, the "FMB Group"). Each member of the FMB Group has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Each member of the FMB Group has paid or made adequate provision in all material respects for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. Except as disclosed on Schedule H, there are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by any member of the FMB Group or by any other person that are or could become a lien on any asset or otherwise materially adversely affect the business, property or financial condition of any member of the FMB Group. Each member of the FMB Group has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Each member of the FMB Group is in material compliance with, and its records contain all applicable information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The consolidated balance sheets contained in the FMB Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the FMB Group for all accrued taxes, additions to tax, penalties and interest in all material respects. For periods ending after December 31, 1994, the books and records of each member of the FMB Group fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Schedule H, no member of the FMB Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, no tax return or report of any member of the FMB Group is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against or with respect to any member of the FMB Group by any taxing authority. No member of the FMB Group has made or entered into, or holds any asset subject to, a consent filed pursuant to
Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule H describes all tax elections, consents and agreements affecting any member of the FMB Group. To the knowledge of FMB, no FMB shareholder is a "foreign person" for purposes of Section 1445 of the Code.

               (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which FMB or Merchants is a party or by which either of them is bound, calling for the issuance of securities of FMB or Merchants or any security representing the right to purchase or otherwise receive any such security other than the Option Agreements.

               (i)  Property; Leases.   FMB and Merchants own (or enjoy use
of under capital leases) all property reflected on the FMB Financial Statements as of December 31, 1994 (except personal property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the FMB Financial Statements, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.

          The leases relating to leased property are valid and subsisting and there does not exist with respect to FMB's or Merchants's obligations thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder. There is no condemnation proceeding pending or, to the knowledge of FMB or Merchants, threatened which would preclude or impair the use of any property as presently being used in the conduct of the business of FMB or Merchants. The leases are reflected in the FMB Financial Statements.

          All property and assets material to the business or operations of FMB and Merchants are in an operating condition and state of repair that is fit for their current intended purpose and such property and assets are adequate for the business and operations of FMB and Merchants as currently conducted.

          No notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operations of FMB or Merchants has been received by FMB or Merchants.

               (j) Additional Schedules Furnished to City Holding. In addition to any Schedules furnished to City Holding pursuant to other provisions of this Agreement, FMB and Merchants have previously furnished to City Holding the following Schedules which are correct and complete as of the date hereof:

                         (i)  Employees and Affiliates.  Schedule I lists
(A) name of, current annual salary rates for, and the number of shares of FMB Common Stock owned beneficially by, all present employees of FMB and Merchants who each are presently scheduled to receive a salary in excess of $60,000 during the year ending December 31, 1995; (B) the number of shares of FMB Common Stock owned beneficially by each director of FMB and Merchants; and (C) the names of and the number of shares of FMB Common Stock owned by each person who beneficially owns 5% or more of the outstanding FMB Common Stock.

                         (ii) Certain Contracts.  Schedule J lists all
notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which FMB or Merchants is a party, except for those entered into by FMB and Merchants in the ordinary course of their respective businesses consistent with their prior practices and that do not involve an amount greater than $100,000.

                         (iii)     Employment Contracts and Related
Matters. Except in all cases as set forth on Schedule K, neither FMB nor Merchants is a party to (A) any employment contract not terminable at the option of FMB or Merchants without liability; (B) any retirement, stock option, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974); (C) any management or consulting agreement not terminable at the option of FMB or Merchants without liability; or (D) any union or labor agreement.

                         (iv) Real Estate.  Schedule L describes all
interests in real property owned, leased or otherwise claimed by FMB or Merchants, including "other real estate owned."

               (k) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of FMB or Merchants referred to herein are valid and in full force and effect, and neither FMB nor Merchants have breached any material provision of, nor are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license.

               (l) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule M, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of FMB's or Merchants's management, threatened or probable of assertion, which might result in money damages payable by FMB or Merchants in excess of insurance coverage, which might result in a permanent injunction against FMB or Merchants, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of FMB or Merchants, or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on the financial condition of FMB or Merchants. Except as set forth in Schedule M, FMB and Merchants have complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders). FMB and Merchants have all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the respective businesses of FMB or Merchants; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits, nor has either FMB or Merchants received notice of any such violation; and no proceeding is pending or, to the knowledge of FMB or Merchants, threatened or probable of assertion to revise, revoke or limit any Permit. Except as set forth in Schedule M, neither FMB nor Merchants is party to any currently effective agreements or written understandings with the Federal Reserve Board, the West Virginia Board or any other regulatory authority. Neither FMB nor Merchants are subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition (financial or otherwise) or business of FMB or Merchants or their ability to fulfill their respective obligations pursuant to this Agreement.

               (m)  Employee Benefit Plans.

                         (i)  Schedule K includes a correct and complete
list of, and City Holding has been furnished a true and correct copy of,
(A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, or have been approved prior to the date hereof, for the benefit of employees or former employees of FMB, Merchants or the dependents or beneficiaries of any employee or former employee of FMB or Merchants, whether or not subject to ERISA (the "Employee Plans");
(B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan; and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such qualified Employee Plan. Schedule K identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code. With respect to each Employee Plan so identified and except as set forth on Schedule K, the IRS has issued favorable determination letters to such plans to the effect that the forms of such plans (or predecessor plans) satisfy the requirements of Code Section 401(a) and for all years subsequent to the establishment of the plans and up to the Effective Time of the Merger, and with respect to which the FMB's and Merchants's tax returns and the plans' returns on Form 5500 are open to audit, to FMB's and Merchants's knowledge the plans have satisfied, in form and operation, the qualification requirements of Section 401(a) of the Code, and no action that has been taken or not taken with respect to the plans subsequent to such date has had or is reasonably expected to have any adverse impact on the continued qualification of the plans through the Effective Time of the Merger. The IRS has not revoked any letter of determination or opinion letter to which reference is made above, nor has the IRS threatened any such revocation.

                         (ii) Neither FMB, Merchants nor any employee
pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                         (iii)     Full payment has been made (or proper
accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Employee Plan, ERISA, or a collective bargaining agreement. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by FMB or Merchants). There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                         (iv) No Employee Plan is a "multiemployer plan"
(as defined in Section 3(37) of ERISA). Neither FMB nor Merchants has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Neither FMB nor Merchants has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                         (v)  All Employee Plans that are "employee benefit
plans", as defined in Section 3(3) of ERISA, that are maintained by or were previously maintained by FMB or Merchants comply and have been administered in compliance in all material respects with ERISA and all other legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither FMB nor Merchants have any material liability under any such plan that is not reflected in the FMB Financial Statements.

                         (vi) No prohibited transaction has occurred with
respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by FMB or Merchants or any "employee benefit plan" previously maintained by FMB or Merchants that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under Section 4975 of the Code.

                         (vii)     Schedule K identifies each Employee Plan
that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Neither FMB nor Merchants are subject to taxation on the income of any such plan or any such plan previously maintained by FMB or Merchants.

                         (viii)    Schedule K identifies the method of
funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of FMB and Merchants. Schedule K also discloses the funded status of these Employee Plans.

                (ix) FMB and Merchants are the only trades or businesses which are, or have ever been, treated as a single employer for employee benefit purposes under ERISA and the Code.

               (n) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of FMB or Merchants are described on Schedule N and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FMB and Merchants. Neither FMB nor Merchants is in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Neither FMB nor Merchants has received notice of cancellation or non-renewal of any such policy or binder. Neither FMB nor Merchants has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Neither FMB nor Merchants has knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Neither FMB nor Merchants has received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

               (o) Loan Portfolio. FMB has no loans outstanding. Each loan outstanding on the books of Merchants is reflected correctly in all material respects by the loan documentation, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with Merchants's standard loan policies in effect at the time the loans were made. The records of Merchants regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses on the outstanding loans of Merchants and the reserves for other real estate owned by Merchants as reflected in the FMB Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the Office of the Comptroller of the Currency, and in the best judgment of the management of Merchants, are adequate to absorb all material known and anticipated loan losses in the loan portfolio of Merchants, and any losses associated with other real estate owned or held by Merchants. Except as identified on Schedule O, no loan in excess of $200,000 has been classified as of the date hereof by Merchants or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard", "Doubtful" or "Loss". Except as identified on Schedule O, each loan reflected as an asset on the FMB balance sheets is, to the knowledge of FMB and Merchants, the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful would have a material adverse effect on the financial condition, results of operations or business of FMB or Merchants.

               (p) Absence of Changes. Except as set forth in Schedule P, since December 31, 1994, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of FMB or Merchants. Since such date the business of FMB and Merchants has been conducted only in the ordinary course.

               (q) Brokers and Finders. Except for Merchants's engagement of Baxter Fentriss and Company, neither FMB nor Merchants, nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated herein.

               (r) Reports. For the past five years, FMB and Merchants have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Securities and Exchange Commission (the "SEC"); (ii) the Federal Reserve Board; (iii) the West Virginia Board; and (iv) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the 1933 Act or the Securities Exchange Act of 1934 (the "1934 Act"), as the case may be. None of such reports or statements, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

               (s) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response,
Compensation and Liability Act, as amended, 42 U.S.C. (section mark) 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (section mark) 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (section mark) 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (section mark) 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (section mark) 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. (section mark) 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. (section mark) 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FMB or Merchants or any of their subsidiaries, including those properties serving as collateral for any loans made by FMB or Merchants.

          To the knowledge of FMB and Merchants, except as set forth in Schedule Q,

                    (i) neither FMB nor Merchants has been or is in violation of or liable in any material respect under any Environmental Law;

                    (ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable in any material respect under any Environmental Law; and

                    (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of FMB or Merchants.

               (t) Community Reinvestment Act. FMB and Merchants have no reason to believe that the transactions contemplated by this Agreement will not be approved by all required regulatory authorities for reasons related to compliance by FMB or Merchants with the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et. seq.) ("CRA"). Merchants received at least a "satisfactory" CRA rating as of its last CRA examination and has no reason to believe that its CRA rating will be downgraded on or before the Closing Date.

               (u) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, all written statements, certificates, schedules, lists and other written information furnished by or on behalf of FMB or Merchants at any time to City Holding in connection with this Agreement are true and correct in all material respects. Each document delivered or to be delivered by FMB or Merchants to City Holding is or will be a true and complete copy of such document, unmodified except by another document delivered by FMB or Merchants.

          3.2 Representations and Warranties of City Holding. City Holding, to the extent applicable, represent and warrant to FMB and Merchants as follows:

               (a) Organization, Standing and Power. City Holding is a corporation duly organized, validly existing and in good standing under the laws of West Virginia and has all requisite corporate power and authority to own, lease and operate its properties, to effect the Merger and to carry on its business as now being conducted. City Holding has delivered to FMB complete and correct copies of (i) the Articles of Incorporation of City Holding and all amendments thereto to the date hereof, and (ii) the Bylaws of City Holding as amended to the date hereof.

               (b) Capital Structure. As of December 31, 1994, the authorized capital stock of City Holding consisted of 500,000 shares of preferred stock, par value $25.00 per share none of which were issued and outstanding, and 10,000,000 shares of common stock, par value $2.50 per share, of which 3,780,477 shares of common stock were issued and outstanding. All of such issued and outstanding shares of common stock were validly issued, fully paid and nonassessable at such date and all of such shares issued since December 31, 1991, were issued in all material respects in compliance with the Securities Act of 1933, as amended.

               (c) Authority. Subject to the approval of the Plan of Merger by the shareholders of City Holding, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of City Holding, and this Agreement is a valid and binding obligation of City Holding, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by City Holding with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of City Holding's Articles of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or to which City Holding is a party, or by which either of them or any of their properties or assets may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to City Holding or any of their properties or assets. No consent or approval by any government authority, other than compliance with applicable federal and state corporate, securities and banking laws, and regulations of the Federal Reserve Board and the West Virginia Board is required in connection with the execution and delivery by City Holding of this Agreement or the consummation by City Holding of the Merger, or by the Plan of Merger.

               (d) Financial Statements. City Holding has delivered to FMB copies of the following financial statements of City Holding (the "City Holding Financial Statements"):

                         (i)  Consolidated Balance Sheets as of
December 31, 1994, 1993 and 1992;

                         (ii) Consolidated Statements of Income for each of
the three years ended December 31, 1994, 1993 and 1992;

                         (iii)     Consolidated Statements of Changes in
Stockholders' Equity for each of the three years ended December 31, 1994, 1993 and 1992; and

                         (iv) Consolidated Statements of Cash Flows for
each of the three years ended December 31, 1994, 1993 and 1992.

               Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of City Holding. The consolidated statements of income, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the consolidated results of operations of City Holding and its consolidated subsidiaries for the periods indicated.

               (e) Absence of Undisclosed Liabilities. At December 31, 1994, City Holding and its consolidated subsidiaries had no material liabilities of any nature which were not reflected on the City Holding Financial Statements or disclosed in the notes thereto at such date except for those which individually or in the aggregate are immaterial.

               (f) Absence of Changes. Since December 31, 1994, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of City Holding as reflected on its consolidated financial statements as of such date and for the year then ended.

               (g) Brokers and Finders. Neither City Holding nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.

               (h) Subsidiaries; Ownership of FMB Common Stock. City Holding's subsidiaries are The City National Bank of Charleston, First State Bank & Trust, Bank of Ripley, Peoples Bank of Point Pleasant, Home National Bank of Sutton, Blue Ridge Bank, Peoples State Bank, City Financial Corporation, City Mortgage Corporation, Hinton Financial Corporation and the First Nation Bank of Hinton. Such corporations are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted. City Holding currently owns 2,000 shares of FMB Common Stock.

               (i) Reports. Since its date of organization, City Holding has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(i) the SEC; (ii) the Federal Reserve Board; (iii) the West Virginia Board; and (iv) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, which was filed with the SEC was in form and substance in compliance with the 1933 Act or the 1934 Act, as the case may be. No such report or statement, or any amendments thereto, contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

               (j) Tax Matters. City Holding has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. City Holding has paid or made adequate provision in all material respects for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or
reports.    The consolidated balance sheets of City Holding fully and
properly reflect, as of the dates thereof, all liabilities aggregate liabilities for accrued taxes, additions to tax, penalties and interest in all material respects. Except as disclosed in Schedule R, no tax return or report of City Holding is under examination by any taxing authority or subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against City Holding by any taxing authority.

               (k) Options, Warrants and Related Matters. As of the date of this Agreement, there are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which City Holding is a party or by which it is bound, calling for the issuance of securities of City Holding or any security representing the right to purchase or otherwise receive such security, except for any rights pursuant to City Holding's shareholder rights plan.

               (l) Property; Leases. City Holding owns (or enjoys use of under capital leases) all property reflected on its financial statements as of December 31, 1994 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the notes to the financial statements, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair business operations.

               (m) Legal Proceedings; Compliance with Laws. There is no legal, administrative, arbitration or other proceeding or governmental investigation pending (including any legal, administrative, arbitration or other proceeding or governmental investigation pending involving a violation of the federal antitrust laws), or, to the knowledge of City Holding, threatened or probably of assertion, which might result in money damages payable by City Holding in excess of insurance coverage, which might result in a permanent injunction against City Holding, which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of City Holding or which otherwise, either individually or in the aggregate, is likely to have a material adverse affect on the financial condition of City Holding. City Holding has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders). Except as set forth in Schedule S, City Holding has all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business. All of such permits are in full force and effect; no violations are or have been recorded in respect of any permits. City Holding has not entered into any agreements or written understandings with the Federal Reserve Board, the West Virginia Board or any other regulatory authority. City Holding is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the condition (financial or otherwise) or business of City Holding or its ability to fulfill its obligations pursuant to this Agreement.

               (n) Employee Benefit Plans. Neither City Holding nor any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or previously maintained by it, has incurred any material liability to the PBGC or to the Internal Revenue Service. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each employee plan, ERISA, or a collective bargaining agreement of City Holding. No accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any pension plan of City Holding. There is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any pension plan of City Holding.

               (o) Loan Portfolio. Each loan outstanding on the books of City Holding or any City Holding subsidiary is reflected correctly in all material respects by the loan documentation, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with standard loan policies in effect at the time the loans were made. The reserves for possible loan losses on such loans and the reserves for other real estate owned by City Holding or any City Holding subsidiary have been established in accordance with generally accepted accounting principles and with the requirements of the West Virginia Board or any other regulatory authority and, in the best judgment of management of City Holding, are adequate to absorb all material known and anticipated loan losses in the loan portfolios of City Holding and its subsidiaries, and any losses associated with other real estate owned or held by City Holding and its subsidiaries.

               (p) Environmental Matters. There are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability under any Environmental Law (as defined in Section (t) of Article III) including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except for such violations and liabilities, and actions, suits, demands, notices, claims, investigations or proceedings, which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of City Holding.

               (q) Community Reinvestment Act. City Holding has no reason to believe that the transactions contemplated by this Agreement will not be approved by all required regulatory authorities for reasons related to compliance with the CRA. Each subsidiary of City Holding to which the CRA applies received at least a "satisfactory" CRA rating as of its last CRA examination and City Holding has no reason to believe that any such CRA ratings will be downgraded on or before the Closing Date.

               (r) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, all written statements, certificates, schedules, lists and other written information furnished by or on behalf of City Holding at any time to FMB or Merchants in connection with this Agreement are true and correct in all material respects. Each document delivered or to be delivered by City Holding to FMB or Merchants is or will be a true and complete copy of such document, unmodified except by another document delivered by City Holding.

                                 ARTICLE IV

                              Conduct Prior to
                        Effective Time of the Merger

          4.1 Access to Records and Properties of City Holding, FMB and Merchants. Between the date of this Agreement and the Effective Time of the Merger, each of City Holding, on the one hand, and FMB and Merchants, on the other, agree to give to the other reasonable access to all its premises and books and records and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings and preparing consolidated financial statements of FMB as of a date prior to the Effective Time of the Merger in order to facilitate City Holding in performance of its post-Closing Date financial reporting requirements; provided, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other. City Holding, FMB and Merchants shall each maintain the confidentiality of all confidential information furnished to them by the other parties hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Merger. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; or (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction.

          4.2 Registration Statement; Proxy Statement; Shareholder Approval. Each of City Holding and FMB will duly call and will hold a meeting of shareholders as soon as practicable for the purpose of approving the Merger, and in connection therewith will recommend to and actively encourage shareholders that they vote in favor of the Merger and will comply fully with the provisions of the West Virginia Corporation Act, the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such acts, and their respective articles of incorporation and bylaws relating to the call and holding of a meeting of shareholders for such purpose. City Holding and FMB will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and City Holding will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, City Holding will comply with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such Acts with respect to the offering and sale of City Holding Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to FMB or City Holding shareholders until the Registration Statement shall have become effective under the 1933 Act. FMB covenants that none of the information supplied by FMB, and City Holding covenants that none of the information supplied by City Holding, for inclusion in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to FMB and City Holding shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, including the date of the meetings of FMB and City Holding shareholders to which the statement relates and the Effective Time of the Merger, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          4.3 Operation of the Business of FMB and Merchants. FMB and Merchants agree that from the date hereof to the Effective Time of the Merger, they will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, they will use their best efforts to preserve intact its present business organizations and relationships with persons having business dealings with them. Without limiting the generality of the foregoing, FMB and Merchants agree that they will not, without the prior written consent of City Holding, unless consistent with past practices and in the ordinary course of business (i) make any material change in the compensation or title of any executive officer; (ii) make any material change in the compensation or title of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be promptly reported to City Holding;
(iii) enter into any new bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or (except as otherwise specifically contemplated in this Agreement) any employment or consulting agreement or amend any such plan or agreement to increase the benefits accruing or payable thereunder;
(iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend FMB's Amended Articles of Incorporation, Merchants's Articles of Association, or their Bylaws except as may be necessary to consummate the Merger or give effect to the Option Agreement; (vi) issue or contract to issue any shares of FMB capital stock or securities exchangeable for or convertible into capital stock other than pursuant to the Option Agreement; (vii) purchase any shares of FMB capital stock;
(viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive any right of substantial value;
(x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue; (xi) change securities portfolio policies; (xii) enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $200,000 or more; or (xiii) propose or take any action with respect to the closing of any branches. FMB and Merchants further agree that, between the date of this Agreement and the Effective Time of the Merger, they will consult and cooperate with City Holding regarding
(i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, and
(ii) securities portfolio and funds management, including management of interest rate risk.

          4.4 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither FMB, Merchants nor any of their respective officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than City Holding) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving FMB or Merchants or disclose, directly or indirectly, any information not customarily disclosed to the public concerning FMB or Merchants, afford to any other person access to the properties, books or records of FMB or Merchants or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets.
The foregoing shall not prevent FMB from considering competing offers if, in the opinion of counsel to FMB, the fiduciary duty FMB's directors owe to its shareholders requires them to do so. FMB or Merchants will promptly communicate to City Holding the terms of any proposal which either of them may receive in respect to any of the foregoing transactions.

          4.5 Dividends. FMB agrees that in 1995 it will declare and pay only regular quarterly cash dividends at a rate no greater than the rate declared and paid with respect to the corresponding quarter of 1994 and at the same time dividends were declared and paid in 1994, provided that the quarter in which the Merger is effective, shareholders of FMB will be paid either the FMB or City Holding dividend.

          4.6 Regulatory Filings. City Holding and FMB shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement, and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the West Virginia Board as soon as practicable after the date hereof. City Holding and FMB shall use their best efforts to obtain approvals of such filings.

          4.7 Tax Opinion. City Holding and FMB shall each use their best efforts to obtain the tax opinion referred to in paragraph (e) of Section
5.1 and paragraph (f) of Section 5.2 hereof.

          4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any press release or make any such public statement prior to such consultations except as may be required by law.

          4.9 Transactions in City Holding Common Stock. Other than the issuance of City Holding Common Stock upon the exercise of stock options granted pursuant to employee benefit plans of City Holding or in connection with the operation in the ordinary course of City Holding's dividend reinvestment plan and 401(k) and Profit Sharing Plan, none of City Holding, FMB, Merchants or the directors and executive officers of any of them will purchase, sell or otherwise acquire or dispose of any shares of City Holding Common Stock during the period of calculation of the City Holding Stock Price.

          4.10 City Holding Rights Agreement. City Holding agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1991 shall be issued with respect to each share of City Holding Common Stock issued pursuant to the terms hereof and the Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Merger.

          4.11 Accounting Treatment. City Holding and FMB shall use their best efforts to cause the Merger to be accounted for as a "pooling of interests."

          4.12 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of City Holding and FMB agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of City Holding and FMB shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          4.13 Adverse Changes in Condition. City Holding and FMB each agrees to give written notice promptly to the other concerning any material adverse change in its condition from the date of this Agreement until the Effective Time that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each of City Holding and FMB shall use its best efforts to prevent or promptly to remedy the same.

          4.14 Updating of Schedules. From the date of execution of this Agreement until the consummation of the Merger, FMB agrees to keep up to date all of the Schedules hereto and to provide notification to the other of any changes or additions or events which have caused, or after the lapse of time may cause, any such change or addition in any of the Schedules hereto.

                                 ARTICLE V

                            Conditions of Merger

          5.1 Conditions of Obligations of City Holding. The obligations of City Holding to perform this Agreement are subject to the satisfaction of the following conditions unless waived by City Holding.

               (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of FMB and Merchants set forth in Section 3.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger; FMB and Merchants shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties or business of FMB or Merchants from December 31, 1994 to the Effective Time of the Merger; and City Holding shall have received a certificate of authorized officers of FMB to such effects.

               (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the boards of directors of FMB and Merchants, and by the shareholders of FMB and City Holding and FMB shall have full power and right to merge on the terms provided herein.

               (c) Opinion of Counsel. City Holding shall have received an opinion or opinions of Bowles, Rice, McDavid, Graff and Love, special counsel to FMB and Merchants, or other counsel reasonably satisfactory to City Holding, dated the Closing Date and reasonably satisfactory to counsel to City Holding to the effect that:

                         (i)  FMB is a corporation organized and in good
standing under the laws of West Virginia and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement-Prospectus;

                         (ii) Merchants is a national banking association
organized and in good standing under the laws of the United States and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted as described in the Registration Statement and Proxy Statement Prospectus;

                         (iii)     FMB and Merchants have full power to
carry out the transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of FMB and Merchants to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by FMB and Merchants and constitutes a valid and binding obligation of FMB and Merchants enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors, and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and the Plan of Merger has been approved by the Board of Directors and the shareholders of FMB;

                         (iv) All outstanding shares of FMB Common Stock to
be exchanged for shares of City Holding Common Stock at the Effective Time of the Merger have been duly authorized and are validly issued, fully paid and nonassessable;

                         (v)  To the knowledge of such counsel, except as
disclosed in Section 3.1(h) of the Agreement, FMB is not a party to or bound by any outstanding option or agreement to sell, issue, buy or otherwise dispose of or acquire any shares of FMB Common Stock or other security of FMB or any shares of Merchants common stock or other security of Merchants other than pursuant to the Option Agreement;

                         (vi) Execution and delivery by FMB and Merchants
of the Agreement, consummation by FMB and Merchants of the transactions contemplated hereby, and compliance by FMB and Merchants with the provisions hereof will not conflict with or result in a breach of any provision of the Amended Articles of Incorporation, Articles of Association, or Bylaws of FMB or Merchants, as applicable, or, a default (or give rise to rights of termination, cancellation or acceleration) under the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or listed in Schedule J (such counsel having no knowledge of any item called for by such schedule which is not disclosed therein), or violate any court order, writ, injunction or decree applicable to FMB or Merchants or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto;

                         (vii)     Such counsel does not know of any
litigation that is pending or threatened which might result in money damages payable by FMB or Merchants in excess of insurance coverage, which might result in a permanent injunction against FMB or Merchants or which, individually or in the aggregate, otherwise might have a material adverse effect on FMB or Merchants or the transactions contemplated by this Agreement;

                         (viii)    Such counsel does not know of any
default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any outstanding indenture, contract or agreement listed in Schedule J to the Agreement (such counsel having no knowledge of any item called for by such Schedule which is not disclosed therein) or under any governmental license or permit or a breach of any provision of the Amended Articles of Incorporation, Articles of Association, or Bylaws of FMB or Merchants, as applicable;

                         (ix) All legal obligations of FMB or Merchants
pertaining to consummation of the Merger under the laws of West Virginia and the United States, including receipt of all regulatory approvals required to be obtained by FMB or Merchants, other than the filing of the Articles of Merger relating to the Merger with the Secretary of State of West Virginia and the completion of all legal obligations not the responsibility of FMB or Merchants pursuant to this Agreement, have been completed to the satisfaction of such counsel in all material respects;

                         (x)  On the basis of facts within their knowledge,
such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, City Holding for inclusion in the Proxy Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective, (B) the time of the meeting of FMB shareholders referred to in Section 4.2 of the Agreement, (C) the time of the meeting of City Holding Shareholders referred to in Section 4.2 of the Agreement, or (D) at the Closing Date (the matters set forth in this subsection (xi) may be addressed in a separate letter of such counsel addressed to City Holding).

               (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

               (e) Tax Opinion. City Holding shall have received, in form and substance reasonably satisfactory to it, an opinion of Hunton & Williams, dated as of the Closing Date, to the effect that, for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code and no taxable gain will be recognized by City Holding or FMB upon consummation of the Merger.

               (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding to consummate the Merger and to issue City Holding Common Stock to FMB shareholders shall have been received and all related waiting periods shall have expired, all applicable federal and state laws governing the Merger shall have been complied with and there shall not be in any order or decree of any regulatory authority any condition or requirement reasonably deemed objectionable to City Holding.

               (g) Affiliate Letters. Each person listed on Schedule M shall have executed and delivered a commitment and undertaking to the effect that such shareholder will dispose of the shares of City Holding Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145; (ii) such shareholder will not dispose of any of such shares until City Holding has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; (iii) that they will not sell or reduce their risk with respect to the City Holding shares acquired in the Merger until after the publication of combined financial results covering 30 days of combined operations; and
(iv) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

               (h) Accounting Treatment. City Holding shall have received, in form and substance satisfactory to it, a letter dated the Effective Date of the Merger from Ernst & Young to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

               (i) Acceptance by City Holding Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for City Holding.

          5.2 Conditions of Obligations of FMB and Merchants. The obligations of FMB and Merchants to perform this Agreement are subject to the satisfaction of the following conditions unless waived by FMB and
Merchants:

               (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of City Holding set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger; City Holding shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties or business of City Holding from December 31, 1994 to the Effective Time of the Merger; and FMB shall have received a certificate of authorized officers of City Holding to such effects.

               (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by City Holding and the consummation of the transactions contemplated herein
(including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the boards of directors of City Holding and the shareholders of City Holding and FMB, and City Holding shall have full power and right to merge and to acquire and assume on the terms provided herein.

               (c) Opinion of Counsel. (1) FMB and Merchants shall have received an opinion of Hunton & Williams, special counsel to City Holding dated the Closing Date and reasonably satisfactory to counsel to FMB and Merchants, to the effect that:

                         (i)  The shares of City Holding Common Stock to be
issued pursuant to the Agreement have been duly registered under the 1933
Act;

                         (ii) All legal obligations of City Holding
pertaining to consummation of the Merger under the laws of West Virginia and the United States, including the receipt of all regulatory approvals required to be obtained by City Holding, other than the filing of the Articles of Merger relating to the Merger with the West Virginia Secretary of State and the completion of other legal obligations that are the responsibility of City Holding pursuant to this Agreement, have been completed to the satisfaction of such counsel in all material respects; and

                         (iii)     On the basis of facts within their
knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, FMB or Merchants for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (A) as of the time the Registration Statement became effective; (B) as of the time of the special meeting of shareholders of FMB mentioned in Section 4.2 of the Agreement; (C) as of the time of the special meeting of shareholders of City Holding mentioned in Section 4.2 of the Agreement; or (D) as of the Closing Date.

               (2) FMB and Merchants shall have received an opinion of Steptoe & Johnson, general counsel to City Holding, dated the Closing Date and satisfactory in form and substance to counsel to FMB and Merchants to the effect that:

                         (i)  City Holding is a corporation organized and
in good standing under the laws of West Virginia and have all requisite corporate power to own, lease and operate their respective properties and to carry on their respective business as now being conducted as described in the Registration Statement and Proxy Statement-Prospectus;

                         (ii) City Holding has full power to carry out the
transactions provided for in the Agreement; all corporate and other proceedings required to be taken by or on the part of City Holding to authorize them to execute and deliver the Agreement and to consummate the transactions contemplated thereby and by the Plan of Merger have been duly and validly taken; the Agreement has been duly and validly authorized, executed and delivered by City Holding and constitutes a valid and binding obligation of City Holding enforceable in accordance with its terms except as same (A) may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors; and (B) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); the Plan of Merger has been approved by the Board of Directors and shareholders of City Holding, respectively; and the shares of City Holding Common Stock to be issued in the Merger in exchange for shares of FMB Common Stock have been duly authorized and when so issued will be validly issued, fully paid and nonassessable.

                         (iii)     All outstanding shares of City Holding
Common Stock have been duly authorized and are validly issued, fully paid and nonassessable; and

                         (iv) Execution and delivery by City Holding of the
Agreement, consummation by City Holding of the transactions contemplated thereby, and compliance by City Holding with the provisions thereof will not conflict with or result in a breach of any provisions of either City Holding's Articles of Incorporation, or either of their Bylaws or a default (or give rise to rights or termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or any other instrument or of City Holding or Acquisition known to such counsel, or violate any court order, writ, injunction or decree applicable to City Holding or any of their properties or assets, of which such counsel has knowledge after making inquiry with respect thereto.

                    (v) Such counsel does not know of any litigation that is pending or threatened which might result in money damages payable by City Holding in excess of insurance coverage, which might result in a permanent injunction against City Holding or which, individually or in the aggregate, otherwise might have a material adverse effect on City Holding or the transactions contemplated by this Agreement;

                    (vi) Such counsel does not know of any default under, or the occurrence of any event which with the lapse of time, action or inaction by a third party would result in a default under any material outstanding indenture, contract or agreement or under any governmental license or permit or a material breach of any provision of the Articles of Incorporation, or Bylaws of City Holding;

                    (vii) On the basis of facts within their knowledge, such counsel has no reason to believe that (except as to financial statements and other financial data, or as to material relating to and supplied by, FMB or Merchants for inclusion in the Proxy Statement-Prospectus as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of (A) the time the Registration Statement became effective, (B) the time of the meeting of FMB shareholders referred to in
Section 4.2 of the Agreement, (C) the time of the meeting of City Holding shareholders referred to in Section 4.2 of the Agreement, or (D) at the Closing Date.

               (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act and City Holding shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the City Holding Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

               (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit City Holding to consummate the Merger and to permit City Holding to issue City Holding Common Stock to FMB shareholders shall have been received and all related waiting periods shall have expired.

               (f) Tax Opinion. FMB shall have received, in form and substance reasonably satisfactory to it, an opinion of Hunton & Williams to the effect, for federal income tax purposes, that consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; that no taxable gain will be recognized by City Holding or FMB upon consummation of the Merger; that no taxable gain will be recognized by a FMB shareholder on the exchange by such shareholder of shares of FMB Common Stock solely for shares of City Holding Common Stock (including any fractional share interest); that the basis of City Holding Common Stock (including any fractional share interest) received in the Merger will be the same as the basis of the FMB Common Stock surrendered in exchange therefor; that the holding period of such City Holding Common Stock (including any fractional share interest) will include the holding period of the FMB Common Stock surrendered in exchange therefor, if such FMB Common Stock is held as a capital asset at the Effective Time of the Merger; and if the Exchange Ratio results in the issuance of a fractional share interest, that a FMB shareholder who receives cash in lieu of a fractional share of City Holding Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

               (g) Fairness Opinion. FMB shall have received the opinion of Baxter Fentriss and Company that the consideration to be received pursuant to the Agreement is fair from a financial point of view to the shareholders of FMB.

               (h) Acceptance by FMB's and Merchants's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for FMB and Merchants.

                                 ARTICLE VI

                    Closing Date; Effective Time of the
                                   Merger

          6.1 Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of City Holding at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia, at 10:00 A.M., local time, on such date as City Holding shall designate to FMB and is reasonably acceptable to FMB; provided, that the date so designated shall not be earlier than 30 days or later than 120 days following the date of the decision of the Federal Reserve Board, whichever decision occurs later, approving the Merger (the "Closing Date").

          6.2 Filings at Closing. Subject to the provisions of Article V, at the Closing Date, City Holding shall cause the Articles of Merger relating to the Merger to be filed in accordance with the West Virginia Business Corporation Act, and each of City Holding and FMB shall take any and all lawful actions to cause the Merger to become effective.

          6.3 Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the later of the time the Articles of Merger relating to the Merger filed are made effective by the West Virginia Secretary of State (the "Effective Time of the Merger").

                                ARTICLE VII

                  Termination; Survival of Representations
               Warranties and Covenants; Waiver and Amendment

          7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if (i) the shareholders of FMB shall not have given the approval required by Section 5.1(b) or (ii) the shareholders of City Holding shall not have given the approval required by Section 5.2(b).

Notwithstanding such approval by such shareholders, this Agreement may be terminated in writing at any time prior to the Effective Time of the Merger by:

               (a) The mutual consent of City Holding and FMB, as expressed by their respective boards of directors;

               (b) Either City Holding or FMB, as expressed by their respective boards of directors, after December 31, 1995;

               (c) By City Holding in writing authorized by its Board of Directors if FMB or Merchants has, or by FMB in writing authorized by its Board of Directors if City Holding has, in any material respect, breached
(i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

               (d) Either City Holding or FMB, as expressed by their respective boards of directors, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that neither party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

               (e) City Holding or FMB, if the Board of Directors of either Corporation shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement;

               (f) City Holding or FMB, if any of the Federal Reserve Board or the West Virginia Board deny approval of the Merger and the time period for all appeals or requests for reconsideration has run;

               (g) City Holding, if holders of more than 10% of the outstanding shares of FMB Common Stock exercise their rights to an appraisal of their shares pursuant to Sections 31-1-122 and 31-1-123 of the West Virginia Corporation Act in connection with the Merger;

               (h) FMB, if (i) the average closing sales price of City Holding Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the merger, is less than $22.80 per share, and (ii) City Holding and FMB cannot agree on an amendment to the Exchange Ratio;

               (i) City Holding, if (i) the average closing sales price of City Holding Common Stock as reported by NASDAQ for the 20 trading days following the later of (a) the receipt of Federal Reserve Board approval of the Merger and (b) the date on which the shareholders of FMB approve the merger, is greater than $34.20 per share, and (ii) City Holding and FMB cannot agree on an amendment to the Exchange Ratio; and

          7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last sentence) and 8.3, 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

          7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, covenants and agreements (except for those contained in Sections 1.1, 1.2, 1.3, 1.4, 1.5, 2.1, 2.2, 2.3,
2.4, 4.1 (last sentence), 7.3, 8.2, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4, 9.5 and
9.6, which shall survive the effectiveness of the Merger) of City Holding, Merchants and FMB contained herein shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time of the Merger.

          7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of FMB and City Holding shareholders referred to in Section 4.2 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

                                ARTICLE VIII

                            Additional Covenants

          8.1 Registration Statement. City Holding, FMB and Merchants acknowledge and agree that the Merger is a transaction to which the 1933 Act is applicable. Each of the parties agrees to comply with the provisions of the 1933 Act and all rules and regulations of the SEC promulgated pursuant to the 1933 Act and cooperate in connection with the preparation and filing by City Holding of a Registration Statement under the 1933 Act relating to the Merger. City Holding, FMB and Merchants agree
(a) to give their respective authorized representatives complete access to the books, records and files of the other party at any reasonable time for the purpose of preparing such Registration Statement and Proxy Statement;
(b) to provide the other party upon request such information relating to their businesses and financial condition, as shall be appropriate in connection with the preparation of said Registration Statement and Proxy Statement; and (c) to submit to the other party for its prior approval all press releases or other oral or written statements made or issued which relate to the Merger in any manner.

          8.2 Employee Benefits. All employees of FMB and Merchants immediately prior to the Effective Time of the Merger who are employed by FMB and Merchants following the Effective Time of the Merger ("Transferred Employees") will be covered by City Holding's employee benefit plans with eligibility based on their length of service, compensation, job classification, and position with FMB and Merchants. City Holding's benefits plans will recognize for purposes of eligibility to participate and for vesting, all Transferred Employees' service with FMB and Merchants, subject to applicable break in service rules. Eligible employees of FMB and Merchants shall be permitted to contribute funds distributed on any termination of FMB or Merchants benefit plans to similar City Holding benefit plans.

          8.3 Operations after Closing. For at least five years after the Effective Time of the Merger, unless otherwise approved by a majority of continuing directors of Merchants, Merchants will remain a separately incorporated bank operated under the name "Merchants National Bank". All branches of Merchants will remain in operation following the Effective Time of the Merger except the Kanawha City branch of Merchants located at 4315 MacCorkle Avenue, S.E. in Charleston, West Virginia and the Bradford Street branch of Merchants located at 200 Bradford Street in Charleston, West Virginia both of which shall be consolidated into City National Bank at the Effective Time or as soon as practicable thereafter. Following the Effective Time of the Merger, the Directors of Merchants shall continue as Directors and Merchants for at least five years following the Effective Time of the Merger unless removed for cause and shall continue to receive Board fees at least equal to the Board fees such persons received immediately prior to the Effective Time of the Merger. In addition, for at least five years following the Effective Time of the Merger, except with the approval of the continuing directors of Merchants, no employee of Merchants as of the date of this Agreement may be terminated without cause and no change will be made in the compensation levels, fringe benefits or similar arrangements of such employees. As used in this Section, "cause" shall mean dishonesty, fraud or gross abuse of authority in the performance of duty or breach of fiduciary duty.

          8.4 Indemnification. City Holding shall indemnify, and advance expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of FMB and Merchants on or before the Effective Time of the Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time of the Merger in accordance with and subject to the requirements and other provisions of City Holdings' Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as City Holding is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to City Holding.

          8.5 City Holding Agreement with George Davis. From the Effective Date of the Merger until his retirement, George F. Davis will serve as Executive Vice President of City Holding at annual compensation and benefits not less than his current compensation package with FMB and Merchants. City Holding agrees that when Mr. Davis retires on his seventieth birthday, City Holding will retain him in a consulting capacity for three years and will pay him an annual consulting fee equal to 50% of his annual salary in effect at the time of his retirement.

                                 ARTICLE IX

                               Miscellaneous

          9.1 Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby, provided, however, that if either party hereto terminates this Agreement pursuant to Sections 7.1(c) or 7.1(d) without the consent of the other party hereto, such terminating party shall pay to the other party $50,000 cash within 10 business days of such other party's receipt of the terminating party's written notice of termination.

          9.2 Entire Agreement. This Agreement contains the entire agreement among City Holding, FMB and Merchants with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

          9.3 Descriptive Headings; Recitals. The descriptive headings and recitals contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

          9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

               If to City Holding:

                    City Holding Company
                    3601 MacCorkle Avenue, S.E.
                    Charleston, West Virginia  25304
                    Attention:  Mr. Steven J. Day

               Copy to:

                    Lathan M. Ewers, Jr.
                    Hunton & Williams
                    Riverfront Plaza, East Tower
                    951 East Byrd Street
                    Richmond, Virginia  23219

               If to FMB or Merchants:

                    First Merchants Bancorp, Inc.
                    Fourth Avenue and Washington Street
                    Montgomery, West Virginia  25136
                    Attention:  George F. Davis, Chief Executive Officer


               Copy to:

                    Deborah A. Sink
                    Bowles, Rice, McDavid, Graff & Love
                    16th Floor Commerce Square
                    P.O. Box 1386
                    Charleston, West Virginia 25325-1386

          9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

          9.6 Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of West Virginia.

               IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on their behalf and their corporate seals affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                             CITY HOLDING COMPANY


                             By  /s/ Steven J. Day

                             Its President and Chief Executive Officer


                             FIRST MERCHANTS BANCORP, INC.


                             By  /s/ George F. Davis

                             Its Chairman of Board and CEO



                             MERCHANTS NATIONAL BANK


                             By  /s/ George F. Davis

                             Its Chairman of Board and CEO

                                                                  Exhibit A

                               PLAN OF MERGER
                                     OF
                       FIRST MERCHANTS BANCORP, INC.
                                    INTO
                            CITY HOLDING COMPANY


          Section 1. First Merchants Bancorp, Inc., a West Virginia corporation ("FMB"), upon the time that the Articles of Merger are made effective by the Secretary of State of West Virginia (the "Effective Time of the Merger"), be merged (the "Merger") into City Holding Company, a West Virginia corporation ("City Holding"), with the result that City Holding shall be the surviving corporation (the "Surviving Corporation").

          Section 2.  Conversion of Stock.  At the Effective Time of the
Merger:

                    (i) Each share of FMB Common Stock ("FMB Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, other than shares held by City Holding or in the treasury of FMB and other than Dissenting Shares (as hereinafter defined), and which, under the terms of
          Section 3 of this Plan of Merger, is to be converted into and exchangeable for Common Stock of City Holding ("City Holding Common Stock") shall be converted into 1.60 shares of City Holding Common Stock.

               (ii)Each share of FMB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by City Holding or in the treasury of FMB shall be canceled.

          Section 3. Manner of Conversion of FMB Common Stock. The manner in which outstanding shares of FMB Common Stock shall be converted into City Holding Common Stock, as specified in Section 2 hereof, after the Effective Time of the Merger, shall be as follows:

                    (i) Each share of FMB Common Stock, other than shares held by City Holding or in the treasury of FMB and other than Dissenting Shares, shall be converted into 1.60 shares of City Holding Common Stock.

                    (ii) No fractional shares of City Holding Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (less all applicable withholding taxes), as determined in accordance with Section 2.4 of the Agreement (defined below).

                    (iii)Certificates for shares of FMB Common Stock shall be submitted for exchange for City Holding Common Stock accompanied by a Letter of Transmittal to be furnished within five business days after the Effective Time of the Merger to FMB's shareholders of record as of the Effective Time of the Merger. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented FMB Common Stock, shall be deemed to evidence only the right to receive 1.60 shares of City Holding Common Stock. Until such outstanding shares formerly representing FMB Common Stock are so surrendered, no dividend payable to holders of record of City Holding Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on City Holding Common Stock shall be paid in accordance with Section 2.2 of the Agreement and Plan of Reorganization dated as of March 14, 1995, among City Holding, FMB and Merchants National Bank (the "Agreement").

          Section 4. Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, shares of FMB Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FMB Common Stock pursuant to Sections 13-1-122 and 13-1-123 of the West Virginia Corporation Act (the "Dissenting Shares") shall be canceled and shall not be converted into or by exchangeable for the right to receive the consideration provided in Section 2 of this Plan of Merger, unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right under the West Virginia Corporation Act, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares of FMB Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive 1.60 shares of City Holding Common Stock.

          Section 5. Articles of Incorporation, Bylaws and Directors of the Surviving Company. At and following the Effective Time of the Merger, there shall be no change caused by the Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Merger), By-laws, or Board of Directors of the Surviving Company.

          Section 6.  Effect of the Merger.  The Merger, upon the
Effective Time of the Merger, shall have the effect provided by Section 31-1-37 of the West Virginia Corporation Act.

                                                                   ANNEX II


                         STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated as of March 14, 1995 (the
"Agreement"), by and between First Merchants Bancorp, Inc., a West Virginia corporation ("Issuer"), and City Holding Company, a West
Virginia corporation ("Grantee").

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Acquisition Agreement"), providing for, among other things, the acquisition of Issuer by Grantee (the "Transaction"); and

          WHEREAS, as a condition and inducement to Grantee's execution of the Acquisition Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Acquisition Agreement and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 114,600 shares (as adjusted as set forth herein) (the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") of $45.60.

          3.   Exercise of Option.

               (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or in the Acquisition Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United
States shall be in effect, Grantee may exercise the Option, in whole or in not more than two parts, at any time and from time to time following the occurrence of a Purchase Event; provided, that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time of the Acquisition, (B) termination of the Acquisition Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event
(other than a termination of the Acquisition Agreement by Grantee because of Issuer's breach of a representation or warranty contained therein (a "Default Termination")), (C) 12 months after termination of the Acquisition Agreement by Grantee pursuant to a Default Termination,
(D) 12 months after termination of Acquisition Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event, (E) upon receipt of any order or notice of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the West Virginia Department of Banking denying approval of the Transaction, or (F) June 30, 1996 and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956 (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

               (b) As used herein, a "Purchase Event" means any of the following events:

                    (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended or publicly-proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries (other than transactions solely between Issuer's subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its subsidiaries (any of the foregoing an "Acquisition Transaction"); or

                    (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934
          Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

               (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                    (i)  any person (other than Grantee or any
          subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

                    (ii) the holders of Issuer Common Stock shall not have approved the Transaction at the meeting of such stockholders held for the purpose of voting on the Transaction, such meeting shall not have been held or shall have been canceled prior to termination of the Acquisition Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Acquisition Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

          As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

               (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

          4.   Payment and Delivery of Certificates.

               (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 12(f) hereof.

               (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre- emptive rights, and
(B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

               (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH __, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act.

          5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

               (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer.
This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.


               (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          6. Representations and Warrants of Grantee. Grantee hereby represents and warrants to Issuer that:

               (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

               (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          7.   Adjustment upon Changes in Capitalization, etc.

               (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase
Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common
Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

               (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Grantee shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Option would have the same election or similar rights as would the holder of the number of shares of Issuer Common Stock for which the Option is then exercisable).

               (c) Issuer shall not enter into any agreement of the type described in Section 7(b) unless the other party thereto commits to provide the funding required for Issuer to pay the Section 8 Repurchase Consideration to the extent required by Section 8 hereof.

          8.   Repurchase at the Option of Grantee.

               (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (i) the Option and (ii) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this
Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                    (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                    (ii) the excess, if any, of (x) the Applicable Price
          (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                    (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

               (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the
Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority or any lender of Issuer is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency or any such lender prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the repurchase should apply to the Option and or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

          Notwithstanding anything herein to the contrary, all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).


               (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonable acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

               (d)  As used herein, "Repurchase Event" shall occur if
(i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the 1934 Act) shall have been formed which shall have acquired actual ownership or control, of 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

          9.   Registration Rights.

               (a) Demand Registration Rights. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by Grantee (or if applicable, a Grantee Majority), as expeditiously as possible prepare and file a registration statement under the 1933 Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee in such request, including without limitation a "shelf" registration statement under Rule 415 under the 1933 Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

               (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the 1933 Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee (and any permitted transferee) of its intention to do so and, upon the written request of Grantee (or any such permitted transferee of Grantee) given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee (or such permitted transferee)), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; provided, further, however, that such election pursuant to (i) may only be made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Grantee and any other person (other than the Issuer) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each such holder bears to the total number of shares requested to be registered by all such holders then desiring to have Issuer Common Stock registered for sale.

               (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the 1933 Act pursuant to subparagraph (a) above:

                 (i) prior to the earliest of (A) termination of the Acquisition Agreement pursuant to the terms thereof, and (B) a Purchase Event or a Preliminary Purchase Event;

                (ii) on more than two occasions;

               (iii) more than once during any calendar year;

                (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the holder or holders of the Option Shares concerned were afforded the opportunity to register such shares under the 1933 Act and such shares were registered as requested; and

                 (v) unless a request therefor is made to Issuer by the holder or holders of at least 25% or more of the aggregate number of Option Shares then outstanding.

          In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

               (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, accounting expenses and printing expenses incurred by it) in connection with each registration pursuant to subparagraph (a) or (b) above and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares, fees and disbursements of counsel to the holders of Option Shares being registered and any other expenses incurred by such holders in connection with any such registration shall be borne by such holders.

               (e) Indemnification. In connection with any registration under subparagraph (a) or (b) above, Issuer hereby indemnifies the holder of the Option Shares, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the 1933 Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such holder of the Option Shares, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

          Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph
(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but, except to the extent of any actual prejudice to the indemnifying party, the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

          If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations.
The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided however, that in no case shall the holders of the Option Shares be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

          In connection with any registration pursuant to subparagraph
(a) or (b) above, Issuer and each holder of any Option Shares (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).


               (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the holder thereof in accordance with and to the extent permitted by any rule or regulation permitting non-registered sales of securities promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the holder of any Option Shares with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the 1933 Act or the 1934 Act, or required pursuant to any state securities laws or the rules of any stock exchange.

               (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Grantee harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

          10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

          11. Division of Option. Upon the occurrence of a Purchase Event or a Preliminary Purchase Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          12.  Miscellaneous.

               (a) Expenses. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

               (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

               (c) Entire Agreement: No Third-Party Beneficiary; Severability. This Agreement, together with the Acquisition Agreement and, when executed, the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

               (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of West Virginia without regard to any applicable conflicts of law rules.

               (e) Descriptive Heading. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:    First Merchants Bancorp, Inc.
                    Fourth Avenue and Washington Street
                    Montgomery, West Virginia  25136
                    Attention:  George F. Davis, Chairman
                                of the Board and President

with a copy to:     Deborah A. Sink
                    Bowles, Rue, McDavid, Graff and Love
                    16th Floor, Commerce Square
                    P. O. Box 1386
                    Charleston, West Virginia  25325-1386

If to Grantee to:   City Holding Company
                    3601 MacCorkle Avenue, SE
                    Charleston, West Virginia  25304
                    Attention:  Steven J. Day
                                President

with a copy to:     Lathan M. Ewers, Jr.
                    Hunton & Williams
                    951 East Byrd Street
                    Richmond, Virginia  23219

               (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

               (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit and be enforceable by the parties and their respective successors and assigns.

               (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

               (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                        FIRST MERCHANTS BANCORP, INC.


                                        By: /s/ George F. Davis
                                           Name:  George F. Davis
                                           Title: Chairman of Board and
                                                     CEO


                                        CITY HOLDING COMPANY


                                        By:/s/ Steven J. Day
                                           Name:  Steven J. Day
                                           Title: President

                                                                  ANNEX III

                              OPTION AGREEMENT


               This OPTION AGREEMENT, by and between City Holding Company, a West Virginia corporation ("Purchaser"), and the undersigned ("Seller"), recites and provides:

               A. Seller is the owner of the number of shares (the "Shares") of Common Stock of First Merchants Bancorp, Inc. ("FMB") set forth on the signature page.

               B. FMB owns all of the outstanding common stock of Merchants National Bank ("Merchants").

               C. Purchaser, FMB and Merchants are entering into an Agreement and Plan of Reorganization (the "Agreement") providing for the merger (the "Merger") of FMB into Purchaser.

               D. In connection with the Merger, Purchaser will undergo considerable expense in pursuing regulatory approvals and taking other necessary actions. Purchaser is unwilling to proceed unless it is assured it can purchase shares of FMB common stock owned by directors of FMB.

               E. Seller, a director of FMB, desires to facilitate Purchaser's acquisition of FMB and in connection therewith is willing to grant an option to Purchaser to acquire the Shares.

               NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt whereof is hereby acknowledged, Purchaser and Seller agree as follows:

               1. Grant of Option to Purchase. Seller hereby grants to Purchaser an irrevocable option (the "Option") to purchase the Shares at an exercise price of $45.60 cash per Share. Purchaser, at its election, may deliver shares of Purchaser's Common Stock in payment of the exercise price, or Seller may elect to receive the exercise price in the form of Purchaser's Common Stock. For purposes of determining the number of shares of Purchaser's Common Stock to be delivered in exchange for each share of FMB's Common Stock, the value of Purchaser's Common Stock shall be the average of the closing bid price for Purchaser's Common Stock as reported on NASDAQ or the 10 trading days prior to the day on which the Option is exercised.

               2. Exercise of Option. The Option may be exercised by Purchaser on or before such date which is the earlier of (y) the date on which Purchaser has received all regulatory approvals that are prerequisite to consummation of the Merger and all applicable waiting periods have expired, or (z) December 31, 1995 (the applicable period being hereinafter called the "Option Period"), but in neither case (y) or (z) unless an offer to acquire FMB has been received from a person other than Purchaser and FMB's directors in good faith determine such offer is materially better than Purchaser's offer from a financial point of view. On a date specified by Purchaser within 10 days following exercise of the option, Seller will deliver to Purchaser certificates representing the Shares against payment of the exercise price.

               3. Consideration for Grant of Option. In consideration of Seller's grant of the Option, Purchaser is entering into an Agreement and Plan of Reorganization and proceeding with the other actions necessary to consummate the Merger.

               4. Seller's Representations. Seller is the sole owner of and has the right to sell the Shares, and has full power to transfer the Shares, not subject to any restriction. The Shares are now and at all times during the Option Period will be free of all encumbrances and will not be disposed of except pursuant to the terms of this Option Agreement. Purchaser will receive good and marketable title to the Shares when delivered under this Agreement.

               5. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives and assigns. Seller agrees that Purchaser may not assign the Option without the prior consent of the Seller.

               6. Endorsement of Certificates. Upon execution of this Agreement, Seller shall place on the certificate or certificates for the Shares an endorsement that such certificates are subject to the terms of this Option Agreement.

               7. Exercise of Dissenting Shareholder's Rights; Voting of Shares. Seller warrants that it has not exercised any dissenting shareholder's rights with respect to the Shares. Seller shall refrain from exercising any dissenting shareholder's rights with respect to the Shares without the prior written consent of Purchaser. Seller agrees that if the Merger is submitted to the shareholders of FMB during the Option Period and prior to Purchaser's exercise of the Option, Seller will vote the Shares for the Merger. Seller further agrees that if any business combination other than the Merger is submitted to the shareholders of FMB during the Option Period and prior to exercise of the Option, Seller will vote the Shares against such business combination. During the Option Period, Seller is entitled to all voting rights as respects the Shares except as limited by this Section 7.

               8. Dividends, Distributions and Exchanges. Until exercise of the Option, Seller shall be entitled to any cash dividends declared on the Shares. In the event any stock dividend (or other non-cash distribution equivalent to a stock dividend) is declared and paid on the Shares during the Option Period, such stock dividend or distribution shall be subject to the terms and conditions of this Option Agreement and shall be delivered by Seller to Purchaser upon exercise of the Option for no additional consideration. If the Shares are exchanged for or converted into any other securities during the Option Period, such securities shall be subject to the terms and conditions of the Option Agreement and shall be delivered by Seller to Purchaser upon exercise of the Option for no additional consideration.

               9. Termination. This Option shall terminate upon the effectiveness of the Merger or termination of the Agreement prior to the occurrence of an event entitling Purchaser to exercise the Option pursuant to Section 2 hereof.

               WITNESS the following signatures as of the 14th day of March, 1995.

                                        CITY HOLDING COMPANY



                                        /s/ Steven J. Day

                                        Name:  Steven J. Day
                                        Title: President and Chief
                                                  Executive Officer



                                        SELLER



                                        ___________________________________


                                        Print Name:________________________


                                        Number of Shares:__________________

                                                                   ANNEX IV



               (SECTION MARK) 31-1-122.  RIGHT OF SHAREHOLDERS TO DISSENT.

               Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

               (a) Any plan of merger or consolidation to which the corporation is a party; or

               (b) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

               A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders. (1974, c. 13.)

 (SECTION MARK) 31-1-123.    RIGHTS OF DISSENTING SHAREHOLDERS; PROCEDURE
                             FOR PURCHASING OF DISSENTING SHAREHOLDERS'
                             SHARES; CIVIL ACTION FOR DETERMINING VALUE OF
                             SHARES; PROCEDURES FOR TRANSFERRING OF SUCH
                             SHARES TO CORPORATION AND PAYMENT THEREFOR.

               (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two [(section mark) 31-1-122] of this article, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporate action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.


               (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation, is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

               (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

               (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

               (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporate action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4(e)(2) of the West Virginia Rules of Civil Procedure. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraiser shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

               The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

               The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any party to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

               (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

               (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide. (1974, c. 13.)

                                                                    ANNEX V



                   BAXTER FENTRISS AND COMPANY (LOGO)
                         9100 ARBORETUM PARKWAY
                               SUITE 280
                        RICHMOND, VIRGINIA 23236
                   (804) 323-7540  FAX (804) 323-7457
                             March 14, 1995

The Board of Directors
First Merchants Bancorp, Inc.
P.O. Box 1109
Montgomery, West Virginia 25136

Dear Members of the Board:

First Merchants Bancorp, Montgomery, West Virginia ("FMB") and the City Holding Company, Charleston ("City") have entered into an Agreement providing for the acquisition of FMB by City ("Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Reorganization and Merger dated March 14, 1995.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of FMB will be converted into stock of City.

You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Acquisition are fair to the respective shareholders of FMB from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of FMB available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared FMB and City from a financial point of view to the other financial institutions; (b) considered the historical market price of the common stock of FMB and City; (c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Reorganization and related documents; and (e) made such other analyses and examinations as we deemed necessary. We have met with various senior officers of FMB and City to discuss the foregoing as well as other matters that may be relevant.

We have not conducted a due diligence review of City nor have we reviewed registration statements, proxy materials, regulatory applications or other documents which must be prepared prior to completion of any transaction.

We have not independently verified the financial and other information concerning FMB, or City or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of FMB and City as they exist and are known to us as of December 31, 1994.

It is understood that this opinion may be included in its entirety in any communication by FMB or the Board of Directors to the stockholders of FMB. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the terms of the Acquisition are fair to the shareholders of FMB from a financial point of view.

Very truly yours,


/s/ Baxter Fentriss and Company

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

            Item 20.  Indemnification of Officers and Directors

     Section 31-1-9 of the West Virginia Corporation Act provides in part that each West Virginia corporation shall have the power to indemnify any director, officer, employee or agent or former director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent other than an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. With respect to an action by or in the right of the corporation the director, officer, employee or agent or former director, officer, employee or agent may be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding against him by reason of being or having been such director, officer, employee or agent to be liable for negligence or misconduct in the performance of duty; and to make any other or further indemnity to any such persons that may be authorized by the articles of incorporation or any by-law made by the shareholders or any resolution adopted, before or after the event, by the shareholders. The By-laws of City Holding contain provisions pursuant to the foregoing section of the West Virginia Corporation Act indemnifying the directors, officers, employees and agents of City Holding in certain cases against expenses and liabilities under judgments and reimbursements of amounts paid in settlement.

     City Holding has purchased directors and officers' liability insurance policies. Within the limits of their coverage, the policies insure (l) the directors and officers of City Holding against certain losses, to the extent such losses are not indemnified by City Holding, and (2) City Holding, to the extent it indemnifies such directors and officers for losses as permitted under the laws of West Virginia.

Item 21.  Exhibits and Financial Statement Schedules

          (a)     Exhibits

          2 Agreement and Plan of Reorganization dated March 14, 1995, among City Holding, Merchants, and FMB (attached to the Joint Proxy Statement/Prospectus as Annex I)

          5       Opinion of Steptoe & Johnson

          8 Opinion of Hunton & Williams with respect to tax consequences of the Merger


                                    II-1







          23(a)   Consent of Ernst & Young LLP

          23(b)   Consent of Ernst & Young LLP

          23(c)   Consent of Steptoe & Johnson (included in Exhibit 5)

          23(d)   Consent of Hunton & Williams (included in Exhibit 8)

          23(e)   Consent of Persinger & Company, L.L.C.

          23(f)       Consent of Baxter Fentriss and Company

          24          Power of Attorney (included on page II-5)

          99(a)   Form of FMB Proxy

          99(b)   Form of City Holding Proxy

          (b)         Financial Statement Schedules -- None

          (c) Report, Opinion or Appraisal -- (attached to the Joint Proxy Statement/Prospectus as Annex IV

Item 22.  Undertakings

          (a)     The undersigned Registrant hereby undertakes as follows:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities


                                    II-2







                      at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered in which remain unsold at the termination of the offering.

                  4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain, or will be amended to contain, the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

                  5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant


                                    II-3







                      will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.














                                    II-4



                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on April 14, 1995.

                                        CITY HOLDING COMPANY


                                        By /s/ Steven J. Day

                                           Steven J. Day, President
                                           and Chief Executive Officer


                             POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 14, 1995. Each of the directors and/or officers of City Holding Company whose signature appears below hereby appoints Steven J. Day, Robert A. Henson and Lathan M. Ewers, Jr., and each of them generally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable City Holding Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


          Signature                          Title and Capacity


/s/ Steven J. Day                            President and Chief
  Steven J. Day                              Executive Officer; Director
                                             (Principal Executive Officer)

/s/ Robert A. Henson                         Chief Financial Officer (Principal
  Robert A. Henson                           Financial Officer and
                                             Principal Accounting Officer)



                                    II-5







/s/ Otis L. O'Connor                         Secretary; Director
  Otis L. O'Connor

/s/ Darrell K. Cales                         Director
Darrell K. Cales

/s/ Robert D. Fisher                         Director
Robert D. Fisher

/s/ Jack E. Fruth                            Director
Jack E. Fruth

/s/ Jay Goldman                              Director
Jay Goldman

/s/ Carlin K. Harmon                         Director
Carlin K. Harmon

/s/ C. Dallas Kayser                         Director
C. Dallas Kayser

/s/ Dale Nibert                              Director
Dale Nibert

/s/ Mark Schaul                              Director
Mark Schaul

/s/ Van R. Thorn                             Director
Van R. Thorn

                                    II-6


                               Exhibit Index



                  Exhibit


2         Agreement and Plan of Reorganization dated
          March 14, 1995, among City Holding, Merchants, and FMB (attached to the Joint Proxy Statement/
          Prospectus as Annex I)

5         Opinion of Steptoe & Johnson

8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

23(a)     Consent of Ernst & Young LLP

23(b)     Consent of Ernst & Young LLP

23(c)     Consent of Steptoe & Johnson (included in Exhibit 5)

23(d)     Consent of Hunton & Williams (included in Exhibit 8)

23(e)     Consent of Persinger & Company, L.L.C.

23(f)     Consent of Baxter Fentriss and Company

24        Power of Attorney (included on page II-5)

99(a)     Form of FMB Proxy

99(b)     Form of City Holding Proxy